    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2002


                                                      REGISTRATION NO. 333-99203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   KROLL INC.
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                   8748                                  31-1470817
      (State or Other Jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of Incorporation or Organization)           Classification Code Number)                  Identification No.)

                             ---------------------

                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 593-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                              MICHAEL G. CHERKASKY
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 593-1000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ---------------------

                                   COPIES TO:

                   SABRINA H. PEREL, ESQ.                                       STACY J. KANTER, ESQ.
             VICE PRESIDENT AND GENERAL COUNSEL                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         KROLL INC.                                               FOUR TIMES SQUARE
                      900 THIRD AVENUE                                         NEW YORK, NEW YORK 10036
                  NEW YORK, NEW YORK 10022                                          (212) 735-3000
                       (212) 593-1000
                           -AND-
                  PETER S. KOLEVZON, ESQ.
            KRAMER LEVIN NAFTALIS & FRANKEL LLP
                      919 THIRD AVENUE
                  NEW YORK, NEW YORK 10022
                       (212) 715-9100

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.
                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION. DATED OCTOBER 10, 2002.


                                5,500,000 Shares

                               [Kroll Inc. Logo]

                                  Common Stock

                            ------------------------

     Kroll Inc. is offering 5,500,000 shares of common stock.


     The common stock is quoted on the Nasdaq National Market under the symbol "KROL". The last reported sale price of the common stock on October 10, 2002 was $18.75 per share.


     See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of the common stock.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                Per Share        Total
                                                                ---------        -----
Initial price to public.....................................      $              $
Underwriting discount.......................................      $              $
Proceeds, before expenses, to Kroll.........................      $              $

     To the extent that the underwriters sell more than 5,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 825,000 shares from Kroll at the initial public offering price less the underwriting discount.

                            ------------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 2002.

GOLDMAN, SACHS & CO.
                        BEAR, STEARNS & CO. INC.
                                             CREDIT SUISSE FIRST BOSTON

                            ------------------------

                      Prospectus dated September   , 2002.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "plan," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                               PROSPECTUS SUMMARY

     You should read this entire prospectus, especially "Risk Factors" beginning on page 9, and the documents incorporated by reference before making an investment decision. Unless otherwise indicated, all data in this prospectus assume that the underwriters will not exercise the over-allotment option. As used herein, "Kroll", "we", and "us" refer to Kroll Inc. and its subsidiaries and "Zolfo Cooper" refers to Zolfo Cooper, LLC and Zolfo Cooper Holdings, Inc. and their respective subsidiaries.

                                   KROLL INC.

     Kroll is a leading global provider of complementary risk consulting services. We assist businesses, governments, and individuals throughout the world in preventing, mitigating, and responding to risk through an integrated suite of services. Our five business groups enable Kroll to provide our clients with comprehensive, single source, risk consulting services. These five business groups are:

          - CONSULTING SERVICES. Kroll provides independent consulting services free from the audit conflicts incurred by major accounting firms. These consulting services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, and intellectual property and infringement investigations.

          - CORPORATE ADVISORY AND RESTRUCTURING. Kroll acts both in an advisory capacity to, and as interim management of, financially troubled companies throughout North America and Europe, and advises all the various stakeholders involved in the reorganization process. In this context, Kroll provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services.

          - TECHNOLOGY SERVICES. Kroll provides electronic discovery, data recovery, and computer forensics services, along with related software solutions.

          - BACKGROUND SCREENING. Kroll provides pre-employment and security background screening, drug testing, and surveillance.

          - SECURITY SERVICES. Kroll provides security architecture and design, corporate security consulting and crisis management, emergency management, environmental services, and protective services operations and training.

     Founded in 1972, Kroll's predecessor, Kroll Associates (now a wholly-owned subsidiary of Kroll), was established to provide investigative services to the world's leading corporations to assist them in responding to risks created by white collar crime and physical threats. From 1997 to 2002, Kroll was transformed from being primarily a response company into a response, prevention, and solutions company. The path to this transformation was Kroll's effective integration of fill-out acquisitions that brought Kroll complementary services and helped build its current integrated risk consulting services offering.

     The events of 2001 and 2002, including the destruction of the World Trade Center and the collapse of Enron, Adelphia, and WorldCom, have redefined the world. In this environment, our clients are increasingly recognizing the need to be proactive rather than reactive, and they are relying upon Kroll's comprehensive and integrated risk prevention, mitigation, and response services to meet their need for risk consulting services. In a world demanding greater security, whether financial, cyber, or physical, Kroll's expertise, independence, and integrity have made Kroll "A Company for Today's World."

     Our clients include multinational corporations, leading law firms, major financial institutions, U.S. government agencies, foreign governments, and individuals. In the past two years, Kroll has performed work for the majority of corporations in the Fortune 50 and Fortune 500, and the substantial majority of the National Law Journal's top 250 U.S. law firms.

     We are consistently called upon to manage high profile, sensitive matters. Recent examples include:

     - Monitoring the reformation of the Los Angeles Police Department under its Department of Justice consent decree;

     - Acting as interim management, Chief Restructuring Officer, and acting Chief Executive Officer of Enron;

     - Managing the electronic discovery requirements for the review of the merger of two technology companies in one of the largest and most time sensitive antitrust compliance engagements to date;

     - Providing employee screening services for new hires of Ryder System; and

     - Conducting anti-terrorist and emergency response training for the approximately 10,500 employees of the New Jersey Transit Corporation.

COMPETITIVE STRENGTHS

     We believe that we benefit from the following competitive strengths:

     - Leading brand name;

     - Global infrastructure;

     - Diversified revenue sources;

     - Scalable, complementary product/service mix;


     - Long-term, diversified client relationships; and


     - Strong management team.

GROWTH STRATEGY

     We intend to pursue our growth strategy by capitalizing on our many inherent strengths. Specifically, we plan to:

     - Leverage our relationships, brand, and diversity of services;

     - Leverage our global infrastructure;

     - Promote and reinforce our position as the independent alternative to the "Big Four" auditing firms for consulting services;

     - Focus on our faster growing businesses; and

     - Make selective acquisitions.

                              RECENT DEVELOPMENTS

ZOLFO COOPER ACQUISITION

     On September 5, 2002, we acquired all of the equity interests of Zolfo Cooper (now Kroll Zolfo Cooper). Zolfo Cooper is a nationally recognized business advisory and interim management firm that has provided sophisticated expertise and in-depth knowledge to clients in many diverse industries over the last 20 years. Together with our pre-existing corporate restructuring business in the U.K. and Canada, Zolfo Cooper forms Kroll's Corporate Advisory and Restructuring Group. Zolfo Cooper has been involved, on an annual basis, in the restructuring and/or refinancing of billions of dollars worth of debt through both out-of-court and in-court proceedings. While Zolfo Cooper has experience in representing all the various stakeholders involved in a reorganization process, the vast majority of its engagements have involved representing the debtor. To a lesser extent, Zolfo Cooper has also represented institutional creditors or equity stakeholders. Some of Zolfo Cooper's more notable engagements include Enron, Federated Department Stores, Sunbeam, Laidlaw, Washington Group International, Polaroid, Morrison Knudsen, Pegasus Gold, NationsRent, and ICG Communications. In combination with Kroll's pre-existing U.K. and Canadian based restructuring group, Zolfo Cooper allows Kroll to offer a single cross-border solution for large-scale, complex, transatlantic bankruptcies and restructurings.

     At the closing, we paid $100 million in cash and, on January 15, 2003, we will issue 2.9 million shares of our common stock to the former owners of Zolfo Cooper. In addition, we will issue to them, as contingent consideration, 625,000 additional shares of our common stock per year if Zolfo Cooper achieves operating profit levels of $30 million, $31 million, $32 million, and $33 million in 2003, 2004, 2005, and 2006, respectively. To the extent Zolfo Cooper's operating profit exceeds the target operating profit level for a particular year, 50% of the excess, up to $5 million, may be credited to the following year's operating profit to determine if a contingent consideration payment should be made for that year. Alternatively, to the extent Zolfo Cooper's operating profit exceeds the target operating profit for a particular year, 100% of the excess may be credited to the previous year's operating profit to determine if a contingent payment should have been made for that previous year. All of the contingent consideration is payable in full if we undergo a change of control or if the employment of any one of the three former principal owners of Zolfo Cooper is terminated without "cause" or for "good reason" (as these terms are defined in their employment agreements). The three former principal owners of Zolfo Cooper also agreed, in connection with the sale of their business, to a five year non-compete, subject to certain conditions. We also granted options to purchase 600,000 shares of our common stock under our existing stock option plans to the professional staff of Zolfo Cooper. These options were granted at an exercise price equal to $18.37, the closing price of our common stock on September 5, 2002, and will vest over four years.

     In connection with the acquisition, the three former principal owners and other senior professionals of Zolfo Cooper entered into employment agreements to serve as executives of Kroll Zolfo Cooper following the acquisition. The employment agreements expire on December 31, 2006 and include customary non-compete and non-solicitation provisions that remain in effect during the terms of the employment agreements and for one year thereafter or two years thereafter in the case of the three former principal owners, unless the employee is terminated without "cause" or for "good reason," subject to certain conditions. We have also agreed to pay an entity controlled by the three former principal owners of Zolfo Cooper $2 million per year until December 31, 2006 for their business use of an airplane owned by that entity. To the extent the airplane is used in connection with a client engagement, we may be reimbursed by the client.

     We have also agreed to register for resale the shares of common stock issuable in the acquisition and to keep the registration effective until September 2005, subject to our right to block sales in accordance with customary block-out provisions contained in the registration rights agreement between us and the former owners of Zolfo Cooper. The former owners of Zolfo Cooper have agreed not to sell any shares they will receive in the acquisition until the earlier of 120 days after the pricing of this offering and May 31, 2003.

     The purchase agreement and the registration rights agreement relating to our acquisition of Zolfo Cooper are filed as exhibits to the registration statement on Form S-3 of which this prospectus forms a part.

6% CONVERTIBLE NOTES

     On September 5, 2002, we agreed with Palisade Concentrated Equity Partnership, L.P., the holder of two-thirds of our outstanding 6% Senior Secured Subordinated Convertible Notes, to amend certain agreements in respect of all of the 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the 6% convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% convertible notes. Furthermore, Palisade, the only noteholder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility described below.

     In connection with these amendments, we agreed that if the volume weighted average price of our common stock for the 15 trading days commencing on September 6, 2002 is less than $21.00 per share, we will pay to Palisade the difference between the volume weighted average price for the 15-day trading period and $21.00 for each of the shares of common stock into which their 6% convertible notes are convertible, up to the maximum of $2 million. This payment will be reduced by the amount Palisade receives in excess of $21.00 per share for each share it sells during the 15-day trading period. Palisade shall not be entitled to the payment if at any time during the 15-day trading period it sells (long or short) an aggregate of 1,000,000 or more shares of common stock. Palisade has also agreed to enter into a customary lock-up for the period commencing at the end of the 15-day trading period and expiring 90 days following the pricing of this offering.

     The Termination, Amendment and Consent Agreement evidencing the above agreements with Palisade is filed as an exhibit to the registration statement on Form S-3 of which this prospectus forms a part.

NEW CREDIT FACILITY

     In September 2002, we entered into a new $100 million credit facility, comprised of a $75 million term loan and a $25 million revolving credit facility. The term loan will be repaid with a portion of the proceeds of this offering. The revolving credit facility requires quarterly interest payments and a payment of all outstanding principal on the maturity date, September 5, 2005. The revolving credit facility interest rate is a premium over LIBOR, as adjusted for reserve requirements, that ranges from 125 basis points to 300 basis points or a premium over the prime rate that ranges from 62.5 basis points to 237.5 basis points, in each case, depending upon the rating of our secured debt and our leverage ratio and subject to adjustment in certain circumstances.

     The terms and conditions of our credit facility require us to comply with certain customary restrictive covenants. These covenants include maintaining certain ratios such as EBITDA to fixed charges and EBITDA to debt, as well as limiting our ability to make capital expenditures, incur additional indebtedness, create liens on our assets, sell the capital stock of our subsidiaries or other assets, make investments, engage in mergers and acquisitions, and change control of Kroll.

     Our revolving credit facility requires us to pay a fee equal to 0.375% per annum of our unused revolving credit facility. Our revolving credit facility is secured by a lien on substantially all of our assets and the assets of most of our domestic subsidiaries.

     The credit agreement and certain other related documents are filed as exhibits to the registration statement on Form S-3 of which this prospectus forms a part.

ONTRACK DATA INTERNATIONAL, INC. ACQUISITION

     On June 13, 2002, we completed the acquisition of Ontrack Data International, Inc. (now Kroll Ontrack Inc.), a leading data recovery and electronic discovery firm, which, along with our pre-existing computer forensics practice, forms our Technology Services Group. The transaction, which qualified as a tax-free reorganization for federal income tax purposes, was valued at approximately $154 million. Each share of outstanding Ontrack common stock was converted into 0.6447 of one share of our common stock. In addition, we assumed Ontrack's existing stock option plans. As a result of the merger, we have issued, as of September 23, 2002, approximately 7.2 million shares of our common stock, including approximately 344,000 shares that were issued upon the exercise of Ontrack options. We anticipate issuing up to an additional 700,000 shares of our common stock upon the future exercise of Ontrack options (see note 6 of the notes to the consolidated unaudited financial statements included elsewhere in this prospectus).

                             CORPORATE INFORMATION

     Our principal executive offices are located at 900 Third Avenue, New York, New York 10022, and our telephone number is (212) 593-1000. Our website is located at www.krollworldwide.com. The information on our website is not part of this prospectus.

                                  THE OFFERING

Common Stock offered..........   5,500,000 shares

Common Stock to be outstanding
  after this offering.........   36,121,554 shares(1)

Offering Price................   $     per share

Over-Allotment Option.........   Kroll has granted the underwriters a 30-day
                                 option from the date of this prospectus to purchase up to an additional 825,000 shares of common stock at the public offering price, less the underwriting discount, to cover any over-allotments. See "Underwriting."

Use of Proceeds...............   We will use approximately $75 million of the
                                 net proceeds from the sale of the common stock offered pursuant to this prospectus to repay the term loan outstanding under our credit facility and the balance of approximately $27 million for general corporate purposes. See
                                 "Use of Proceeds."

Nasdaq National Market
symbol........................   KROL
---------------

(1) We calculated the outstanding shares based on the number of shares outstanding as of September 23, 2002. The outstanding shares do not include:

     - 2,777,777 shares of common stock issuable upon conversion of our 6% convertible notes;


     - 2,500,000 shares of common stock issuable on January 15, 2003 to the former owners of Zolfo Cooper;


     - 590,433 shares of common stock issuable upon exercise of stock options outstanding under our 1996 stock option plan;

     - 1,172,044 shares of common stock issuable upon exercise of stock options outstanding under our 2000 stock option plan;

     - 13,332 shares of common stock issuable upon exercise of stock options outstanding under our 2001 stock option plan; and

     - 9,526 shares of common stock issuable upon the exercise of warrants.

                             SUMMARY FINANCIAL DATA

     The summary historical consolidated financial information for Kroll presented for each of the four years ended December 31, 2001 was derived from Kroll's audited consolidated financial statements. The summary historical consolidated financial information for Kroll presented for the year ended December 31, 1997 was derived from Kroll's unaudited consolidated financial statements. The summary historical financial data for Kroll presented as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 were derived from Kroll's unaudited consolidated financial statements. Operating results for the six months ended June 30, 2001 and 2002 are not necessarily indicative of the results that may be expected for a full year. This information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly, and other reports filed by Kroll with the SEC included or incorporated by reference herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The pro forma data for the year ended December 31, 2001 and, for the six months ended June 30, 2002, were prepared as though Zolfo Cooper had been acquired on January 1, 2001 and, for the six months ended June 30, 2002, and for the pro forma as adjusted consolidated balance sheet data as of June 30, 2002, as though this offering was completed on June 30, 2002. See "Unaudited Pro Forma Condensed Combining Financial Statements."

                                                                                                        SIX MONTHS
                                               YEAR ENDED DECEMBER 31,                                ENDED JUNE 30,
                           ---------------------------------------------------------------    ------------------------------
                                            KROLL HISTORICAL                                   KROLL HISTORICAL
                           ---------------------------------------------------   PRO FORMA    ------------------   PRO FORMA
                            1997       1998       1999       2000       2001      2001(1)      2001       2002      2002(1)
                            ----       ----       ----       ----       ----     ---------     ----       ----     ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales................  $92,147   $122,968   $187,845   $205,610   $207,877   $322,965     $99,360   $115,735   $173,926
Cost of sales............   56,517     69,511    104,366    123,791    125,052    163,472      58,206     63,199     82,183
                           -------   --------   --------   --------   --------   --------     -------   --------   --------
Gross profit.............   35,630     53,457     83,479     81,819     82,825    159,493      41,154     52,536     91,743
Operating income (loss)..    1,258      5,379        164    (10,906)    (4,688)    21,659      (1,414)    10,436     29,211
Other expense............   (1,766)      (281)    (2,473)    (2,413)    (4,301)    (3,769)     (2,103)    (1,702)    (2,396)
                           -------   --------   --------   --------   --------   --------     -------   --------   --------
Income (loss) from
  continuing operations
  before provision for
  (benefit from) income
  taxes..................     (508)     5,098     (2,309)   (13,319)    (8,989)    17,890      (3,517)     8,734     26,815
Provision for (benefit
  from) income taxes.....      483      1,374     (1,105)     2,377      2,402     13,586       1,234      2,882     10,005
                           -------   --------   --------   --------   --------   --------     -------   --------   --------
Income (loss) from
  continuing
  operations.............     (991)     3,724     (1,204)   (15,696)   (11,391)  $  4,304      (4,751)     5,852   $ 16,810
                                                                                 ========                          ========
Discontinued operations
  income (loss), net of
  tax....................    2,061      8,062       (718)   (18,248)    (9,652)                  (456)        70
Cumulative effect of
  change in accounting
  principle, net of
  tax(2).................     (360)        --         --         --         --                     --         --
Extraordinary item, net
  of tax.................       --         --         --         --       (344)                    --         --
                           -------   --------   --------   --------   --------                -------   --------
    Net income (loss)....  $   710   $ 11,786   $ (1,922)  $(33,944)  $(21,387)               $(5,207)  $  5,922
                           =======   ========   ========   ========   ========                =======   ========

                                                                                                        SIX MONTHS
                                               YEAR ENDED DECEMBER 31,                                ENDED JUNE 30,
                           ---------------------------------------------------------------    ------------------------------
                                            KROLL HISTORICAL                                   KROLL HISTORICAL
                           ---------------------------------------------------   PRO FORMA    ------------------   PRO FORMA
                            1997       1998       1999       2000       2001      2001(1)      2001       2002      2002(1)
                            ----       ----       ----       ----       ----     ---------     ----       ----     ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
EARNINGS (LOSS) PER SHARE
  DATA:
Basic income (loss) per
  share from continuing
  operations.............  $ (0.07)  $   0.19   $  (0.05)  $  (0.70)  $  (0.51)  $   0.11     $ (0.21)  $   0.25   $   0.43
Basic income (loss) per
  share before
  extraordinary item.....  $  0.05   $   0.61   $  (0.09)  $  (1.52)  $  (0.94)  $            $ (0.23)  $   0.25
Basic income (loss) per
  share from
  extraordinary item.....  $    --   $     --   $     --   $     --   $  (0.01)  $     --     $    --   $     --
Basic income (loss) per
  share..................  $  0.05   $   0.61   $  (0.09)  $  (1.52)  $  (0.95)  $            $ (0.23)  $   0.25
Basic weighted average
  shares outstanding.....   14,751     19,337     22,006     22,295     22,479     37,729(3)   22,417     23,675     38,925(3)
Diluted income (loss) per
  share from continuing
  operations.............  $ (0.07)  $   0.19   $  (0.05)  $  (0.70)  $  (0.51)  $   0.11     $ (0.21)  $   0.24   $   0.42
Diluted income (loss) per
  share before
  extraordinary item.....  $  0.05   $   0.59   $  (0.09)  $  (1.52)  $  (0.94)  $            $ (0.23)  $   0.24
Diluted income (loss) per
  share from
  extraordinary item.....  $    --   $     --   $     --   $     --   $  (0.01)  $            $    --   $     --
Diluted income (loss) per
  share..................  $  0.05   $   0.59   $  (0.09)  $  (1.52)  $  (0.95)  $            $ (0.23)  $   0.24
Diluted weighted average
  shares outstanding.....   15,560     19,908     22,006     22,295     22,479     38,120(3)   22,417     24,945     40,195(3)

                                                                            AS OF JUNE 30, 2002
                                                              ------------------------------------------------
                                                                                                  PRO FORMA AS
                                                              KROLL HISTORICAL    PRO FORMA(4)    ADJUSTED(3)
                                                              ----------------    ------------    ------------
                                                                           (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 42,185          $ 19,185        $ 46,185
Working capital.............................................      $ 91,000          $ 68,811        $ 95,811
Net property, plant and equipment...........................      $ 24,049          $ 24,748        $ 24,748
Total assets................................................      $328,045          $473,757        $500,757
Total debt, including current portion.......................      $ 21,185          $ 96,185        $ 21,185
Shareholders' equity........................................      $272,320          $332,872        $434,872

---------------

(1) Kroll, Ontrack, and Zolfo Cooper pro forma combined. See "Unaudited Pro Forma Condensed Combining Financial Statements."

(2) Kroll changed its method of accounting for costs incurred in connection with business process reengineering activities related to information technology transformation and expenses previously capitalized.

(3) Gives effect to the receipt of the estimated net proceeds of $102 million from the sale of 5.5 million shares of our common stock at an assumed price of $20.00 per share, after deducting the estimated underwriting discount and estimated offering expenses.

(4) Kroll and Zolfo Cooper pro forma combined. See "Unaudited Pro Forma Condensed Combining Financial Statements."

                                  RISK FACTORS

     If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus, and the additional information in our reports and other documents on file with the SEC that are incorporated herein by reference.

                         RISKS RELATED TO OUR BUSINESS

THE EXPECTED BENEFITS OF OUR RECENT ACQUISITIONS MAY NOT BE REALIZED

     We acquired Ontrack on June 13, 2002 and we acquired Zolfo Cooper on September 5, 2002. We cannot assure you that these two entities will be successfully combined into Kroll. If we cannot successfully integrate these operations, our business could be materially adversely affected. The acquisitions involve combining three companies that have previously operated separately into one unified company. The combining of Kroll with Ontrack and Zolfo Cooper involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combination of operations and systems, particularly sales and marketing organizations;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping existing clients and obtaining new clients, including potential conflicts of interest; and

     - challenges in attracting and retaining qualified personnel.

     Because of difficulties in combining operations, we may not be able to realize the revenue growth and other benefits that we hope to achieve from the acquisitions. In addition, we may be required to spend additional time or money on integration that would otherwise be spent on the development and expansion of our business and services.

WE MAY NOT BE ABLE TO DEVELOP OR MANAGE OUR INTERNAL GROWTH

     Growing our existing businesses may strain our management, human resources, and information systems. To manage our growth successfully, we must add managers and employees and periodically update our operating, financial, and other systems, procedures, and controls. In addition, issues relating to new acquisitions may divert our management's attention from existing operations. We also must effectively motivate, train, and manage a larger professional staff. If we fail to manage our growth effectively, our business could be materially adversely affected.

WE MAY NOT BE ABLE TO IMPLEMENT OUR ACQUISITION STRATEGY

     While we have experience in identifying and integrating acquisitions, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy, or complete acquisitions on satisfactory terms or at all. When companies are acquired, we may not be able to integrate or manage these businesses as discussed above in "The expected benefits of our recent acquisitions may not be realized" so as to produce returns that justify the investment.

     A number of our competitors have also adopted the strategy of expanding and diversifying through acquisitions. We experience competition, therefore, in our effort to execute our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

WE HAVE HAD OPERATING LOSSES IN THE LAST THREE YEARS

     For the three years ended December 31, 1999, 2000, and 2001, we reported net losses of approximately $1.9 million, $33.9 million, and $21.4 million, respectively. While we reported net income of $5.9 million for the six months ended June 30, 2002, there can be no assurance that we will be profitable in the future.

WE FACE A NUMBER OF RISKS IN CONNECTION WITH OUR ACQUISITION OF ZOLFO COOPER

     The business of Zolfo Cooper makes up a significant portion of our Corporate Advisory and Restructuring Group. This business has grown rapidly in the last several years. Zolfo Cooper reported revenues of $23.5 million, $37.7 million, and $59.2 million for the years ended December 31, 1999, 2000, and 2001, respectively, and revenues of $31.8 million for the six months ended June 30, 2002. In those same periods, it reported net income of $12.2 million, $17.1 million, $33.7 million, and $19.5 million, respectively. This growth is, in part, attributable to worsening economic conditions in the U.S., major financial failures due to poor management, and industry failures resulting in an increased number of large bankruptcies and restructurings that have occurred during this period. We may not be able to sustain this historical level of performance. If the demand for financial restructuring and turnaround services declines as a result of an improved economy or otherwise, our business may be materially adversely affected.

     Furthermore, our Corporate Advisory and Restructuring Group is highly dependent upon Stephen Cooper, Michael France, and Leonard LoBiondo, the three former principal owners of Zolfo Cooper, for the generation of new business as well as the retention of existing clients. The loss of their services could materially adversely affect our business.

     In addition, a significant portion of Zolfo Cooper's sales each year has historically been attributable to contingent fees and a relatively small number of clients, which vary from year to year. In 1999, 2000, and 2001, Zolfo Cooper earned contingent fees of $0.7 million, $3.3 million, and $8.6 million, respectively, equal to approximately 3.0%, 8.8%, and 14.5% of its revenues in those years. In the six months ended June 30, 2002, Zolfo Cooper earned contingent fees of $1.3 million, equal to approximately 3.9% of its revenues in that period. Contingent fees are negotiated on a case-by-case basis, are payable upon the successful completion of stipulated events, such as a successful restructuring, and are usually agreed upon in advance in a fixed amount that is related to the size and complexity of a project and not the amount of time spent on the project. Payment of contingent fees earned by Zolfo Cooper in connection with pending bankruptcy cases is also subject to bankruptcy court approval. To the extent we are unable to continue to earn contingent fees consistent with past levels due to competitive or other factors, our business may be materially adversely affected.

     Zolfo Cooper performed services for more than 50 clients in 1999, more than 90 clients in 2000, and more than 80 clients in 2001; however, in 1999, 2000, and 2001, 44.2%, 28.2%, and 24.1%, respectively, of Zolfo Cooper's revenue was derived from five clients. In one instance during the period from 1999 through 2001, a single client accounted for more than 10% of Zolfo Cooper's revenues for the applicable year. If we are unable to retain existing Corporate Advisory and Restructuring Group clients and replace them in future years with new clients, our business may be materially adversely affected.

     In order to expand our Corporate Advisory and Restructuring Group, it will be necessary to hire and retain competent, senior professional personnel. If we are unable to retain additional qualified professional personnel, we will not be able to significantly expand our business.

WE ARE HIGHLY DEPENDENT ON EXECUTIVE MANAGEMENT AND OTHER KEY EMPLOYEES

     We rely heavily on our executive management and key employees to provide our services and for continued business development, including, in particular, Jules B. Kroll and Michael G.

Cherkasky. Competition for these personnel is intense. Except as discussed above in "Prospectus Summary -- Recent Developments," we do not have non-compete agreements with many of our professional staff. This means that these professionals could resign to join one of our competitors with little advance notice. Our business could be materially adversely affected if a number of our executive managers, senior managers, or key employees were to leave and if we were unable to attract and retain qualified replacements.

OUR SUCCESS IS LARGELY DEPENDENT UPON OUR ABILITY TO HIRE AND RETAIN SKILLED PROFESSIONALS

     Competition for competent professionals, particularly for personnel with the specific skills necessary to perform the services that we offer, is intense and has caused wages to increase at a rate greater than the general rate of inflation. Our professionals have varied specialties and backgrounds in such fields as law, accounting, law enforcement, and engineering. A number of our professionals have highly specialized skills or advanced degrees and many have legal training and experience. We may not be successful in attracting, hiring, and retaining qualified people at favorable rates or at all. If we are unable to hire and retain skilled professionals, our business could be materially adversely affected.

OUR PROFESSIONAL REPUTATION IS CRITICAL TO OUR BUSINESS

     As a company in a client service business, we depend upon our reputation and the individual reputations of our senior professionals to obtain new client engagements. We obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes our reputation or the reputations of our senior professionals may make it more difficult for us to compete successfully for either new engagements or to retain existing clients and therefore could materially adversely affect our business.

COMPETITIVE CONDITIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     The markets in which we do, and intend to do, business are highly competitive with few barriers to entry. In most service areas in which we operate, there is at least one competitor that is significantly larger or more established than we are in the delivery of that particular service. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Securitas and its subsidiary Pinkerton Consulting & Investigations, Alvarez & Marsal, AlixPartners, Control Risks Group, Investigations Group, Crossroads, ChoicePoint, and Applied Discovery, provide services similar to some of our services. Some of these firms have indicated an interest in providing services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of ours. In addition, large multinational security services providers have indicated an interest in expanding their services to include value-added services such as some of the risk mitigation services we provide.

OUR BUSINESS VARIES FROM PERIOD TO PERIOD

     Our net sales and net income from year-to-year and period-to-period are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. The demand for our business investigations, market intelligence services, financial consulting services, and pre-employment screening services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions; clients tend to reduce their reliance on these services during periods when there is a decline in those activities. Our Corporate Advisory and Restructuring Group specializes in assisting companies that are financially distressed. This business is cyclical but counter to some of the other areas of our business. Because of the nature of our Corporate Advisory and Restructuring Group's practice, once we finish an engagement with a debtor client, we are unlikely to generate additional revenue from that client. A significant decline in revenue of the Corporate Advisory and Restructuring Group could have a material adverse effect on our business. In addition, our operating results are affected by specific market conditions, including, among other risk factors discussed in this section, increased competition, the mix of services sold among our services offering, our ability to control costs, and the demand for our services. The timing of future acquisitions and the cost of integrating them may cause fluctuations in our operating results as well.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING WHEN WE NEED IT OR OBTAIN IT ON ACCEPTABLE TERMS

     There can be no assurance that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements. We may also need additional capital in order to finance internal growth or pursue acquisitions. In addition, when final payment is due under our credit facility, we must repay any borrowings outstanding thereunder. To the extent that our cash flows are insufficient to repay these borrowings, we will need to refinance some or all of our borrowings or replace them with an alternate credit arrangement. We may not be able to refinance or replace our credit facility at the time it becomes due. In addition, the terms of any refinancing or alternate credit arrangement may restrict our financial and operating flexibility.

     We may also experience unexpected circumstances, including the occurrence of any of the risk factors discussed in this section, which may have a material adverse effect on our business. If we require additional capital, we may have to borrow funds under new credit facilities or issue equity, equity-related, or debt securities. We may decide to sell additional shares of common stock to obtain additional capital. If we sell more shares, the price of our stock may decline significantly and your ownership may be substantially diluted. We cannot assure you that additional financing will be available or, if it is, whether it will be on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business.

OUR BUSINESS DEPENDS ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

     We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions, and patent and copyright laws to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt by us to enforce our intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts, or might result in the loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

OUR BUSINESS OUTSIDE THE UNITED STATES EXPOSES US TO NUMEROUS RISKS THAT, SINGLY OR TOGETHER, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     In addition to our U.S. facilities, we have operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, Singapore, South Africa, Spain, Switzerland, and the U.K. We also offer our services in other countries and are seeking to increase our level of international business activity. Our international business exposes us to various risks. Currently, the most significant risks relate to regional economic downturns in Central and South America and in certain regions in Asia. Other risks of doing business outside the United States include exchange rate fluctuations, foreign currency restrictions, U.S. government-imposed prohibitions against offering services to specific countries, expropriation of assets, war, civil uprisings and riots, government instability, difficulties enforcing contracts under foreign legal systems, and unanticipated taxes, duties, or other governmental assessments. Any of these risks could result in a loss of business, significant unexpected write-offs of assets, or other unexpected costs that could have a material adverse effect on our business.

     In the past, we have occasionally had difficulty in collecting significant accounts receivable for our services, particularly when the obligor was located in a foreign country.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS THAT MAY LIMIT OUR LIQUIDITY AND CORPORATE ACTIVITIES

     Our credit facility imposes operating and financial restrictions, including restrictions that limit our ability to:

     - pay dividends;

     - incur additional indebtedness;

     - create liens on our assets;

     - sell the capital stock or other assets of our subsidiaries;

     - make investments;

     - engage in mergers and acquisitions;

     - make capital expenditures; and

     - change control of Kroll.

     These covenants could limit our operational flexibility and restrict our ability to raise additional funds, if necessary, to finance operations and to make principal and interest payments on our debt. In addition, failure to comply with these operational and financial covenants could result in an event of default under the terms of the credit facility that, if not cured or waived, could result in amounts borrowed under the credit facility becoming due and payable. The effect of these covenants, or our failure to comply with them, could materially adversely affect our business.

IF WE DEFAULT UNDER OUR CREDIT FACILITY, WE COULD FORFEIT OUR RIGHTS IN OUR
ASSETS

     We have pledged substantially all our assets and our domestic subsidiaries have pledged substantially all of their assets as security to the lenders under our credit facility. A default under the credit facility, if not waived or modified, would permit the lenders to foreclose on the collateral and we could lose our rights in the collateral, which could have a material adverse effect on our business.

OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS AND LICENSING REQUIREMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We are subject to various federal, state, local, and foreign laws and regulations. A number of our subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. We also use some data from outside sources, including data from third party vendors and various government and public records services, in performing our services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which we obtain information and conduct our operations, including our access to data used in our business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with our method of operations and access to data and, as a result, materially adversely affect our business.

     Additionally, the laboratory of our drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If our subsidiary's certification were suspended or lost, we would not be eligible to perform testing for certain clients requiring this certification, which could materially adversely affect the drug testing services aspect of our business.

WE MAY BE SUBJECT TO POTENTIALLY SIGNIFICANT LIABILITY CLAIMS

     The nature of our business exposes us to liability claims in instances in which our clients suffer losses in spite of our efforts to mitigate their risks. We maintain professional liability insurance with a policy aggregate limit of $15 million, including loss and claim expense. If one or more successful claims substantially exceeded our coverage limits, it could have a material adverse effect on our business.

     We have been served with a CDN$40 million lawsuit in connection with a negligence claim. See "Business -- Legal Proceedings." Our insurance coverage with respect to this lawsuit is limited to CDN$15 million. Should this claim succeed, it would exceed this coverage limit and, if large enough (either alone or in combination with other claims), could have a material adverse effect on our business. Also, in the ordinary course of our business, we are subject to claims of third parties, other than clients, alleging trespass, invasion of privacy, negligence, and other tortious conduct by our investigators, consultants, professionals, and other personnel, which are not covered by insurance. Although we endeavor to minimize the risk of these claims, a substantial successful claim could have a material adverse effect on our business.

OUR BUSINESS IS SUBJECT TO TECHNOLOGICAL CHANGE

     We regularly develop solutions for our clients by using information technology, electronic document management techniques, the Internet, and other state-of-the-art technologies. Many of these technologies have only recently emerged, will rapidly change, and may become obsolete as new technologies appear. Our future success will depend upon the ability of our professionals to remain current with the rapid changes in the technologies we use in our business, to learn quickly to use new technologies as they emerge, and to develop new technology-based solutions as appropriate. If our professionals fail to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. Industry standards are constantly evolving and there may be changes in our clients' or prospective clients' preferences for technology solutions. If we cannot adapt to these changes, our business may be materially adversely affected.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS PROVIDE FOR THE INDEMNIFICATION AND EXCULPATION OF OUR DIRECTORS AND OFFICERS

     Our certificate of incorporation and by-laws provide for indemnification of our directors and officers and, in addition, provide that a director of Kroll will not be personally liable to Kroll or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director will remain liable for any breach of the director's duty of loyalty to Kroll or its stockholders, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derived any improper personal benefit. In addition, pursuant to our certificate of incorporation and
Section 174 of the Delaware General Corporation Law, a director will remain liable for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

WE DO NOT INTEND TO PAY DIVIDENDS

     We intend to retain future earnings, if any, that may be generated from our operations to help finance the growth and development of our business, and we do not plan to pay dividends to our stockholders for the foreseeable future. Furthermore, we are prohibited from paying cash dividends by the terms of our credit facility.

JULES B. KROLL HAS SIGNIFICANT INFLUENCE OVER OUR MANAGEMENT AND DIRECTION

     Mr. Kroll currently owns approximately 9.41% of the outstanding shares of our common stock and is the Executive Chairman of the board of directors of Kroll. Therefore, Mr. Kroll has significant influence over our management and direction, including the election of directors, appointment of management, and approval of actions requiring the approval of stockholders.

DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION, BY-LAWS, AND DEBT INSTRUMENTS CONTAIN PROVISIONS THAT COULD DETER ACQUISITION BY A THIRD PARTY

     Provisions contained in Delaware law, our certificate of incorporation, our by-laws, and our debt instruments could make it difficult for a third party to acquire us. Our certificate of incorporation provides our board of directors with the authority to issue preferred stock without the approval of stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control, may adversely affect the voting and other rights of the holders of our capital stock, and may discourage, delay, or prevent a takeover attempt that a stockholder might consider in its best interest. Our certificate of incorporation and by-laws contain the following provisions that may have anti-takeover effects and may discourage, delay, or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include:

     - the requirement that there be three classes of directors and that their terms be staggered;

     - the requirement that a stockholder comply with specified procedures, including advance written notice before bringing matters, including the nomination of directors, before a stockholders' meeting;

     - the specific denial of stockholders' ability to take action by written consent; and

     - the restriction of the right to call special meetings to only the Executive Chairman of the board, the Chief Executive Officer, or the board of directors pursuant to a board resolution.

     In addition, a change in control would be an event of default under our credit facility and 6% convertible notes. These events would add to the cost of acquisition, which could deter a third party from acquiring us. See "Certain Charter and By-Law Provisions."

OUR DRUG TESTING SERVICES ARE PERFORMED AT ONE LOCATION

     Our drug testing services are performed at our laboratory facility located in Gretna, Louisiana. Should we be unable to use this facility for any reason, we may be unable to provide drug testing services which could materially adversely affect our business.

                         RISKS RELATED TO THE OFFERING

FUTURE SALES OF OUR COMMON STOCK COULD LOWER THE STOCK PRICE

     We may, in the future, sell additional shares of our common stock in public offerings. We may also issue additional shares of our common stock for future acquisitions, including acquisitions larger than those we have done in the past. Additionally, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options and upon conversion of our 6% convertible notes. The anti-dilution provisions of these notes could result in additional shares of our common stock being issued. In addition, if certain positive performance conditions are met, we are required to issue additional shares of our common stock to the former shareholders of Zolfo Cooper.

     We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances of our common stock will have on the market price of our common stock. The issuance of substantial amounts of our common stock (including shares issued in connection with an acquisition or upon the exercise of stock options or the conversion of the 6% convertible notes), or the perception that such sales could occur, may materially adversely affect prevailing market prices for our common stock.

FUTURE SALES OF OUR STOCK BY INVESTORS, DIRECTORS, AND EXECUTIVE OFFICERS MAY CAUSE OUR STOCK PRICE TO DECLINE

     Upon completion of this offering, we will have 36,121,554 shares of common stock outstanding. Our directors and executive officers will own 3,674,025 of these shares. An additional 2,777,777 shares of our common stock are issuable to the holders of our 6% convertible notes upon conversion of such notes. These stockholders will be free to sell those shares subject to volume limitations of Rule 144 under the Securities Act and the 90-day lock-up agreements that these investors will enter into with the underwriters. In addition, in connection with our acquisition of Zolfo Cooper, we granted registration rights to Stephen Cooper, Michael France and Leonard LoBiondo, the three former principal owners of Zolfo Cooper, for the resale of up to approximately 5,400,000 shares of our common stock to be delivered to these three individuals, which includes 2.9 million shares to be delivered on January 15, 2003 and up to 2.5 million shares to be delivered over four years pursuant to certain earn out provisions contained in the purchase agreement. We have agreed to use our reasonable best efforts to register these shares on or before January 15, 2003 and to file a registration statement for these shares with the SEC no later than November 15, 2002. We cannot predict when these individuals may sell their shares or in what volumes. However, the market price of our common stock could decline significantly if these individuals sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE

     The market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - sales of our common stock by stockholders because our business profile no longer fits their investment objectives;

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies;

     - developments and publicity regarding our industry; and

     - general economic conditions.

     In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could magnify the effect of any fluctuations that do relate to our operating results.

RECENT EVENTS MAY LIMIT ANY EFFECTIVE REMEDY AGAINST ARTHUR ANDERSEN LLP IN CONNECTION WITH A MATERIAL MISSTATEMENT OR OMISSION IN OUR DECEMBER 31, 2000 FINANCIAL STATEMENTS

     Arthur Andersen LLP, which audited our financial statements as of December 31, 2000 and for each of the two years then ended included and incorporated by reference in this prospectus, was convicted on June 15, 2002 of federal obstruction of justice arising from the government's investigation of Enron. Thereafter, Arthur Andersen announced that as of August 31, 2002, it had voluntarily relinquished, or consented to the revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators.

     As a result, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in the registration statement of which this prospectus is a part as having certified our consolidated financial statements that are included and incorporated by reference in this prospectus. Since we have not been able to obtain the written consent of Arthur Andersen, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. Therefore, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in these financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                           OF KROLL AND ZOLFO COOPER

     The selected historical consolidated financial information for Kroll presented as of December 31, 1999, 2000, and 2001 and for each of the four years ended December 31, 2001 was derived from Kroll's audited consolidated financial statements. The selected historical consolidated financial information for Kroll presented as of December 31, 1997 and 1998 and for the year ended December 31, 1997 was derived from Kroll's unaudited consolidated financial statements. The selected historical financial data for Kroll presented as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 were derived from Kroll's unaudited consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the six months ended June 30, 2002 are not necessarily indications of the results to be expected for the full year ending December 31, 2002.

     The selected historical financial data of Zolfo Cooper presented as of December 31, 2000 and 2001 and for the three years ended December 31, 2001 were derived from Zolfo Cooper's audited financial statements. The selected historical financial data of Zolfo Cooper presented as of December 31, 1997, 1998, and 1999 and for the years ended December 31, 1997 and 1998 were derived from Zolfo Cooper's unaudited financial statements. The selected historical financial data for Zolfo Cooper presented as of June 30, 2002 and for the six months ended June 30, 2001, and 2002 were derived from Zolfo Cooper's unaudited consolidated financial statements.

     This information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly, and other reports filed by Kroll with the SEC included or incorporated by reference herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KROLL

                                                                                               SIX MONTHS
                                                                                                 ENDED
                                                   YEAR ENDED DECEMBER 31,                      JUNE 30,
                                     ---------------------------------------------------   ------------------
                                      1997       1998       1999       2000       2001      2001       2002
                                      ----       ----       ----       ----       ----      ----       ----
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total net sales..................  $92,147   $122,968   $187,845   $205,610   $207,877   $99,360   $115,735
  Cost of sales....................   56,517     69,511    104,366    123,791    125,052    58,206     63,199
                                     -------   --------   --------   --------   --------   -------   --------
  Gross profit.....................   35,630     53,457     83,479     81,819     82,825    41,154     52,536
  Operating income (loss) before
    non-recurring expenses.........  $ 5,531   $ 11,106   $  9,867   $ (3,863)  $  1,023   $ 1,576   $ 10,436
  Total non-recurring operating
    costs..........................    4,273      5,727      9,703      7,043      5,711     2,990         --
                                     -------   --------   --------   --------   --------   -------   --------
  Operating income (loss)..........    1,258      5,379        164    (10,906)    (4,688)   (1,414)    10,436
  Total other expense..............   (1,766)      (281)    (2,473)    (2,413)    (4,301)   (2,103)    (1,702)
                                     -------   --------   --------   --------   --------   -------   --------
    Income (loss) from continuing
      operations before provision
      for (benefit from) income
      taxes........................     (508)     5,098     (2,309)   (13,319)    (8,989)   (3,517)     8,734
Provision for (benefit from) income
  taxes............................      483      1,374     (1,105)     2,377      2,402     1,234      2,882
                                     -------   --------   --------   --------   --------   -------   --------
    Income (loss) from continuing
      operations...................  $  (991)  $  3,724   $ (1,204)  $(15,696)  $(11,391)  $(4,751)  $  5,852
                                     =======   ========   ========   ========   ========   =======   ========

                                                                                               SIX MONTHS
                                                                                                 ENDED
                                                   YEAR ENDED DECEMBER 31,                      JUNE 30,
                                     ---------------------------------------------------   ------------------
                                      1997       1998       1999       2000       2001      2001       2002
                                      ----       ----       ----       ----       ----      ----       ----
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
EARNINGS (LOSS) PER SHARE DATA:
Basic income (loss) per share from
  continuing operations............  $ (0.07)  $   0.19   $  (0.05)  $  (0.70)  $  (0.51)  $ (0.21)  $   0.25
Basic weighted average shares
  outstanding......................   14,751     19,337     22,006     22,295     22,479    22,417     23,675
Diluted income (loss) per share
  from continuing operations.......  $ (0.07)  $   0.19   $  (0.05)  $  (0.70)  $  (0.51)  $ (0.21)  $   0.24
Diluted weighted average shares
  outstanding......................   15,560     19,908     22,006     22,295     22,479    22,417     24,945

                                                        AS OF DECEMBER 31,                     AS OF
                                        ---------------------------------------------------   JUNE 30,
                                         1997       1998       1999       2000       2001       2002
                                         ----       ----       ----       ----       ----     --------
                                                            (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............  $ 9,321   $ 11,774   $  9,793   $  6,277   $ 11,485   $ 42,185
Working capital.......................  $38,329   $ 84,890   $ 62,042   $ 25,714   $ 43,914   $ 91,000
Net property, plant and equipment.....  $ 7,772   $ 11,420   $ 21,778   $ 20,272   $ 16,067   $ 24,049
Total assets..........................  $97,236   $205,546   $257,753   $227,406   $169,786   $328,045
Total debt, including current
  portion.............................  $31,734   $ 32,439   $ 63,485   $ 75,350   $ 21,958   $ 21,185
Shareholders' equity..................  $42,861   $144,496   $155,868   $116,421   $111,133   $272,320

          SELECTED COMBINED HISTORICAL FINANCIAL DATA OF ZOLFO COOPER

                                                                                            SIX MONTHS
                                                                                               ENDED
                                                   YEAR ENDED DECEMBER 31,                   JUNE 30,
                                       -----------------------------------------------   -----------------
                                        1997      1998      1999      2000      2001      2001      2002
                                        ----      ----      ----      ----      ----      ----      ----
                                                             (DOLLARS IN THOUSANDS)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Net sales............................  $12,570   $14,757   $23,467   $37,672   $59,241   $29,899   $31,794
Cost of services.....................    2,913     3,886     7,278    14,458    17,560     6,823     9,899
                                       -------   -------   -------   -------   -------   -------   -------
Gross profit.........................    9,657    10,871    16,189    23,214    41,681    23,076    21,895
Operating income.....................    6,613     7,494    12,835    17,996    34,835    20,662    19,863
Other expense........................     (382)     (321)     (350)     (320)     (646)     (288)     (209)
                                       -------   -------   -------   -------   -------   -------   -------
Income from continuing operations
  before provision for income
  taxes..............................    6,231     7,173    12,485    17,676    34,189    20,374    19,654
Provision for income taxes...........       77       179       266       572       491       248       200
                                       -------   -------   -------   -------   -------   -------   -------
Net income...........................  $ 6,154   $ 6,994   $12,219   $17,104   $33,698   $20,126   $19,454
                                       =======   =======   =======   =======   =======   =======   =======

                                                          AS OF DECEMBER 31,                  AS OF
                                             ---------------------------------------------   JUNE 30,
                                              1997     1998     1999      2000      2001       2002
                                              ----     ----     ----      ----      ----     --------
                                                              (DOLLARS IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents.................   $2,212   $2,637   $ 3,152   $ 2,727   $ 7,640   $ 3,531
Working capital...........................   $4,568   $7,082   $ 8,030   $ 8,205   $14,807   $17,476
Net property, plant and equipment.........   $   61   $   44   $    52   $   110   $ 6,138   $ 5,447
Total assets..............................   $7,002   $8,368   $10,903   $13,109   $30,203   $28,673
Total debt, including current portion.....   $   --   $   --   $    --   $    --   $    --   $11,625(1)
Members' and shareholders' equity.........   $5,742   $6,584   $ 9,063   $ 8,383   $21,079   $11,420

---------------
(1)  Revolving loan agreements expiring on June 30, 2004.

                                USE OF PROCEEDS

     We will receive approximately $102 million in net proceeds from the sale of 5,500,000 shares of our common stock in this offering, after deducting the underwriting discount and estimated expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $118 million.

     We will use approximately $75 million of net proceeds to repay the term loan under our credit facility. The term loan under our credit facility, which was used to finance a portion of the purchase price of our acquisition of all the equity of Zolfo Cooper, bears interest at LIBOR plus 350 basis points per annum and matures on September 5, 2005. The balance of the net proceeds of this offering, approximately $27 million, will be used for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the Nasdaq National Market under the symbol "KROL". The following table sets forth, for the periods indicated, the high and low sales prices for the common stock, as reported on the Nasdaq National Market.


                                                               HIGH     LOW
                                                               ----     ---
2000:
  First quarter.............................................  $17.00   $10.50
  Second quarter............................................   12.13     4.38
  Third quarter.............................................    7.00     4.75
  Fourth quarter............................................    6.88     4.94
2001:
  First quarter.............................................  $ 6.50   $ 4.91
  Second quarter............................................    9.69     4.97
  Third quarter.............................................   12.45     7.00
  Fourth quarter............................................   18.00    10.25
2002:
  First quarter.............................................  $19.24   $15.11
  Second quarter............................................   24.34    14.19
  Third quarter (through October 10)........................   25.00    17.00



     On October 10, 2002, the last reported sale price of our common stock as reported on the Nasdaq National Market was $18.75. As of September 23, 2002, there were 181 holders of record of our common stock.


                                DIVIDEND POLICY

     We anticipate that any future earnings will be retained to finance our operations and for the growth and development of our business. Accordingly, we do not anticipate paying dividends on our shares of common stock for the foreseeable future. The payment of any future dividends will be subject to the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, including our credit facility, legal restrictions on the payment of dividends, and other factors our board of directors deems relevant.

                                 CAPITALIZATION

     The following table summarizes our cash and cash equivalents and our capitalization as of June 30, 2002 on an actual basis, as adjusted to give effect to the acquisition of Zolfo Cooper, including the credit facility entered into on September 5, 2002, and as further adjusted to give effect to the completion of this offering, including the repayment of the term loan with a portion of the proceeds of this offering. See "Prospectus Summary -- Recent Developments." You should read this table together with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Kroll and the related notes set forth elsewhere in this prospectus, the combined financial statements of Zolfo Cooper and the related notes set forth elsewhere in this prospectus, and the unaudited pro forma condensed combining financial statements set forth elsewhere in this prospectus.

                                                                  AS OF JUNE 30, 2002
                                                        ---------------------------------------
                                                                     PRO FORMA     PRO FORMA AS
                                                         ACTUAL     COMBINED(1)    ADJUSTED(2)
                                                         ------     -----------    ------------
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................  $ 42,185     $ 19,185        $ 46,185
                                                        ========     ========        ========
Debt:
  Revolving lines of credit...........................  $  1,518     $  1,518        $  1,518
  6% Convertible Notes, net of unamortized discount of
    $10,438...........................................    19,562       19,562          19,562
  Long-term debt......................................        --       75,000              --
                                                        --------     --------        --------
  Total debt..........................................    21,080       96,080          21,080
                                                        --------     --------        --------
Shareholders' Equity
  Preferred stock, $.01 par value per share, 1,000,000
    shares authorized, no shares issued and
    outstanding on an actual, pro forma and pro forma
    as adjusted basis(3)
  Common stock, $.01 par value per share, 50,000,000
    shares authorized on an actual, pro forma and pro
    forma as adjusted basis, 30,339,777, 30,339,777
    and 35,839,777 shares issued and outstanding on an
    actual, pro forma and pro forma as adjusted
    basis(3)(4).......................................       303          303             358
  Common shares to be issued for acquisition(5).......        --       60,552          60,552
  Additional paid-in capital..........................   338,416      338,416         440,361
  Accumulated deficit.................................   (62,048)     (62,048)        (62,048)
  Accumulated other comprehensive loss................    (4,351)      (4,351)         (4,351)
                                                        --------     --------        --------
  Total shareholders' equity..........................   272,320      332,872         434,872
                                                        --------     --------        --------
Total capitalization..................................  $293,400     $428,952        $455,952
                                                        ========     ========        ========

---------------
(1) Gives effect to the consummation of the acquisition of Zolfo Cooper as of June 30, 2002.
(2) Gives effect of the receipt of the estimated net proceeds of $102 million from the sale of 5.5 million shares of common stock at an assumed price of $20.00 per share, after deducting the estimated underwriting discount and estimated offering expenses.
(3) On July 2, 2002, Kroll increased its authorized preferred stock to 5 million shares and its authorized common stock to 100 million shares.
(4) Excludes (i) 597,433 shares of common stock issuable upon exercise of stock options outstanding under our 1996 stock option plan with a weighted average exercise price of $19.72 per share at June 30, 2002, (ii) 1,445,764 shares of common stock issuable upon exercise of stock options outstanding under our 2000 stock option plan with a weighted average exercise price of $9.76 per share at June 30, 2002; and (iii) 9,526 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $25.17 per share at June 30, 2002.
(5) Represents the future issuance of 2.9 million shares of common stock for the acquisition of Zolfo Cooper at an average stock price for pro forma valuation purposes of $20.88. The shares will be issued on January 15, 2003.

                                    DILUTION

     Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value of our common stock. Our net tangible book value as of June 30, 2002 was approximately $100.2 million, or $3.30 per share of common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of shares of our common stock offered by us in this offering. Assuming a public offering price of $20.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our net tangible book value as of June 30, 2002 would have been approximately $202.2 million, or $5.64 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.34 per share and an immediate dilution to purchasers in this offering of $14.36 per share. The following table illustrates this per share dilution:

  Assumed offering price....................................          $20.00
     Pro forma net tangible book value per share prior to
      this offering(1)......................................  $3.30
     Increase per share attributable to this offering.......   2.34
                                                              -----
  Adjusted pro forma net tangible book value per share after
     this offering..........................................            5.64
                                                                      ------
  Dilution in net tangible book value per share to
     purchasers(2)..........................................          $14.36
                                                                      ======

---------------
(1) Intangible assets as of June 30, 2002 were $172.1 million, or $5.67 per share.

(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to this offering from the public offering price per share paid by a new investor.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combining financial statements give pro forma effect to the purchase of Zolfo Cooper, the completed merger with Ontrack and this offering, and the assumptions and adjustments as set forth in the accompanying notes to the pro forma condensed combining financial statements. This presentation assumes the issuance of 2,900,000 shares of our common stock in connection with the Zolfo Cooper transaction, the issuance of 6,850,360 shares for the Ontrack merger, and the issuance of 5,500,000 shares in this offering. The stock issued for the Zolfo Cooper transaction is valued using the average stock price of Kroll for the two days before and two days after June 30, 2002. This results in an average stock price of $20.88. The Ontrack stock is valued based on the final calculations upon the merger's consummation on June 13, 2002.

     The Zolfo Cooper purchase price has been allocated based on preliminary estimates of the fair market value of the acquired assets and liabilities. See
Note 1 to the Notes to Unaudited Pro Forma Condensed Combining Financial Statements. The pro forma adjustments are subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

     In connection with the Zolfo Cooper transaction, Kroll incurred $75,000,000 of long-term debt with an estimated interest rate of 6%. Kroll intends to use $75,000,000 of the net proceeds of this offering to repay the long-term debt.

PERIODS COVERED

     The unaudited pro forma condensed combining balance sheet as of June 30, 2002 is based on the individual historical balance sheets of Kroll and Zolfo Cooper and gives effect to the acquisition as if it had occurred on June 30, 2002. The unaudited pro forma condensed combining statements of operations for the year ended December 31, 2001 are based on the individual historical statements of operations of Kroll, Ontrack, and Zolfo Cooper and combines their results of operations for the year ended December 31, 2001 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001. The unaudited pro forma condensed combining statements of operations for the six months ended June 30, 2002 are based on the individual historical statements of operations of Kroll and Zolfo Cooper for the six months ended June 30, 2002 and for Ontrack for the period January 1, 2002 to June 13, 2002, and combines their results for the six months ended June 30, 2002 as if the Ontrack merger and the Zolfo Cooper acquisition had occurred as of January 1, 2001.

     The unaudited pro forma condensed combining financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of Ontrack and Zolfo Cooper had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the results of future operations. The pro forma condensed combining financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Kroll's, Ontrack's, or Zolfo Cooper's businesses. Costs related to restructuring and integration have not yet been determined.

     This unaudited pro forma condensed combining financial information is based upon the respective historical consolidated financial statements of Kroll, Ontrack, and Zolfo Cooper and related notes set forth elsewhere in this prospectus and should be read in conjunction with those statements and the related notes.

       KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA      PRO FORMA                  ADJUSTMENTS
                                                                        ADJUSTMENTS     COMBINED                    FOR ZOLFO
                                             KROLL         ONTRACK      FOR ONTRACK     KROLL AND   ZOLFO COOPER     COOPER
                                          (HISTORICAL)   (HISTORICAL)   ACQUISITION      ONTRACK    (HISTORICAL)   ACQUISITION
                                          ------------   ------------   -----------     ---------   ------------   -----------
Net sales...............................  $   207,877      $55,847                      $263,724    $    59,241
Cost of sales...........................      125,052       16,060                       141,112         17,560    $    4,800(c)
                                          -----------      -------                      --------    -----------    ----------
       Gross profit.....................       82,825       39,787                       122,612         41,681        (4,800)
                                          -----------      -------                      --------    -----------
Operating expenses
 Sales and marketing....................       18,724       16,249                        34,973            150
 General and administrative.............       63,078       13,309      $     1,625(a)    78,012          5,796         1,000(d)
 Research and development...............           --       10,442                        10,442
 Depreciation and amortization
   expenses.............................                                                                    370
 Impairment of fixed assets.............                                                                    530
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating expenses before non-
         recurring expenses.............       81,802       40,000            1,625      123,427          6,846         1,000
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss) before
         non-recurring expenses.........        1,023         (213)          (1,625)        (815)        34,835        (5,800)
 Non-recurring operating expenses.......        5,711          850                         6,561
                                          -----------      -------      -----------     --------    -----------    ----------
       Operating income (loss)..........       (4,688)      (1,063)          (1,625)      (7,376)        34,835        (5,800)
 Interest income (expense), net.........       (4,248)       1,178                        (3,070)          (753)       (4,500)(e)
 Other income (expense).................          (53)          --                           (53)           107
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....       (8,989)         115           (1,625)     (10,499)        34,189       (10,300)
 Provision for (benefit from) income
   taxes................................        2,402                          (536)(a)    1,866            491        (1,815)(e)
                                                                                                                       13,479(f)
                                                                                                                       (1,920)(c)
                                          -----------      -------      -----------     --------    -----------    ----------
       Income (loss) from continuing
         operations.....................  $   (11,391)     $   115      $    (1,089)    $(12,365)   $    33,698    $  (20,044)
                                          ===========      =======      ===========     ========    ===========    ==========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................  $     (0.51)
                                          ===========
 Weighted average shares
   outstanding -- basic.................   22,478,587                     6,850,360(b)                              2,900,000(g)
                                          ===========                   ===========                                ==========
 Weighted average shares
   outstanding -- diluted...............   22,478,587                     6,850,360(b)                              2,900,000(g)
                                          ===========                   ===========                                ==========


                                             PRO FORMA       PRO FORMA
                                              COMBINED       EFFECTS OF     PRO FORMA
                                           KROLL, ONTRACK       THE         COMBINED
                                          AND ZOLFO COOPER    OFFERING     AS ADJUSTED
                                          ----------------   ----------    -----------
Net sales...............................    $   322,965                    $   322,965
Cost of sales...........................        163,472                        163,472
                                            -----------                    -----------
       Gross profit.....................        159,493                        159,493
                                            -----------                    -----------
Operating expenses
 Sales and marketing....................         35,123                         35,123
 General and administrative.............         84,808                         84,808
 Research and development...............         10,442                         10,442
 Depreciation and amortization
   expenses.............................            370                            370
 Impairment of fixed assets.............            530                            530
                                            -----------      ----------    -----------
       Operating expenses before non-
         recurring expenses.............        131,273                        131,273
                                            -----------      ----------    -----------
       Operating income (loss) before
         non-recurring expenses.........         28,220                         28,220
 Non-recurring operating expenses.......          6,561                          6,561
                                            -----------      ----------    -----------
       Operating income (loss)..........         21,659                         21,659
 Interest income (expense), net.........         (8,323)          4,500(h)      (3,823)
 Other income (expense).................             54                             54
                                            -----------      ----------    -----------
       Income (loss) from continuing
         operations before provision for
         (benefit from) income taxes....         13,390           4,500         17,890
 Provision for (benefit from) income
   taxes................................         12,101           1,485(h)      13,586
                                            -----------      ----------    -----------
       Income (loss) from continuing
         operations.....................    $     1,289      $    3,015    $     4,304
                                            ===========      ==========    ===========
 Basic income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.04                    $      0.11
                                            ===========                    ===========
 Diluted income (loss) per share data:
 Income (loss) per share from continuing
   operations...........................    $      0.04                    $      0.11
                                            ===========                    ===========
 Weighted average shares
   outstanding -- basic.................     32,228,947       5,500,000(i)  37,728,947
                                            ===========      ==========    ===========
 Weighted average shares
   outstanding -- diluted...............     32,620,284       5,500,000(i)  38,120,284
                                            ===========      ==========    ===========

  See accompanying notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PRO FORMA ADJUSTMENTS

     (a) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $1,625 for the year ended December 31, 2001 assuming a four-year amortization period. The tax effect of this additional expense is $536 (assuming a tax rate of 33%).

     (b) Additional weighted average shares of 6,850,360 represent the shares of Kroll which were issued in its merger with Ontrack on June 13, 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire year.

     (c) Salary expense of $4,800 to former equity partners in lieu of partner draw. The tax effect of the salary expense is $1,920 (assuming a tax rate of 40%).

     (d) Amortization expense of $1,000 for the year ended December 31, 2001 assuming a five-year amortization period related to the $5,000 of identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll. The tax effect of the amortization expense is $330 (assuming a tax rate of 33%).

     (e) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an estimated interest rate of 6%. Interest expense of $4,500 on $75,000 of debt for one year assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense in (h) and the amortization expense in (d) is $1,815 (assuming a tax rate of 33%).

     (f) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustment.

     (g) Additional weighted average shares of 2,900,000 represent the shares Kroll issued in its acquisition of Zolfo Cooper. This Pro Forma Statement of Operations assumes that the Zolfo Cooper acquisition was completed on January 1, 2001 and the shares were outstanding for the entire year.

     (h) Kroll is offering approximately 5,500,000 shares of common stock in this offering. This offering is estimated to provide net proceeds of approximately $102,000. Kroll plans to use $75,000 of the proceeds of this offering to repay long-term debt. For pro forma calculations, Kroll has assumed that the long-term debt was repaid on January 1, 2001, producing a savings of $4,500 of interest expense on $75,000 at 6% per year for one year. The tax effect of this expense reduction is $1,485 (assuming a tax rate of 33%). Because the completion of this offering will occur after the completion of the acquisition of Zolfo Cooper, Kroll expects to incur approximately $750 or two months of interest expense on $75,000 of long-term debt.

     (i) Additional weighted average shares of 5,500,000 assumes this offering occurred on January 1, 2001 and the shares were outstanding for the entire period.

                        KROLL INC. AND ZOLFO COOPER, LLC

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2002

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR                       PRO FORMA        PRO FORMA
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA    EFFECTS OF       COMBINED
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED    THE OFFERING     AS ADJUSTED
                                ------------   ------------   ------------     ---------   ------------     -----------
                                                                (DOLLARS IN THOUSANDS)
Current Assets
  Cash and cash equivalents...    $ 42,185       $ 3,531       $(100,000)(a)   $ 19,185      $(75,000)(e)    $ 46,185
                                                                  75,000(b)                   102,000(e)
                                                                  (1,531)(c)
  Marketable securities.......       5,590                                        5,590                         5,590
  Accounts receivable, net....      46,383        12,123          (1,429)(c)     57,077                        57,077
  Unbilled revenues...........      23,710            32                         23,742                        23,742
  Due from members and
    shareholders..............                        49             (49)(c)
  Due from affiliates and
    related parties...........       2,004         6,919          (6,919)(c)      2,004                         2,004
  Advances to employees.......          --           153            (190)(c)        (37)                          (37)
  Accounts receivable from
    affiliates................          --            15             (15)(c)         --                            --
  Prepaid expenses and other
    assets....................       6,144           282                          6,426                         6,426
                                  --------       -------                       --------                      --------
  Total current assets........     126,016        23,104                        113,987                       140,987
  PP&E, net...................      24,049         5,447          (4,748)(c)     24,748                        24,748
  Databases, net..............      10,674                                       10,674                        10,674
  Intangible assets, net......     161,442                       154,132(a)     315,574                       315,574
  Investment in partnership...                        15                             15                            15
                                                                   3,012(c)
  Other assets................       5,864           107            (224)(c)      8,759                         8,759
                                  --------       -------       ---------       --------      --------        --------
Total Assets..................    $328,045       $28,673       $ 117,039       $473,757      $ 27,000        $500,757
                                  ========       =======       =========       ========      ========        ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Revolving line of credit....    $  1,518                                     $  1,518                      $  1,518
  Current portion of long term
    debt......................          87                                           87                            87
  Accounts payable............      10,122       $   548       $  (1,997)(c)      8,673                         8,673
  Accounts payable to
    affiliates................                       499            (499)(c)
  Accrued expenses............      17,579           448           5,000(d)      25,055                        25,055
                                                                   2,028(c)
  Deferred revenue............         226         4,133                          4,359                         4,359
  Other current liabilities...       5,484                                        5,484                         5,484
                                  --------       -------                       --------                      --------
  Total current liabilities...      35,016         5,628                         45,176                        45,176
  Convertible notes and other
    long-term debt............      19,562                        75,000(b)      94,562      $(75,000)(e)      19,562
  Revolving line of credit....                    11,625          (5,829)(c)
                                                                  (5,796)(c)
  Other long term
    liabilities...............       1,147                                        1,147                         1,147
                                  --------       -------                       --------                      --------
Total Liabilities.............      55,725        17,253                        140,885                        65,885
                                  --------       -------                       --------                      --------

                                                               PRO FORMA
                                                              ADJUSTMENTS
                                                  ZOLFO           FOR                       PRO FORMA        PRO FORMA
                                   KROLL          COOPER      ZOLFO COOPER     PRO FORMA    EFFECTS OF       COMBINED
                                (HISTORICAL)   (HISTORICAL)   ACQUISITION      COMBINED    THE OFFERING     AS ADJUSTED
                                ------------   ------------   ------------     ---------   ------------     -----------
                                                                (DOLLARS IN THOUSANDS)
Shareholders' Equity
  Preferred stock.............                                                       --                            --
  Common stock................         303             2              (2)(f)        303            55(h)          358
  Common shares to be issued
    for acquisition...........                                    60,552(g)      60,552                        60,552
  Additional paid-in
    capital...................     338,416                                      338,416       101,945(h)      440,361
  Member's Equity.............                     4,391          (4,391)(f)         --                            --
  Retained earnings...........     (62,048)        7,027          (7,027)(f)    (62,048)                      (62,048)
  Accumulated other
    comprehensive loss........      (4,351)                                      (4,351)                       (4,351)
                                  --------       -------                       --------                      --------
  Total shareholders'
    equity....................     272,320        11,420                        332,872                       434,872
                                  --------       -------       ---------       --------      --------        --------
Total Liabilities and
  Shareholders' Equity........    $328,045       $28,673       $ 117,039       $473,757      $ 27,000        $500,757
                                  ========       =======       =========       ========      ========        ========

  See accompanying notes to unaudited pro forma condensed combining financial statements

       KROLL INC., ONTRACK DATA INTERNATIONAL, INC. AND ZOLFO COOPER, LLC

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                PRO FORMA
                                                        ONTRACK       PRO FORMA     PRO FORMA                  ADJUSTMENTS
                                                     JANUARY 1 TO    ADJUSTMENTS    COMBINED                       FOR
                                         KROLL       JUNE 13, 2002   FOR ONTRACK    KROLL AND   ZOLFO COOPER   ZOLFO COOPER
                                      (HISTORICAL)   (HISTORICAL)    ACQUISITION     ONTRACK    (HISTORICAL)   ACQUISITION
                                      ------------   -------------   -----------    ---------   ------------   ------------
Net sales...........................  $   115,735       $26,397                     $142,132      $31,794
Cost of sales.......................       63,199         6,685                       69,884        9,899       $    2,400(k)
                                      -----------       -------      ----------     --------      -------       ----------
        Gross profit................       52,536        19,712                       72,248       21,895           (2,400)
                                      -----------       -------      ----------     --------      -------       ----------
Operating expenses
  Sales and marketing...............        9,765         6,555                       16,320           72
  General and administrative........       31,884         5,677      $      813(i)    38,374        1,719              500(l)
  Research and development..........          451         4,855                        5,306
  Depreciation and amortization
    expense.........................                                                                  241
                                      -----------       -------      ----------     --------      -------       ----------
        Operating expenses..........       42,100        17,087             813       60,000        2,032              500
                                      -----------       -------      ----------     --------      -------       ----------
        Operating income (loss).....       10,436         2,625            (813)      12,248       19,863           (2,900)
  Interest income(expense), net.....       (1,844)          339                       (1,505)        (582)          (2,250)(m)
  Other income (expense)............          142           (74)                          68          373
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations before
          provision for income
          taxes.....................        8,734         2,890            (813)      10,811       19,654           (5,150)
  Provision for (benefit from)
    income taxes....................        2,882           782            (268)(i)    3,396          200             (908)(m)
                                                                                                                     7,782(n)
                                                                                                                      (960)(k)
                                      -----------       -------      ----------     --------      -------       ----------
        Income from continuing
          operations................  $     5,852       $ 2,108      $     (545)    $  7,415      $19,454       $  (11,064)
                                      ===========       =======      ==========     ========      =======       ==========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.25
                                      ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....  $      0.24
                                      ===========
  Weighted average shares
    outstanding -- basic............   23,675,000                     6,850,360(j)                               2,900,000(o)
                                      ===========                    ==========                                 ==========
  Weighted average shares
    outstanding -- diluted..........   24,945,000                     6,850,360(j)                               2,900,000(o)
                                      ===========                    ==========                                 ==========


                                         PRO FORMA
                                          COMBINED        PRO FORMA        PRO FORMA
                                       KROLL, ONTRACK     EFFECTS OF       COMBINED
                                      AND ZOLFO COOPER   THE OFFERING     AS ADJUSTED
                                      ----------------   ------------     -----------
Net sales...........................    $   173,926                       $   173,926
Cost of sales.......................         82,183                            82,183
                                        -----------       ----------      -----------
        Gross profit................         91,743                            91,743
                                        -----------       ----------      -----------
Operating expenses
  Sales and marketing...............         16,392                            16,392
  General and administrative........         40,593                            40,593
  Research and development..........          5,306                             5,306
  Depreciation and amortization
    expense.........................            241                               241
                                        -----------       ----------      -----------
        Operating expenses..........         62,532                            62,532
                                        -----------       ----------      -----------
        Operating income (loss).....         29,211                            29,211
  Interest income(expense), net.....         (4,337)      $    2,250(p)        (2,837)
                                                                (750)(p)
  Other income (expense)............            441                               441
                                        -----------       ----------      -----------
        Income from continuing
          operations before
          provision for income
          taxes.....................         25,315            1,500           26,815
  Provision for (benefit from)
    income taxes....................          9,510              743(p)        10,005
                                                                (248)(p)
                                        -----------       ----------      -----------
        Income from continuing
          operations................    $    15,805       $    1,005      $    16,810
                                        ===========       ==========      ===========
  Basic income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.47                       $      0.43
                                        ===========                       ===========
  Diluted income (loss) per share
    data:
        Income (loss) per share from
          continuing operations.....    $      0.46                       $      0.42
                                        ===========                       ===========
  Weighted average shares
    outstanding -- basic............     33,425,360        5,500,000(q)    38,925,360
                                        ===========       ==========      ===========
  Weighted average shares
    outstanding -- diluted..........     34,695,360        5,500,000(q)    40,195,360
                                        ===========       ==========      ===========

   See notes to unaudited pro forma condensed combining financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2002
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  ALLOCATION OF PURCHASE PRICE

     The allocation of Zolfo Cooper's purchase price among the assets acquired and liabilities assumed is based on preliminary estimates of the fair market value. These estimates of fair market value could change based on the completion of Kroll's evaluation of the assets and liabilities of Zolfo Cooper, including finalization of an independent appraisal of the assets acquired.

     The following table sets forth the components of the purchase price:

Common Stock issued (2,900,000 shares)
  (see footnote 2(g) for valuation parameters)..............  $ 60,552
Cash........................................................   100,000
Accrued transaction costs...................................     5,000
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     The following table provides the preliminary allocation of the purchase price based upon Zolfo Cooper's June 30, 2002 balance sheet:

Assets
  Cash, cash equivalents, marketable securities and accounts receivable.............................................  $ 12,726
  Prepaid expenses and other................................       245
  Property, plant and equipment.............................       698
  Goodwill..................................................   149,132
  Identified intangible assets..............................     5,000
  Other assets..............................................     2,911
Liabilities
  Accounts payable and other accrued liabilities (incl.
     deferred revenue)......................................    (5,160)
                                                              --------
Total purchase price........................................  $165,552
                                                              ========

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     In accordance with the provisions of SFAS No. 142, Kroll will not amortize goodwill and intangible assets with indefinite lives recorded in this acquisition. Kroll will perform an annual impairment test of intangible assets with indefinite lives related to the acquisition.

2.  PRO FORMA ADJUSTMENTS (IN THOUSANDS)

     (a) Total costs in excess of assets and other intangible assets acquired by Kroll in connection with the purchase of Zolfo Cooper:

Adjustment to calculate goodwill and other intangible assets and to allocate the purchase price to the estimated fair value of Zolfo Cooper net assets acquired:

Share valuation...............  $ 60,552
Cash..........................   100,000
Transaction costs.............     5,000
                                --------
Purchase price................   165,552   Goodwill recognized...........   $149,132
Less: net assets acquired.....    11,420
                                --------
                                           Identifiable intangible             5,000
                                           assets........................
                                                                            --------
Intangible assets acquired....  $154,132                                    $154,132
                                ========                                    ========

     (b) In connection with the acquisition of Zolfo Cooper, Kroll incurred $75,000 of long-term debt with an interest rate of 6%.

     (c) Adjustments to remove the assets and liabilities of C-Flair, a company included in the audited combining financial statements which is not being purchased by Kroll, and certain other assets and liabilities which are not being purchased or assumed by Kroll. These items are:

                                           C-FLAIR    CASH      OTHER      TOTAL
                                           -------   -------   --------   --------
Cash.....................................  $    --   $(1,531)  $     --   $ (1,531)
Accounts receivable......................      (37)              (1,392)    (1,429)
Related party receivables................                           (49)       (49)
Due from affiliated companies............      (85)              (6,849)    (6,934)
Miscellaneous............................      (37)                (153)      (190)
PP&E, net................................   (4,748)                         (4,748)
Deposits and other assets
  Assets not included....................      (65)                (159)      (224)
                                           -------   -------   --------   --------
                                            (4,972)   (1,531)    (8,602)   (15,105)
Accounts payable.........................   (1,943)                 (54)    (1,997)
Accrued liabilities......................    2,028                           2,028
Due to affiliated companies..............      999               (1,498)      (499)
Long-term debt and line of credit
     liabilities not included............   (5,829)              (5,796)   (11,625)
                                           -------   -------   --------   --------
                                            (4,745)       --     (7,348)   (12,093)
                                           -------   -------   --------   --------
       Change in net assets acquired due
          to C-Flair and other assets and
          liabilities not included in
          purchase.......................  $  (227)  $(1,531)  $ (1,254)  $ (3,012)
                                           =======   =======   ========   ========

     (d) Estimated transaction costs to be incurred by Kroll in its acquisition of Zolfo Cooper.

     (e) This offering is estimated to provide net proceeds of approximately $102,000 to Kroll. Kroll plans to use $75,000 of the proceeds of this offering to repay the long-term debt.

     (f) Elimination of outstanding equity balances of Zolfo Cooper as of June 30, 2002.

     (g) Issuance of Kroll's common stock for the acquisition of Zolfo Cooper based on an average stock price for Kroll common stock. The average stock price was determined by taking the average of Kroll's stock price two days before and two days after June 30, 2002. This yielded an average stock price for pro forma valuation purposes of $20.88. The shares will be issued on January 15, 2003.

     (h) The net proceeds of this offering of Kroll's common stock are allocated between the par value of common stock and additional paid-in capital.

Shares issued times $.01 par value..........................  $     55
Additional paid-in capital..................................  $101,945

     (i) Amortization expense of the identifiable intangible assets acquired in the acquisition of Ontrack of $813 for the six months ended June 30, 2002 assuming a four-year amortization period. The tax effect of this additional expense is $268 (assuming a tax rate of 33%).

     (j) Additional weighted average shares of 6,850,360 represents the shares of Kroll which were issued in its merger with Ontrack in June of 2002. This pro forma statement of operations assumes that the merger occurred on January 1, 2001 and the shares were outstanding for the entire period.

     (k) Salary expense of $2,400 to former equity partners in lieu of partner draw. The tax effect of the salary expense is $960 (assuming a tax rate of 40%).

     (l) Amortization expense of the identifiable intangible assets acquired in the acquisition of Zolfo Cooper by Kroll of $500 for the six months ended June 30, 2002 assuming a five-year amortization period.

     (m) Interest expense of $2,250 on $75,000 of debt at 6% for six months assumes Kroll completed the purchase transaction and incurred the debt on January 1, 2001. The tax effect of the interest expense ($743) and the amortization expense ($165) in 2(l) is $908 (assuming a tax rate of 33%).

     (n) Assumes a tax rate of 40% for Zolfo Cooper pro forma tax adjustments.

     (o) Additional weighted average shares of 2,900,000 outstanding was determined assuming the acquisition of Zolfo Cooper was completed on January 1, 2001 and the shares were outstanding for the entire period.

     (p) Assuming Kroll had repaid the long-term debt in 2(m) above at January 1, 2001, this will save $2,250 of interest expense on $75,000 at 6% per year for the six months ended June 30, 2002. The tax effect of this expense reduction is $743 (assuming a tax rate of 33%). Because the completion of this offering will occur after the completion of the acquisition of Zolfo Cooper, Kroll expects to incur approximately $750 or two months of interest expense on $75,000 of long-term debt. The tax effect of this additional expense is $248 (assuming a tax rate of 33%).

     (q) Additional weighted average shares of 5,500,000 assumes this offering occurred on January 1, 2001 and the shares were outstanding for the entire period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus. As a result of the acquisitions made by Kroll in 1999 and 2000, financial results from period-to-period may not be comparable. On August 22, 2001, we completed the sale of the Security Products and Services Group to Armor Holdings, Inc., which we refer to as Armor. Additionally, on June 13, 2002, we acquired Ontrack and on September 5, 2002 we acquired Zolfo Cooper. Historical amounts have been reclassified to conform to the current categories for the years ended December 31, 1999 and 2000.

GENERAL

     Kroll is a leading global provider of complementary risk consulting services. We assist businesses, governments, and individuals throughout the world to prevent, mitigate, and respond to risk. We are presently organized into five segments described above under "Business -- General." For the periods prior to June 13, 2002 discussed below, Kroll reported its net sales from continuing operations through three business groups: The Consulting Services Group, the Security Services Group, and the Employee Screening Services Group. On June 13, 2002, Kroll consummated the acquisition of Ontrack Data International, Inc. and added a fourth group, the Technology Services Group. Kroll plans to report the Technology Services Group separately commencing with Kroll's third quarter financial statements. Prior to the Ontrack acquisition, Kroll's technology services, which are now part of the Technology Services Group, were formerly a part of the Security Services Group. As of September 5, 2002, Kroll added a fifth business group, the Corporate Advisory and Restructuring Group, in connection with the acquisition of Zolfo Cooper. Kroll's corporate restructuring services, which are now part of the Corporate Advisory and Restructuring Group, were formerly a part of the Consulting Services Group. The following segment presentation is based on the segments existing during the periods indicated herein.

     We have included a separate management's discussion and analysis of the financial condition and results of operations of Zolfo Cooper because it comprises a substantial portion of our Corporate Advisory and Restructuring Group and the Corporate Advisory and Restructuring Group is expected to account for a substantial portion of our future cash flow and income from operations.

     ACQUISITIONS. Kroll has pursued a strategy of aggressive growth and completed a number of acquisitions between 1999 and 2002, some of which have been accounted for by the pooling of interests method of accounting and others that have been accounted for by the purchase method of accounting. Some of our notable acquisitions are listed in the chart that follows:

POOLINGS OF INTERESTS(1)

COMPANY                                  BUSINESS           SEGMENT        DATE ACQUIRED            PRICE
-------                                  --------           -------        -------------            -----
Financial Research, Inc. .........  Business valuation   Consulting      March 1, 1999       101,555 shares of
                                    and economic damage  Services                            common stock
                                    analysis services
Background America, Inc. .........  Background           Background      June 16, 1999       899,243 shares of
                                    investigation        Screening                           common stock
                                    services             Services

PURCHASES(2)

COMPANY                                  BUSINESS           SEGMENT        DATE ACQUIRED            PRICE
-------                                  --------           -------        -------------            -----
The Buchler Phillips Group........  Corporate advisory   Corporate       June 3, 1999        $12.0 million in
                                    practices            Advisory and                        cash and 366,469
                                                         Restructuring                       shares of common
                                                         Services                            stock
Ontrack Data International,         Data Recovery,       Technology      June 13, 2002       Up to 7.9 million
  Inc. ...........................  Electronic           Services                            shares of common
                                    Discovery and                                            stock, including
                                    Computer Forensics                                       shares that may be
                                                                                             issued upon the
                                                                                             future exercise of
                                                                                             Ontrack options
Crucible, Inc. ...................  Security Training    Security        July 3, 2002        $1 million in cash
                                                         Services                            plus a promissory
                                                                                             note in the amount
                                                                                             of $1 million
Zolfo Cooper......................  Corporate Advisory   Corporate       September 5, 2002   $100 million in
                                    and Restructuring    Advisory and                        cash, 2.9 million
                                    Services             Restructuring                       shares of common
                                                         Services                            stock plus up to an
                                                                                             additional 2.5
                                                                                             million shares of
                                                                                             common stock to be
                                                                                             issued if certain
                                                                                             performance levels
                                                                                             are met. Kroll will
                                                                                             also grant options
                                                                                             under its existing
                                                                                             stock option plans
                                                                                             to purchase 600,000
                                                                                             shares of its
                                                                                             common stock to the
                                                                                             professional staff
                                                                                             of Zolfo Cooper.

---------------
(1) Pooling of interests accounting requires the restating of all prior period consolidated financial information as though the acquired entity had always been a part of Kroll.

(2) Kroll's consolidated financial statements include the reported results of each entity from its effective date of acquisition forward.

RESTRUCTURING OF OPERATIONS

     Due to the number of acquisitions Kroll has completed since 1998, integration of the operations of the acquired companies with existing operations became a strategic initiative for Kroll's management. As part of this initiative, management evaluated its business segments to ensure that its core businesses within the segments were operating efficiently. As a result of management's evaluation, the decision was made to close several less profitable operating facilities so that Kroll could focus on integrating existing facilities with the newly acquired businesses.

     In the first quarter of 1999, Kroll began implementation of a plan to reduce costs and improve operating efficiencies and recorded a non-recurring pre-tax restructuring charge of approximately $0.2 million. In the second quarter of 1999, Kroll completed the restructuring plan and reported an additional non-recurring pre-tax restructuring charge of $3.9 million. The principal elements of the restructuring plan were the closing of two offices of the Investigations and Intelligence Group (now part of the Consulting Services Group) and the elimination of approximately 82 positions. The primary components of the restructuring charge were severance costs and lease termination costs (see note 7(d) of the notes to the consolidated financial statements included elsewhere in this prospectus).

     Kroll's Consulting Services Group implemented a plan, which is referred to as the 2001 Plan, to reduce costs and improve operating efficiencies and recorded an associated non-recurring pretax restructuring charge of approximately $2.6 million in the second quarter of 2001, and an additional charge of approximately $0.1 million during the remainder of 2001. The principal elements of the 2001 Plan were the elimination of 98 positions and the closing of four offices. The primary components of the restructuring charge were severance costs and lease termination costs (see note 7(d) of the notes to the consolidated financial statements included elsewhere in this prospectus).

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

     The following table sets forth the items noted as a percentage of total net sales:

                                                                 FOR THE
                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              --------------
                                                              2001     2002
                                                              ----     ----
Net Sales:
  Consulting Services.......................................   66.2%    61.6%
  Security Services.........................................   11.9     17.0
  Employee Screening........................................   21.9     21.4
                                                              -----    -----
     Total net sales........................................  100.0%   100.0%
Cost of sales...............................................   58.6     54.6
                                                              -----    -----
     Gross profit...........................................   41.4     45.4
                                                              -----    -----
Selling and marketing.......................................    9.3      8.4
General and administrative..................................   30.1     27.1
Research and development....................................     --      0.4
Amortization of other intangible assets.....................    0.4      0.5
                                                              -----    -----
     Total recurring operating costs........................   39.8     36.4
                                                              -----    -----
       Operating income before non-recurring operating
        costs...............................................    1.6      9.0
                                                              -----    -----

                                                                 FOR THE
                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              --------------
                                                              2001     2002
                                                              ----     ----
Failed separation costs.....................................    0.4      0.0
Restructuring expenses......................................    2.6      0.0
                                                              -----    -----
       Operating income (loss)..............................   (1.4)     9.0
                                                              -----    -----
Interest expense, net.......................................   (2.3)    (1.6)
Other, net..................................................    0.2      0.1
                                                              -----    -----
     Total other expense....................................   (2.1)    (1.5)
                                                              -----    -----
       Income (loss) from continuing operations before
        provision for income taxes..........................   (3.5)     7.5
Provision for income taxes..................................    1.3      2.4
                                                              -----    -----
       Income (loss) from continuing operations.............   (4.8)     5.1
Gain (loss) from sale of discontinued operations, net of
  tax.......................................................   (0.4)     0.0
                                                              -----    -----
       Net income (loss)....................................   (5.2)%    5.1%
                                                              =====    =====

     NET SALES. Net sales increased $16.3 million, or 16.5%, from $99.4 million in the six months ended June 30, 2001 to $115.7 million in the six months ended June 30, 2002.

     Consulting Services -- Net sales for the Consulting Services segment increased $5.5 million, or 8.4%, from $65.8 million in the six months ended June 30, 2001 to $71.3 million in 2002. This increase was primarily attributable to the strong demand for our corporate recovery and turnaround services in the U.K., where net sales increased approximately $7.5 million, or 55.0%, from $13.3 million in the 2001 period to $20.8 million in the 2002 period. These increases were offset, in part, by decreased net sales in our Asian operations, where the weak regional economy and reduced merger and acquisition activity continue to negatively impact sales.

     Security Services -- Net sales for the Security Services segment increased $7.8 million, or 66.0%, from $11.9 million in the six months ended June 30, 2001 to $19.7 million in 2002. This includes the results of Ontrack, which was acquired on June 13, 2002. Excluding Ontrack, sales for the Security Services segment increased $4.8 million or 40.2%. Our domestic security services business posted sales growth of approximately $6.2 million, or 86.4%, from $7.1 million in the 2001 period to $13.3 million in the 2002 period as a result of the increased demand for our security consulting and design services in the wake of current national and international events. This increase was partially offset by a decreased demand for security services in Latin America of approximately $1.0 million, where poor economic conditions existed. In addition, Kroll's net sales from security services in Latin America decreased because Kroll is in the process of transitioning its security services business in that region from guard and protective services, which have low margins, to other security services with higher margins.

     Employee Screening Services -- Net sales for the Employee Screening Services segment increased $3.0 million, or 13.8%, from $21.7 million for the six months ended June 30, 2001 to $24.7 million in 2002. Demand for domestic pre-employment background checking increased approximately $3.5 million or 40.0%. This was partially offset by declines in domestic demand for both drug-testing and surveillance services, primarily due to the decline in domestic hiring as a result of the weak economy.

     COST OF SALES AND GROSS MARGIN. Cost of sales increased $5.0 million, or 8.6%, from $58.2 million for the six months ended June 30, 2001, to $63.2 million for the six months ended June 30, 2002. Gross margin as a percentage of sales increased 4.0 percentage points from 41.4% for the six months ended June 30, 2001, to 45.4% for the six months ended June 30, 2002.

     Consulting Services -- Gross margin for the Consulting Services segment increased 5.2 percentage points from 40.2% for the six months ended June 30, 2001, to 45.4% in 2002. This was primarily due to our turnaround business in the United Kingdom, where sales increased at a greater rate than cost of sales and at a greater rate than sales for other consulting services.

     Security Services -- Gross margin for the Security Services segment increased 3.3 percentage points from 39.5% for the six months ended June 30, 2001, to 42.8% in 2002. This increase is a result of efficiency gains in employee utilization associated with the significant increase in sales of our domestic security services, as well as higher margins in our Latin American operations.

     Employee Screening Services -- Gross margin for the Employee Screening Services segment increased 1.3 percentage points from 46.1% for the six months ended June 30, 2001, to 47.4% in 2002. This increase is attributable to increased margins in our domestic background checking business and drug testing business.

     OPERATING EXPENSES. Operating expenses decreased $0.5 million, or 1.1%, from $ 42.6 million, for the six months ended June 30, 2001, to $42.1 million for the six months ended June 30, 2002. Non-recurring charges of $3.0 million for the six months ended June 30, 2001 consisted of $2.6 million of costs associated with the 2001 restructuring plan and $0.4 million relating to the failed separation of Kroll into two publicly traded companies. Excluding non-recurring expenses, operating expenses increased $2.5 million, or 6.4%, from $39.6 million for the six months ended June 30, 2001, to $42.1 million in 2002. Beginning in January 2002, Kroll implemented Standard Financial Accounting Standard No. 142, or SFAS No. 142. Accordingly, Kroll ceased amortizing goodwill on January 1, 2002. If SFAS 142 were applied to the six months ended June 30, 2001, operating expenses for that period would have been lowered by $1.2 million, resulting in an increase of $3.7 million for 2002. The increase in recurring operating expenses is primarily due to increases in payroll and related expenses in our general and administrative support functions, and the inclusion of operating expenses of Ontrack in the 2002 period, which are not part of our 2001 results.

     As a percent of net sales, operating expenses, before non-recurring expenses, decreased 3.4% from 39.8% for the six months ended June 30, 2001 period to 36.4% in 2002.

     INTEREST EXPENSE. Interest expense decreased $0.4 million, or 18.4%, from $2.2 million for the six months ended June 30, 2001 to $1.8 million in 2002, primarily as a result of the reduction in the level of overall indebtedness following the sale of Security Products and Services Group, or SPSG.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $1.7 million from $1.2 million for the 2001 six months ended June 30, 2001 to $2.9 million in 2002.

     DISCONTINUED OPERATIONS. Income from discontinued operations improved from a loss of $0.4 million for the six months ended June 30, 2001 to income of $0.1 million in 2002. Voice and Data Communications Group, or VDCG, was sold in June 2001 and SPSG was sold to Armor on August 22, 2001 (see note 4 of the notes to the consolidated unaudited financial statements included elsewhere herein).

     NET INCOME. Net income improved $11.1 million from a loss of $5.2 million for the six months ended June 30, 2001 to income of $5.9 million in 2002. The increase in net income was due primarily to the $11.4 million increase in gross profit as a result of increased sales in the 2002 period, a $3.0 million decrease in non-recurring expenses, and a $0.5 million increase in income from discontinued operations. These were partially offset by a $2.5 million increase in recurring operating expenses and a $1.7 million tax provision increase.

  YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

     The following table sets forth, for the periods indicated, the items noted as a percentage of total net sales:

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1999     2000     2001
                                                              ----     ----     ----
Investigation and Intelligence net sales....................   97.7%    98.0%   100.0%
Information security net sales..............................    2.3      2.0      0.0
                                                              -----    -----    -----
     Total net sales........................................  100.0%   100.0%   100.0%
Cost of sales...............................................   55.6     60.2     60.2
                                                              -----    -----    -----
     Gross profit...........................................   44.4     39.8     39.8
Selling and marketing.......................................    8.9     10.5      9.0
General and administrative..................................   30.3     31.2     30.4
                                                              -----    -----    -----
     Total recurring operating costs........................   39.2     41.7     39.4
                                                              -----    -----    -----
       Operating income (loss) before non-recurring
        operating costs.....................................    5.2     (1.9)     0.4
Impairment of assets........................................    0.0      0.0      0.4
Loss on sale of business unit...............................    0.0      0.0      0.2
Failed financing costs......................................    0.0      0.0      0.5
Failed separation costs.....................................    0.0      2.0      0.3
Failed merger related costs.................................    0.8      1.2      0.0
Merger related costs........................................    2.2      0.2      0.0
Restructuring charges.......................................    2.2      0.0      1.3
                                                              -----    -----    -----
     Total non-recurring operating costs....................    5.2      3.4      2.7
                                                              -----    -----    -----
       Operating income (loss)..............................    0.0     (5.3)    (2.3)
Interest expense............................................   (1.5)    (2.1)    (2.1)
Interest income.............................................    0.2      0.1      0.1
Other, net..................................................    0.0      0.8      0.0
                                                              -----    -----    -----
     Total other expense....................................   (1.3)    (1.2)    (2.0)
                                                              -----    -----    -----
       Loss from continuing operations before provision for
        income taxes........................................   (1.3)    (6.5)    (4.3)
Provision for (benefit from) income taxes...................   (0.6)     1.2      1.2
                                                              -----    -----    -----
       Loss from continuing operations......................   (0.7)    (7.7)    (5.5)
Income (loss) of discontinued Security Products and Services
  Group, net of tax.........................................    0.6     (4.9)    (3.6)
Loss from operations of discontinued Voice and Data
  Communications Group, net of tax..........................   (0.9)    (1.6)     0.0
Loss from sale of discontinued Voice and Data Communications
  Group, net of tax.........................................    0.0     (2.4)    (1.0)
                                                              -----    -----    -----
     Total loss from discontinued operations................   (0.3)    (8.9)    (4.6)
                                                              -----    -----    -----
Loss before extraordinary item..............................   (1.0)   (16.6)   (10.1)
Extraordinary item..........................................    0.0      0.0     (0.2)
                                                              -----    -----    -----
       Net loss.............................................   (1.0)%  (16.6)%  (10.3)%
                                                              =====    =====    =====

  FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

     NET SALES. Net sales for the year ended December 31, 2001 increased $2.3 million, or 1.1%, from $205.6 million in the year ended December 31, 2000 to $207.9 million in 2001.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $6.3 million, or 3.1%, from $201.6 million in 2000 to $207.9 million in 2001.

     Consulting Services -- Net sales for the Consulting Services segment increased $13.3 million, or 10.8%, from $123.6 million in 2000 to $136.9 million in 2001. This increase was primarily attributable to the strong demand for our corporate recovery and turnaround services in the United Kingdom, where net sales increased approximately $11.1 million, or 53.9%, from $20.6 million in 2000 to $31.7 million in 2001. Additional increases in our U.S. and Latin American consulting services were offset, in part, by a $3.4 million decrease in our Asian operations, where merger and acquisition activity declined sharply in 2001.

     Security Services -- Net sales for the Security Services segment decreased $2.9 million, or 9.3%, from $31.4 million in 2000 to $28.5 million in 2001. This decrease was primarily the result of decreased demand for security services in Latin America, where poor economic conditions existed. In addition, Kroll's net sales from security services decreased as a result of the transition of its security services business in Latin America from guard services, which have low margins, to other security services with higher margins. Even with this overall decrease, our U.S. security services business posted growth of approximately $3.0 million, or 13.4%, from $22.7 million in 2000 to $25.7 million in 2001 as a result of the increased demand for security services in the aftermath of the events of September 11th.

     Employee Screening Services -- Net sales for the Employee Screening Services segment decreased $4.1 million, or 8.8%, from $46.6 million in 2000 to $42.5 million in 2001. This decrease is attributable to the decline in our domestic surveillance business, primarily due to increased competition.

     Information Security Group. Net sales for the Information Security Group decreased $4.0 million, or 100.0%, from $4.0 million in 2000 to $0.0 million in 2001. In October 2000, Kroll's then wholly owned subsidiary, Securify, sold preferred stock to unrelated third parties, which decreased Kroll's ownership to approximately 27%. Securify's operations subsequent to the sale have been excluded from Kroll's results of operations (see note 6(a) of the notes to the consolidated financial statements included elsewhere herein).

     COST OF SALES AND GROSS PROFIT. Cost of sales increased $1.3 million, or 1.0%, from $123.8 million in 2000 to $125.1 million in 2001. This is a result of an increase in the cost of sales for the Investigations and Intelligence Group of $5.7 million, partially offset by the exclusion in 2001 of all of the cost of sales associated with the Information Security Group of $4.4 million. Gross margin as a percentage of sales was 39.8% for both 2000 and 2001.

     Investigations and Intelligence Group. Gross margin for the Investigations and Intelligence Group decreased 0.2 percentage points from 40.0% in 2000 to 39.8% in 2001.

     Consulting Services -- Gross margin for the Consulting Services segment decreased 0.8 percentage points from 38.3% in 2000 to 37.5% in 2001. The decrease in gross margin was due to increased write-offs associated with bad debts and fixed costs associated with increased employee compensation and benefits as well as the change in product mix in sales and a higher percentage of reimbursable expenses in revenue with no associated profit margin.

     Security Services -- Gross margin for the Security Services segment increased 3.0 percentage points from 39.9% in 2000 to 42.9% in 2001. The increase in gross margin is attributable to the increase in net sales from our domestic security services business, where we have been able to obtain higher margins, which was partially offset by the decrease in sales contribution from our Latin American guard services, which have produced lower margins.

     Employee Screening Services -- Gross margin for the Employee Screening Services segment decreased 2.5 percentage points from 47.9% in 2000 to 45.4% in 2001. The decrease in gross margin is attributable to the decline in net sales, which caused fixed costs to increase as a percentage of net sales, impacting gross margin unfavorably.

     Information Security Group. Gross margin for the Information Security Group increased from (10.0)% in 2000 to 0.0% in 2001. In October 2000, Kroll's then wholly owned subsidiary, Securify, sold preferred stock to unrelated third parties, which decreased Kroll's ownership to approximately 27%. Securify's operations subsequent to the sale have been excluded from Kroll's results of operations (see note 6(a) of the notes to the consolidated financial statements included elsewhere herein).

     OPERATING EXPENSES. Operating expenses decreased $5.2 million, or 5.6%, from $92.7 million in 2000 to $87.5 million in 2001. Included in this decrease are non-recurring expenses, which decreased $1.3 million, from $7.0 million in 2000 to $5.7 million in 2001. Non-recurring charges in 2000 primarily consisted of costs associated with the failed recapitalization merger with Blackstone and the failed separation of Kroll into two publicly traded companies. In 2001, non-recurring expenses primarily consisted of costs associated with the failed financing, impairment of assets, loss on sale of a business unit, the 2001 restructuring plan and Kroll's failed separation.

     Excluding non-recurring expenses, operating expenses decreased $3.9 million, or 4.5%, from $85.7 million in 2000 to $81.8 million in 2001. This decrease is primarily due to the exclusion in 2001 of $9.2 million of operating expenses associated with the Information Security Group. This decrease was offset, in part, by increases in employee compensation and benefits.

     As a percent of net sales, operating expenses, before non-recurring expenses, decreased from 41.7% in 2000 to 39.4% in 2001.

     INTEREST EXPENSE. Interest expense increased $0.1 million, or 2.3%, to $4.4 million in 2001 from $4.3 million in 2000. This increase was the result of the 0.5% increase in the monthly interest factor charged to the outstanding debt under the renegotiated credit agreement, effective April 20, 2001, which was offset by lower average borrowings in the latter half of 2001. See "-- Liquidity and Capital Resources."

     PROVISION FOR INCOME TAXES. The provision for income taxes was $2.4 million in both 2000 and 2001. Despite a pre-tax loss in 2001, Kroll recorded a provision for income taxes for certain foreign subsidiaries, which generated income in the period. In addition, certain foreign subsidiaries realized losses in 2001 from which Kroll was not able to benefit for tax purposes due to the uncertainty relating to the future realizability of the net operating loss carry forward.

     DISCONTINUED OPERATIONS. The loss from the discontinued SPSG decreased $2.5 million from a loss of $10.0 million in 2000 to a loss of $7.5 million in 2001. SPSG was sold to Armor on August 22, 2001 (see note 5(a) of the notes to the consolidated financial statements included elsewhere herein).

     The loss from the discontinued VDCG decreased $6.1 million from $8.2 million in 2000 to $2.1 million in 2001. This decrease was due to provisions made in 2000 anticipating the sale of VDCG, which was subsequently sold in June 2001 (see note 5(b) of the notes to the consolidated financial statements included elsewhere herein).

     NET LOSS. Net loss decreased $12.5 million from a loss of $33.9 million in 2000 to a loss of $21.4 million in 2001. The decrease in net loss was due primarily to an increase in gross profit of $1.0 million, a decrease in operating expenses of $5.2 million, the decrease in losses associated with the discontinued Voice and Data Communications Group of $6.1 million and the decrease in losses associated with the discontinued Security Products and Services Group of $2.5 million.

 FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     NET SALES. Net sales for the year ended December 31, 2000 increased $17.8 million, or 9.5%, from $187.8 million in the year ended December 31, 1999 to $205.6 million in 2000.

     Investigations and Intelligence Group. Net sales for the Investigations and Intelligence Group increased $18.1 million, or 9.9%, from $183.5 million in 1999 to $201.6 million in 2000.

     Consulting Services -- Net sales for the Consulting Services segment increased $14.8 million, or 13.5%, from $108.8 million in 1999 to $123.6 million in 2000. A significant portion of this increase was a result of the purchase acquisition of Buchler Phillips, which was completed in the second quarter of 1999. Kroll also completed the purchase acquisition of Decision Resources, Inc. during 2000 to increase its geographic presence in Canada for investigative services. Excluding the impact of these acquisitions, net sales for consulting services increased $7.3 million, or 7.7%, from $95.0 million in 1999 to $102.3 million in 2000. The remaining increase in net sales was primarily attributable to the domestic and Canadian business operations of the Consulting Services businesses.

     Security Services -- Net sales for the Security Services segment increased $1.7 million, or 5.7%, from $29.7 million in 1999 to $31.4 million in 2000. Net sales of Kroll's security architecture and design business increased approximately $1.5 million, or 24.6%, from $6.1 million in 1999 to $7.6 million in 2000 due to increased demand. This increase was offset by decreased sales of guard services in our Latin American security business and reduced demand for crisis management and planning services.

     Employee Screening Services -- Net sales for the Employee Screening Services segment increased $1.7 million, or 3.7%, from $44.9 million in 1999 to $46.6 million in 2000. During 2000, Kroll completed the purchase of The Search Is On, which provides information utilized in background investigations. Excluding the impact of this purchase acquisition, net sales increased $0.8 million, or 1.7%, from $44.9 million in 1999 to $45.7 million in 2000. The increase in net sales was attributable to the increased demand for background investigations and drug screening services, which increased approximately $2.1 million in 2000, offset by a decrease in net sales of surveillance services of approximately $1.3 million in 2000.

     Information Security Group. Net sales for the Information Security Group decreased $0.3 million, or 7.2%, from $4.3 million in 1999 to $4.0 million in 2000. In October 2000, Kroll's then wholly owned subsidiary, Securify, sold preferred stock to unrelated third parties, which decreased Kroll's ownership to approximately 27%. Securify's operations subsequent to the sale have been excluded from Kroll's results of operations (see note 6(a) of the notes to the consolidated financial statements included elsewhere herein).

     COST OF SALES AND GROSS PROFIT. Cost of sales increased $19.4 million, or 18.6%, from $104.4 million in 1999 to $123.8 million in 2000. The increase in cost of sales was partially due to the Buchler Phillips acquisition completed in the second quarter of 1999. Excluding this acquisition, cost of sales increased $15.5 million. Gross margin as a percentage of net sales was 44.4% and 39.8% for 1999 and 2000, respectively.

     Investigations and Intelligence Group. Gross margin for the Investigations and Intelligence Group decreased 3.4 percentage points from 44.2% in 1999 to 40.8% in 2000.

     Consulting Services -- Gross margin for the Consulting Services segment decreased 6.3 percentage points from 44.6% in 1999 to 38.3% in 2000. The decrease in gross margin was due to increased fixed costs associated with increased employee compensation and benefits as well as increased subcontractor fees associated with generating professional fee revenue.

     Security Services -- Gross margin for the Security Services segment decreased 0.1 percentage points from 40.0% in 1999 to 39.9% in 2000. The decrease in gross margin was due to increased fixed costs associated with increased employee compensation and benefits.

     Employee Screening Services -- Gross margin for the Employee Screening Services segment increased 1.7 percentage points from 46.2% in 1999 to 47.9% in 2000. The increase in gross margin is attributable to increased sales without a corresponding increase in fixed costs.

     Information Security Group. Gross margin for the Information Security Group decreased from 52.9% in 1999 to a negative 10.0% in 2000. Gross margin was negatively impacted in 2000 by a continuing focus on development of this Group's service capabilities and an increase in professional personnel to support the establishment of a firm client base.

     OPERATING EXPENSES. Operating expenses increased $9.4 million, or 11.3%, to $92.7 million in 2000 from $83.3 million in 1999. This increase was despite a decrease in non-recurring expenses of $2.7 million, from $9.7 million in 1999 to $7.0 million in 2000. Non-recurring charges in 2000 consisted of approximately $2.5 million of costs associated with the failed recapitalization merger with Blackstone as well as $4.2 million of costs associated with the failed separation of Kroll's Security Products and Services Group and Investigations and Intelligence Group. In 1999, non-recurring expenses included $4.1 million of merger-related expenses primarily for the Background America merger, $1.6 million in failed merger expenses associated with the failed recapitalization merger with Blackstone, as well as a restructuring charge of $4.1 million.

     Excluding non-recurring expenses, operating expenses increased $12.1 million in 2000. Approximately $1.6 million of this increase was due to operating expenses incurred by Buchler Phillips in the first quarter of 2000. The Buchler Phillips acquisition was not completed until the second quarter of 1999 and its operating expenses are not included in Kroll's historical financial information until the effective date of the acquisition, April 1, 1999. Also included in the operating expense increase were increases of $2.5 million for depreciation and amortization of fixed and intangible assets, including goodwill, and $2.4 million for bad debt expense. In the third quarter of 1999, the Investigations and Intelligence Group recovered approximately $1.5 million of a previously written off bad debt which offset a portion of the Group's bad debt expense recognized in 1999. In 2000, slow client payments prompted the Investigations and Intelligence Group to increase its reserve for uncollectible accounts receivable. In addition, operating expenses in the Information Security Group increased $5.1 million as a result of the continuing focus on development of this Group's software products capabilities, including an increase in professional and support personnel to support the increased development.

     As a percentage of net sales, operating expenses, before non-recurring charges, increased from 39.2% in 1999 to 41.7% in 2000. The increase in operating expenses as a percentage of net sales primarily was attributable to increased fixed costs to develop the Information Security Group's software products capabilities and to the increases related to depreciation, amortization and bad debt expenses.

     INTEREST EXPENSE. Interest expense increased $1.5 million, or 57%, to $4.3 million in 2000, from $2.8 million in 1999. This increase was the result of increased borrowings under Kroll's revolving credit facility. For most of the first six months of 1999, Kroll had excess funds as a result of a public offering of stock completed in May 1998 and no borrowings were required on the revolving credit facility until the purchase of Buchler Phillips on June 3, 1999. In 2000, increased borrowings under Kroll's revolving credit facility primarily related to the continuing funding of the working capital needs of the Information Security Group, costs of approximately $4.2 million related to the failed separation of Kroll's two principal operating groups and failed merger costs of $2.5 million.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $2.4 million in 2000 compared to $(1.1) million in 1999. The effective tax rates for the periods were (48)% in 1999 and 18% in 2000. In 2000, Kroll recorded tax expense despite the pre-tax loss incurred from operations. The tax provision resulted from the non-deductibility of certain expenses, including the failed separation costs and a litigation settlement with the U.S. Department of Justice regarding SPSG, and from income in certain domestic and foreign jurisdictions. Additionally, certain domestic and foreign entities realized losses in 2000 from which Kroll was not able to benefit for tax purposes. A valuation allowance related to all of these net operating loss carryforwards was provided for in 2000.


     DISCONTINUED OPERATIONS. The results from the discontinued Security Products and Services Group decreased $11.0 million from income of $1.0 million in 1999 to a loss of $10.0 million in 2000. This decrease was primarily due to a $12.3 million decrease in sales without a corresponding decrease in the cost of sales. The $2.1 million increase in cost of sales on lower sales volume resulted in an increase of 10.4% in the cost of sales as a percentage of sales. Partially offsetting these factors was a reduction of approximately $3.3 million in the provision for income taxes and a slight decrease in administrative and sales costs.


     The loss from operations of the discontinued Voice and Data Communications Group increased from $1.8 million in 1999 to $3.2 million in 2000. This increase was due to an increase in the Group's inventory reserve resulting from excess stock of technologically outdated telecommunications equipment as well as an increase in the allowance for doubtful accounts due to slow paying clients. Due to the uncertainty surrounding the future realizability of the tax benefit associated with the Voice and Data Communication Group's losses in the future, management concluded that a valuation allowance for the entire tax benefit was required in both 1999 and 2000. In addition, management estimated a loss on disposal of $5.0 million, which includes the estimated future results of operations through the anticipated date of the shutdown. Major components of the estimated loss on disposal include a writedown of related goodwill and other asset balances of $4.2 million and estimated severance, operating and shutdown costs of $0.8 million.

     NET LOSS. Net loss increased $32.0 million from a loss of $1.9 million in 1999 to a loss of $33.9 million in 2000. The increase in net loss was due primarily to a decrease in gross profit of $1.7 million, increases in operating expenses of $9.4 million, increases of $3.5 million in provision for taxes, increases in losses associated with the discontinued Voice and Data Communications Group of $6.5 million and a loss of $10.0 million in 2000 compared to income of $1.0 million in 1999 for the discontinued Security Products and Services Group.

CRITICAL ACCOUNTING POLICIES

     Kroll's significant accounting policies, including the assumptions and judgments underlying them, are more fully described in the notes to the consolidated financial statements included elsewhere herein. Some of our accounting policies require the application of significant judgment by management in the preparation of our financial statements, and as a result they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Kroll's significant accounting policies include the following:

     USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenue related to fixed price arrangements is recognized based upon costs incurred as a percentage of the estimated total direct costs of the respective arrangements. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

     DATABASES. Databases are capitalized costs incurred in obtaining information from third party providers. Kroll utilizes this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS. Assets and liabilities of foreign operations are translated using period-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the period, with gains or losses resulting from translation included in a separate component of shareholders' equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying consolidated statements of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZOLFO COOPER

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with Zolfo Cooper's combined financial statements and notes to the combined financial statements included elsewhere in this prospectus.

GENERAL

     On September 5, 2002, we acquired Zolfo Cooper, a leading provider of corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services.

CRITICAL ACCOUNTING POLICIES

     Zolfo Cooper's significant accounting policies, including the assumptions and judgments underlying them, are more fully described in the notes to the combined financial statements of Zolfo Cooper included elsewhere herein. Some of Zolfo Cooper's accounting policies have required the application of significant judgment by management in the preparation of Zolfo Cooper's financial statements, and, as a result, they are subject to a greater degree of uncertainty. In applying these policies, Zolfo Cooper's management used its judgment to determine the appropriate assumptions to be used in calculating estimates that affected the reported amounts of assets, liabilities, revenues and expenses. We believe that these estimates and assumptions are reasonable under the circumstances. Zolfo Cooper's significant accounting policies include the following:

     USE OF ESTIMATES. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Revenues have been recognized as services were performed pursuant to the applicable contractual arrangements. The impact of any revisions in estimated total revenues and direct contract costs was recognized in the period in which they became known. Zolfo Cooper recorded either billed or unbilled accounts receivable based on case-by-case invoicing determinations and adjusted the amounts recorded on a periodic basis to reflect collectibility. Zolfo Cooper has recognized contingent fees as earned, i.e. upon satisfaction of all conditions to their payment.

     COST OF PROFESSIONAL SERVICES. Professional compensation includes payments to non-equity partners and all professional employees and subcontractors. Distributions to equity partners are not included in professional compensation.

     INCOME TAXES. Prior to our acquisition of Zolfo Cooper, Zolfo Cooper was not subject to federal income tax. For federal income tax purposes Zolfo Cooper was taxed on a pass-through basis. In addition, limited liability companies included in Zolfo Cooper have been subject to state unincorporated business tax in each year. For both federal and New Jersey income tax purposes, the corporations included in Zolfo Cooper elected from inception to be taxed as S corporations. Accordingly, no federal tax was paid by Zolfo Cooper on a corporate level, but the income from such corporations was passed through to shareholders.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001:

     The following table sets forth the items noted as a percentage of revenues:

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               2001        2002
                                                              -------     -------
Revenues:
  Professional fees.........................................    99.8%       99.9%
  Other charges and fees....................................     0.2         0.1
                                                               -----       -----
                                                               100.0%      100.0%
Cost of services............................................    22.8        31.1
                                                               -----       -----
Gross profit................................................    77.2        68.9
                                                               -----       -----
Operating expenses:
  Marketing expenses........................................     0.3         0.2
  General and administrative expenses.......................     7.8         6.2
                                                               -----       -----
                                                                 8.1         6.4
                                                               -----       -----
Operating income............................................    69.1        62.5
                                                               -----       -----
Other income (expense):
  Interest, net.............................................    (1.2)       (1.8)
  Other income..............................................     0.2         1.1
                                                               -----       -----
                                                                (1.0)       (0.7)
                                                               -----       -----
Income before provision for income taxes....................    68.1        61.8
                                                               -----       -----
Provision for income taxes..................................     0.8         0.6
                                                               -----       -----
Net income..................................................    67.3%       61.2%
                                                               =====       =====

     REVENUES. Revenues for the six months ended June 30, 2002 increased $1.9 million, or 6.3%, from $29.9 million in the six months ended June 30, 2001 to $31.8 million in the six months ended June 30, 2002. This increase was primarily attributable to an increase in total professional hours billed and higher hourly billing rates, partially offset by a decrease in revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees for the six months ended June 30, 2002 decreased $3.9 million, or 75.8%, from $5.2 million in the six months ended June 30, 2001 to $1.3 million in the six months ended June 30, 2002. As a percentage of revenues, contingent fees decreased from 17.3% in the six months ended June 30, 2001 to 3.9% in the six months ended June 30, 2002. Exclusive of contingent fees, revenues for the six months ended June 30, 2002 increased $5.8 million, or 23.5%, from $24.7 million in the six months ended June 30, 2001 to $30.5 million in the six months ended June 30, 2002.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $3.1 million, or 45.1%, from $6.8 million in the six months ended June 30, 2001 to $9.9 million in the six months ended June 30, 2002. This increase was primarily the result of an increase in professional compensation of $1.5 million, related to a combination of increased headcount and higher compensation levels; operating costs of $0.9 million, related to an airplane acquired in mid-year 2001; and depreciation and amortization of $0.6 million attributable primarily to depreciation of the company airplane. Headcount, exclusive of partner-level personnel, increased from 58 at June 30, 2001 to 77 at

June 30, 2002. As a percentage of revenues, gross margin decreased from 77.2% for the six months ended June 30, 2001 to 68.9% for the six months ended June 30, 2002.

     OPERATING EXPENSES. Operating expenses decreased $0.4 million, or 15.8%, from $2.4 million for the six months ended June 30, 2001 to $2.0 million for the six months ended June 30, 2002 primarily due to a decrease in bad debt write-downs during the first half of 2002.

     OTHER EXPENSE. Other expense decreased by $0.1 million, or 27.5%, from $(0.3) million for the six months ended June 30, 2001 to $(0.2) million for the six months ended June 30, 2002 due principally to lease revenue related to the company airplane. This was partially offset by increased interest expense on member capital due to higher retained earnings.

  FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000:

     The following table sets forth, for the periods indicated, the items noted as a percentage of revenues:

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                                        1999         2000         2001
                                                       ------       ------       ------
Revenues:
  Professional fees..................................   99.6%        99.6%        99.8%
  Other charges and fees.............................    0.4          0.4          0.2
                                                       -----        -----        -----
                                                       100.0%       100.0%       100.0%
                                                       -----        -----        -----
Cost of services.....................................   31.0         38.4         29.6
                                                       -----        -----        -----
Gross profit.........................................   69.0         61.6         70.4
Operating expenses:
  Marketing expenses.................................    0.4          0.4          0.3
  General and administrative expenses................   13.9         13.4         10.4
  Impairment of fixed assets.........................    0.0          0.0          0.9
                                                       -----        -----        -----
                                                        14.3         13.8         11.6
                                                       -----        -----        -----
Operating income.....................................   54.7         47.8         58.8
                                                       -----        -----        -----
Other income (expense):
  Interest, net......................................   (2.1)        (1.4)        (1.3)
  Other income.......................................    0.6          0.5          0.2
                                                       -----        -----        -----
                                                        (1.5)        (0.9)        (1.1)
                                                       -----        -----        -----
Income before provision for income taxes.............   53.2         46.9         57.7
                                                       -----        -----        -----
Provision for income taxes...........................    1.1          1.5          0.8
                                                       -----        -----        -----
Net income...........................................   52.1%        45.4%        56.9%
                                                       =====        =====        =====

     REVENUES. Revenues for the year ended December 31, 2001 increased $21.5 million, or 57.3%, from $37.7 million in the year ended December 31, 2000 to $59.2 million in 2001. This increase was primarily attributable to an increase in total professional hours billed, higher hourly billing rates and increased revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees increased $5.3 million, or 160.6%, from $3.3 million in 2000 to $8.6 million in 2001. As a percentage of revenues, contingent fees increased from 8.8% in 2000 to 14.5% in 2001. Exclusive of contingent fees, revenues for 2001 increased $16.2 million, or 47.1%, from $34.4 million for 2000 to $50.6 million for 2001.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $3.1 million, or 21.4%, from $14.5 million in 2000 to $17.6 million in 2001. This increase was primarily the result of an increase in professional compensation of $1.9 million, related to a combination of increased headcount and higher compensation levels; operating expenses of $0.5 million relating to the company airplane; and depreciation and amortization of $0.5 million relating principally to the company airplane. Headcount, exclusive of partner-level personnel, increased from 51 at December 31, 2000 to 66 at December 31, 2001. Professional compensation decreased as a percentage of revenues due to a decrease in non-equity partner headcount. As a percentage of revenues, gross margin increased from 61.6% in 2000 to 70.4% in 2001.

     OPERATING EXPENSES. Operating expenses increased $1.6 million, or 31.2%, from $5.2 million in 2000 to $6.8 million in 2001. The increase was due primarily to an increase in general and administrative expenses of $0.7 million, due principally to an increase in bad debt expenses, costs relating to the relocation of Zolfo Cooper's New Jersey operations to substantially larger offices and increased administrative expenses supporting higher revenues. In addition, there was an increase in depreciation and amortization expenses of $0.3 million; and an impairment charge of $0.5 million relating to the company airplane.

     OTHER EXPENSE. Other expense increased $0.3 million, or 102.5%, from $(0.3 million) in 2000 to $(0.6 million) in 2001. This increase was primarily attributable to higher interest expense on member capital due to higher retained earnings and loss on an investment partnership.

 FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999:

     REVENUES. Revenues for the year ended December 31, 2000 increased $14.2 million, or 60.5%, from $23.5 million in the year ended December 31, 1999 to $37.7 million in 2000. This increase was primarily attributable to an increase in total professional hours billed, higher hourly billing rates and increased revenues from contingent fee arrangements. Capacity utilization did not vary materially between periods.

     Contingent fees increased $2.6 million, or 373%, from $0.7 million in 1999 to $3.3 million in 2000. As a percentage of revenues, contingent fees increased from 3.0% in 1999 to 8.8% in 2000. Exclusive of contingent fees, revenues for 2000 increased $11.6 million, or 50.5%, from $22.8 million for 1999 to $34.4 million for 2000.

     COST OF SERVICES AND GROSS MARGIN. Cost of services increased $7.2 million, or 98.7%, from $7.3 million in 1999 to $14.5 million in 2000. This increase was primarily the result of an increase in professional compensation of $7.1 million, related to the revision of Zolfo Cooper's compensation policy for non-equity partners, which resulted in substantially increased payments to such persons during 2000, and to a combination of increased headcount and higher compensation levels. Headcount, exclusive of partner-level personnel, increased from 36 at December 31, 1999 to 51 at December 31, 2000. As a percentage of revenues, gross margin decreased from 69.0% in 1999 to 61.6% in 2000.

     OPERATING EXPENSES. Operating expenses increased $1.9 million, or 55.6%, from $3.4 million in 1999 to $5.2 million in 2000, primarily attributable to bad debt write-offs, the opening of Zolfo Cooper's Los Angeles office and the acquisition of an accounting software package.

     OTHER EXPENSE.  Other expense was substantially the same in 1999 and 2000.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. Kroll historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations.

     We currently believe that the net proceeds from this offering combined with the available borrowings under the credit facility, the cash acquired in the merger with Ontrack, and Kroll's anticipated cash from future operations, will be sufficient to fund our operations for at least the next 12 months.

     CREDIT FACILITIES AND SENIOR NOTES. In 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. This agreement was terminated on November 14, 2001 when Kroll repaid all amounts outstanding under the agreement. At that time, Kroll also repaid all of its outstanding senior notes. The outstanding loans under the revolving credit facility lender and the senior note holders were repaid with the proceeds from the sale of Kroll's Security Products and Services Group to Armor on August 22, 2001 and the proceeds from the sale of the 6% convertible notes described in the next paragraph.

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% senior secured subordinated convertible notes due 2006. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. In May 2002, Kroll made the first required interest payment of approximately $0.9 million. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     In connection with the issuance of the 6% convertible notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.6% per year on the $30.0 million aggregate principal amount. Upon conversion or redemption of the notes, Kroll will record a non-cash interest expense equal to the unamortized notes discount at the time of conversion. A significant portion of the proceeds from these notes was used to retire Kroll's amended bank loan and senior notes (see note 8(c) of the notes to the consolidated unaudited financial statements included elsewhere in this prospectus). Excess proceeds of approximately $8.4 million were used for working capital to fund operations.

     The 6% convertible notes were originally secured by assets of Kroll and its material domestic subsidiaries and the pledge of the stock of certain of Kroll's subsidiaries and were subordinate to the security interest and rights of the then existing credit facility lender. The 6% convertible notes also contained certain customary covenants, including covenants that prohibit Kroll from disposing of any material subsidiary, incurring or permitting to exist any senior or pari-passu debt other than the $15.0 million debt owed to Foothill Capital Corporation described below, or any liability for borrowed money, guaranteeing the obligations for borrowed money of any third party, creating or permitting to exist any material liens on assets of material subsidiaries, or entering into a transaction prior to November 14, 2003 that involves a "change in control" of Kroll (as defined in the notes). The 6% convertible notes are payable upon any change in control of Kroll at the option of the holders and the holders had the right to designate an observer to the board of directors.

     On September 5, 2002, Kroll agreed with Palisade Concentrated Equity Partnership, L.P., the holder of two-thirds of Kroll's outstanding 6% convertible notes in the aggregate principal amount of $30.0 million, to amend certain agreements in respect of all of the 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the 6% convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% convertible notes (several of which are described above). Furthermore, Palisade, the only noteholder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the new credit facility.

     In connection with these amendments, we agreed that if the volume weighted average price of the common stock for the 15 trading days commencing on September 6, 2002 is less than $21.00 per share, we will pay to Palisade the difference between the volume weighted average price for the 15-day trading period and $21.00 for each of the shares of common stock into which their 6% convertible notes are converted into, up to the maximum of $2 million. This payment will be reduced by the amount Palisade receives in excess of $21.00 per share for each share it sells during the 15-day trading period. Palisade shall not be entitled to the payment if at any time during the trading period it sells (long or short) an aggregate of 1,000,000 or more shares of common stock. Palisade has also agreed to enter into a customary lock-up for the period commencing at the end of the 15-day trading period and expiring 90 days following the pricing of this offering.

     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. The demand note bears interest at the Bank of England's base rate plus 1.5%. At June 30, 2002, the interest rate was 5.5%. In March 2002, maximum borrowings permitted under the demand note were increased from 2.5 million pounds sterling to 4.4 million pounds sterling, or $6.7 million as translated at June 30, 2002. Borrowings outstanding under this demand note were approximately $2.6 million and $1.5 million, as translated at December 31, 2001 and June 30, 2002, respectively.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. Through September 5, 2002, there were no borrowings under the credit facility. On September 5, 2002, Kroll terminated this credit facility.

 NEW CREDIT FACILITY

     On September 5, 2002, we entered into a new credit facility that provides for a $75 million three-year term loan and a $25 million revolving credit facility. We borrowed $75 million under the term loan portion of the credit facility to pay a portion of the cash part of the purchase price for Zolfo Cooper. This loan will be repaid from the proceeds of this offering. See "Use of Proceeds." As of September 24, 2002, no loans were outstanding under the revolving credit facility. At our option, the interest rate on the revolving credit loans is based on either (i) LIBOR or (ii) the higher of the prime rate of Credit Suisse First Boston or the Federal Funds Effective Rate plus .50%. The interest rate we pay varies from 1.25% to 3.00% above LIBOR for our LIBOR borrowings and from 0.625% to 2.375% above the prime rate for our base rate borrowings depending, in each case, upon the ratings of our secured debt and our leverage ratio. Our available credit under the revolving credit facility is equal to 85% of the eligible receivables of Kroll and our subsidiaries that have guaranteed our obligations under the credit facility.

     Our credit facility contains financial covenants requiring us to meet:

     - fixed charge coverage test;

     - maximum leverage requirement;

     - minimum EBITDA requirements; and

     - maximum capital requirements.

     REPAYMENT, MANDATORY REPAYMENT AND VOLUNTARY PREPAYMENT. Our revolving credit facility requires quarterly payment of interest with a final payment of any outstanding balance payable on the maturity date of the loan, September 5, 2005, although we are required to prepay the loan to the extent of certain excess cash flows, and the proceeds of asset sales and the issuance of debt or equity securities.

     Subject to the conditions set forth in our credit facility, we may make voluntary prepayments or reductions in commitments without penalty or premium, unless we prepay a LIBOR loan, in which case we will be required to pay any breakage costs.

     SECURITY AND GUARANTY. All of our material domestic subsidiaries have guaranteed our obligations under the credit facility. In addition, our obligations under the credit facility are secured by:

     - a lien on substantially all of our assets;

     - pledges of all of the shares of capital stock in all of our material domestic subsidiaries;

     - pledges of 65% of the capital stock in certain of our foreign subsidiaries;

     - a lien on substantially all of the domestic assets of our domestic subsidiaries;

     - pledges of the guarantors' capital stock in all of their material domestic subsidiaries; and

     - pledges of 65% of the guarantors' capital stock in certain of their foreign subsidiaries.

     RESTRICTIVE COVENANTS. The restrictive covenants set forth in our credit facility restrict us and the guarantors and their subsidiaries, from, among other things:

     - paying dividends;

     - incurring additional indebtedness;

     - permitting liens on their assets;

     - making investments exceeding specific dollar amounts;

     - merging into or consolidating with other entities;

     - selling or otherwise disposing of their assets; and

     - making certain loans or advances to us or certain of our subsidiaries or transfering certain of our or our subsidiaries' properties or assets.

     EVENTS OF DEFAULT. Upon the occurrence of an event of default under our credit facility, the lenders may require that all amounts outstanding be repaid immediately and terminate our ability to make further borrowings and foreclose on the collateral. Each of the following events is, in some cases after the passage of time or notice or both, an event of default under our credit facility:

     - non-payment of amounts due under the loan facility;

     - breach of our covenants;

     - misrepresentation;

     - event of insolvency or bankruptcy;

     - certain judgments;

     - dissolution;

     - change of control;

     - failure of guaranties and collateral agreements to be in effect; and

     - certain ERISA events.

     The commitment letter for our credit facility provides that our lender can make specified changes to the terms of our credit agreement in order to syndicate our credit facility.

     CASH FLOWS FROM OPERATING ACTIVITIES. Operating activities provided $2.6 million in net cash for the six months ended June 30, 2001 compared to $5.6 million for the six months ended June 30, 2002. The $3.0 million increase from the 2001 period to the 2002 period reflects strong sales growth, which was partially offset by a corresponding increase in working capital investments to fund increased business activity. Kroll believes that its cash from operations will significantly increase as a result of the acquisition of Zolfo Cooper.

     CASH FLOWS FROM INVESTING ACTIVITIES. For the six months ended June 30, 2001, Kroll used $3.2 million in investing activities compared to $23.2 million provided for the six months ended June 30, 2002. In the 2001 period, $1.3 million was used for capital expenditures and $1.9 million was used for database additions. In the 2002 period, Kroll received $32.0 million in cash (and approximately $5.6 million in short term marketable securities) as a result of acquiring Ontrack and made cash expenditures of $2.9 million, resulting in net cash provided of $29.1 million. In addition, in the 2002 period, Kroll made expenditures totaling $5.9 million, which included additions to capital assets, databases, and intangible assets of $1.0 million, $2.0 million and $2.9 million, respectively.

     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash used in financing activities was $1.3 million for the six months ended June 30, 2001 compared with net cash provided of $2.4 million for the six months ended June 30, 2002. Foreign currency translation accounted for $1.1 million of the cash used in 2001, while $0.2 million was used to pay down long-term debt. In the 2002 period, $5.1 million of cash was provided from the exercise of stock options, with net payments of $1.8 million made on revolving lines of credit and total payments $0.5 million made on long-term debt. Foreign currency translation accounted for the remaining $0.4 million of cash used.

     Kroll's contractual obligations were comprised of the following as of June 30, 2002:

                                                 PAYMENTS DUE BY PERIOD
                             ---------------------------------------------------------------
CONTRACTUAL OBLIGATION        TOTAL    WITHIN 1 YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
----------------------        -----    -------------   ---------   ---------   -------------
                                                 (DOLLARS IN THOUSANDS)
Long-term debt.............  $30,068      $    53       $    15     $30,000       $    --
Operating leases...........   60,090       12,519        21,015      16,449        10,107
                             -------      -------       -------     -------       -------
     Total.................  $90,158      $12,572       $21,030     $46,449       $10,107
                             =======      =======       =======     =======       =======

     Kroll also had a standby letter of credit outstanding at June 30, 2002 in the amount of approximately $1.5 million, which is personally guaranteed by an executive officer and shareholder of Kroll.

     CASH FLOWS FROM DISCONTINUED OPERATIONS. Net cash provided by discontinued operations was $0.1 million for the six months ended June 30, 2001 compared to net cash used of $0.4 million for the six months ended June 30, 2002. In June 2001, VDCG was sold and on August 22, 2001 SPSG was sold to Armor. Kroll's discontinued Russian business accounted for the $0.4 million of cash used in 2002 (see note 4(a) to the notes to the consolidated unaudited financial statements included elsewhere in this prospectus).

     In May 2002, Kroll and Armor resolved post-closing adjustments to the SPSG closing date balance sheet, which resulted in the payment to Kroll of $1.1 million of the $1.5 million held in escrow.

     FOREIGN OPERATIONS. Kroll attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries; maintaining reserves for credit losses, and insuring equipment to protect against losses related to political risks and terrorism. In the 2001 period, Kroll utilized derivative financial instruments, in the form of forward contracts, to hedge some of its exposure to foreign currency rate fluctuations. As of June 30, 2001, the foreign currency hedge contracts had a notional amount of $3.2 million, which approximated their estimated fair value. Kroll does not currently utilize derivative financial instruments.

     QUARTERLY FLUCTUATIONS. Kroll generally does not have long-term contracts with its clients and its ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of a relatively short duration. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     NEW ACCOUNTING PRONOUNCEMENTS. In September 2000, the Emerging Issues Task Force or EITF announced Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information," stating that the EITF is considering different views for the accounting for database costs. One of the views would require Kroll to expense some or all of the database costs that Kroll currently capitalizes and amortizes, which is currently an acceptable alternative. Adoption of a different method of accounting for database costs could have a material impact on Kroll's financial position and results of operations. To date, the EITF has not made any official determinations concerning this issue.

     In June 2001, the Financial Accounting Standards Board or FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" or SFAS No. 142, which establishes accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. Accordingly, effective January 1, 2002, Kroll ceased amortizing goodwill and similar intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books, as required by SFAS 142. The tests determined that Kroll's recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place (see note 13 of the notes to the consolidated unaudited financial statements included elsewhere in this prospectus).

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" or SFAS No. 143, which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and management expects that the adoption of this statement will not have a material impact on Kroll's results of operations or financial position.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" or SFAS No. 144, which replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002, and there was no material impact relating to the implementation of this statement on its results of operations or financial position.

     In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for Kroll for the year ending December 31, 2003. Management expects that adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS No. 146. SFAS No. 146 will supersede EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

                                    BUSINESS

GENERAL

     Kroll is a leading global provider of complementary risk consulting services. We assist businesses, governments, and individuals throughout the world in preventing, mitigating, and responding to risk through an integrated suite of services. Our five business groups enable Kroll to provide our clients with comprehensive, single source, risk consulting services. These five business groups are:

     - CONSULTING SERVICES. Kroll provides independent consulting services free from the audit conflicts incurred by major accounting firms. These consulting services include investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, and intellectual property and infringement investigations.

     - CORPORATE ADVISORY AND RESTRUCTURING. Kroll acts both in an advisory capacity to, and as interim management of, financially troubled companies throughout North America and Europe, and advises all the various stakeholders involved in the reorganization process. In this context, Kroll provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services. The combination of Kroll's pre-existing corporate advisory and recovery group in the U.K. and Canada, with our recent acquisition of Zolfo Cooper, allows Kroll to act as a single source provider for the increasing number of large scale cross-border U.S. based bankruptcies and restructurings. Our Corporate Advisory and Restructuring Group is able to make extensive use of professionals from our Consulting Services Group and our Technology Services Group within its engagements.

     - TECHNOLOGY SERVICES. Kroll provides electronic discovery, data recovery, and computer forensics services, along with related software solutions. Kroll's electronic discovery and computer forensics services strongly complement our Consulting Services Group and our Corporate Advisory and Restructuring Group.

     - BACKGROUND SCREENING. Kroll provides pre-employment and security background screening, drug testing, and surveillance. These services are a natural complement to both our investigative and security services capabilities by providing a proactive solution to preventing risk.

     - SECURITY SERVICES. Kroll provides security architecture and design, corporate security consulting and crisis management, emergency management, environmental services, and protective services operations and training.

     Founded in 1972, Kroll's predecessor, Kroll Associates (now a wholly-owned subsidiary of Kroll), was established to provide investigative services to the world's leading corporations to assist them in responding to risks created by white collar crime and physical threats. From 1997 to 2002, Kroll was transformed from being primarily a response company into a response, prevention, and solutions company. The path to this transformation was Kroll's effective integration of fill-out acquisitions that brought Kroll complementary services and helped build its current integrated risk consulting services offering.

     The events of 2001 and 2002, including the destruction of the World Trade Center and the events surrounding the collapse of Enron, Adelphia, and WorldCom, have redefined the world. In this environment, our clients are increasingly recognizing the need to be proactive rather than reactive, and they are relying upon Kroll's comprehensive and integrated risk prevention, mitigation, and response services to meet their need for risk consulting services. In a world demanding greater security, whether financial, cyber, or physical, Kroll's expertise, independence, and integrity have made Kroll "A Company for Today's World."

     Our clients include multinational corporations, leading law firms, major financial institutions, U.S. government agencies, foreign governments, and individuals. In the past two years, Kroll has performed work for the majority of the corporations in the Fortune 50 and Fortune 500, and the substantial majority of the National Law Journal's top 250 U.S. law firms.

     We are consistently called upon to manage high profile, sensitive matters. Recent examples include:

     - Monitoring the reformation of the Los Angeles Police Department under its Department of Justice consent decree;

     - Conducting a major money laundering investigation in Bosnia for the United Nations;

     - Acting as interim management, Chief Restructuring Officer, and acting Chief Executive Officer of Enron;

     - Managing the European aspects of the Federal Mogul, Global Crossing, and Budget Rent a Car restructurings;

     - Managing the electronic discovery requirements for the review of the merger of two technology companies in one of the largest and most time sensitive antitrust engagements to date;

     - Performing computer forensics analysis of hard drives on behalf of a group of news organizations in connection with the Florida recount in the 2000 presidential elections;

     - Providing employee screening services for new hires of Ryder System;

     - Providing integrated background checking and drug testing services for over 250 health care facilities in 28 states for Life Care Centers of America;

     - Conducting anti-terrorism and emergency response training for the approximately 10,500 employees of the New Jersey Transit Corporation; and

     - Assisting the District of Columbia Emergency Management Agency in establishing neighborhood-based emergency plans and providing emergency management training to District of Columbia residents.

COMPETITIVE STRENGTHS

     We believe that we benefit from the following competitive strengths:

     - LEADING BRAND NAME. The Kroll brand is among the most respected brands in our areas of operation;

     - GLOBAL INFRASTRUCTURE. Kroll's global presence and infrastructure provide the ability to deliver global solutions to multinational clients and multinational issues;

     - DIVERSIFIED REVENUE SOURCES. Our revenues are diversified over our five business groups and over a broad, diversified client base that includes both end user clients, such as major corporations, and clients that provide access to multiple engagements for their own clients, such as major law firms and investment banking firms. Our business groups include a favorable mix of cyclical and counter-cyclical businesses;

     - SCALABLE, COMPLEMENTARY PRODUCT/SERVICE MIX. Kroll's products and services are in high demand, include a significant component of scalable, recurring revenue products and services, and sell into similar or complementary markets;

     - LONG-TERM, DIVERSIFIED, CLIENT RELATIONSHIPS. Kroll enjoys strong long-term relationships with its clients, resulting in a significant incidence of repeat client engagements and referrals; and

     - STRONG MANAGEMENT TEAM. Kroll's senior management team is experienced and proven and includes the top talent from our key past acquisitions.

GROWTH STRATEGY

     We intend to pursue our growth strategy by capitalizing on our many inherent strengths. Specifically, we plan to:

     - LEVERAGE OUR RELATIONSHIPS, BRAND, AND DIVERSITY OF SERVICES by expanding the relationships Kroll has within our client organizations, offering a broader array of integrated services, and bundling our services to meet the risk mitigation requirements of specific sectors;

     - LEVERAGE OUR GLOBAL INFRASTRUCTURE to offer clients integrated cross-border services, particularly in corporate advisory and restructuring and background screening;

     - PROMOTE AND REINFORCE OUR POSITION AS THE INDEPENDENT ALTERNATIVE TO THE "BIG FOUR" AUDITING FIRMS FOR CONSULTING SERVICES through focused marketing and advertising initiatives;

     - FOCUS ON OUR FASTER GROWING BUSINESSES, such as corporate restructuring, forensic accounting, security, background screening, electronic discovery, and computer forensics; and

     - MAKE SELECTIVE ACQUISITIONS that leverage our brand, extend our service offerings, expand the array of scalable products and services we offer, create efficiencies, and are accretive to earnings with a focus on addressing specific needs within our existing businesses.

                                    SERVICES

     Our services are divided into five business groups. The following table presents the aggregate net sales for each of our service groups for the periods indicated:

                                                                SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,           JUNE 30,
                              ------------------------------   -------------------
                                1999       2000       2001       2001       2002
                                ----       ----       ----       ----       ----
                                             (DOLLARS IN THOUSANDS)
Consulting Services Group...  $ 95,091   $103,102   $106,126   $ 53,331   $ 51,170
Corporate Advisory and
  Restructuring Group(1)....    37,217     58,126     89,991     42,352     51,957
Technology Services
  Group(2)..................    43,997     55,552     60,227     28,068     31,681
Security Services Group.....    29,108     28,812     24,129      9,966     14,409
Background Screening
  Services Group............    44,926     46,588     42,491     21,710     24,709
Information Security
  Group.....................     4,345      4,033         --         --         --
                              --------   --------   --------   --------   --------
     Total Services.........  $254,684   $296,213   $322,964   $155,427   $173,926

---------------
(1) Includes approximately $23.5 million, $37.7 million, $59.2 million, $29.9 million, and $31.8 million of net sales for the years ended December 31, 1999, 2000, 2001, and the six months ended June 30, 2001 and 2002, respectively, which are attributable to Zolfo Cooper's historical corporate restructuring practice. All historical financial data of Zolfo Cooper is derived from the combined financial statements of Zolfo Cooper included elsewhere in this prospectus. We acquired Zolfo Cooper on September 5, 2002.

(2) Includes approximately $43.4 million, $52.9 million, $55.8 million, $26.2 million, and $26.4 million of net sales for the years ended December 31, 1999, 2000, 2001, the six months ended June 30, 2001, and the period January 1, 2002 to June 13, 2002, respectively, which are attributable to Ontrack's historical technology services practice. All historical financial data of Ontrack is derived from the consolidated financial statements of Ontrack included elsewhere in this prospectus. We acquired Ontrack on June 13, 2002.

CONSULTING SERVICES GROUP

     Kroll provides independent consulting services free from the audit conflicts experienced by major accounting firms. These consulting services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, and intellectual property and infringement investigations.

  SERVICES

     BUSINESS AND FINANCIAL INVESTIGATIONS. Through our multi-disciplinary global team of professionals with backgrounds in law, law enforcement, intelligence, and forensic accounting, we provide clients with the information and analysis necessary to make informed decisions about potential risks and suspected wrongdoing. Our investigative and fact-finding services are utilized by businesses, governments, non-profit institutions, law firms, and individuals, and address issues as diverse as reputational threats, money laundering, organized crime, and management malfeasance. Our fraud investigations services encompass civil and criminal fraud, employee fraud and theft, management fraud and theft, procurement fraud, and the identification of secret commissions and kickbacks. We have broad experience in detecting, investigating, and assisting clients in asset tracing and recovery, systems consulting, security, and internal control reviews and training on fraud awareness, prevention, and related topics.

     FORENSIC ACCOUNTING. Forensic accounting is the application of financial knowledge and skills, in conjunction with investigative strategies and techniques, to resolve, in a legally defensible manner, matters that are financial in nature. Our forensic and investigative accountants work with corporations, law firms, financial institutions, governments, and individuals to assist them in successfully handling complex, high risk, financial, and investigative situations. Our services include statutory and regulatory compliance, insurance claims, and quantification of economic damages.

     BUSINESS VALUATION. We provide business valuation services to corporations, individuals, financial institutions, government agencies, debtors, creditors, and counsel on behalf of themselves or their clients in matters including mergers, acquisitions, asset divestitures, management buy-outs, expropriations, tax and corporate reorganizations, executive stock option valuations, intangible asset valuations, estate and gift tax, corporate reporting requirements, marital dissolution, and commercial litigation such as breach of contract, partnership, and shareholder disputes.

     LITIGATION CONSULTING. We provide litigation consulting services to outside counsel and in-house lawyers to assist them in the preparation and resolution of litigation or arbitration proceedings and in designing settlement strategies. These services include:

     - Expert Testimony. We render expert opinions at trial or in regulatory proceedings concerning proof of business facts, damage calculations, and other matters. A number of our senior staff members are experienced expert witnesses.

     - Expert Consultation. We assist counsel to evaluate whether actionable conduct occurred and/or develop an effective strategy for obtaining a favorable settlement or judgment in pending litigation.

     - Facilitation. We assist disputants using alternative dispute resolution mechanisms, such as mediation or arbitration, in which they, or the trier of fact, retain decision-making authority.

     - Trier of Fact. We serve as arbitrators and also advise clients employing an arbitrator or a special master to resolve a dispute.

     DUE DILIGENCE. We help our clients conduct in-depth investigations into prospective transactions to minimize risk and help ensure success. Without proper due diligence, businesses are exposed to an increased likelihood of financial losses and liabilities as well as injured reputations. We provide comprehensive background information and intelligence in areas such as personal and business reputation, financial and operating history, verification of key representations, records of litigation, liens or judgments, environmental liabilities, and other actual or potential problems.

     The due diligence and background information and analysis that we furnish are intended to be useful for lenders, underwriters, potential acquirers, and other businesses concerned with assessing and attempting to minimize the risks related to critical financial and other business decisions. These services include pre-transaction intelligence, due diligence investigations, competitor intelligence and analysis, intelligence in contests for corporate control, and market entry intelligence related to business partners, clients, and critical vendors.

     LITIGATION INTELLIGENCE. We assist counsel in developing evidence to support a claim or defense, identifying and locating material witnesses, investigating adverse witnesses, process management, assessing the strategic goals and financial commitment of the opposition, and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Our wide-ranging information gathering can help businesses and legal strategists decide whether to sue, go to trial, or employ alternative dispute resolution and whether, and at what level, to negotiate a settlement.

     ASSET TRACING AND ANALYSIS. Our asset tracing services consist of tracing and locating assets anywhere in the world. This includes developing financial profiles and lifestyle assessments in connection with bankruptcy cases, loan defaults, internal investigations, and other due diligence requests by clients. In many cases, we have worked with trustees in bankruptcy and insolvency, creditors' committees, bankers in workout and restructuring departments, and litigation and bankruptcy attorneys in conducting searches for concealed or undisclosed assets. In other contexts, clients may be interested in a financial profile or asset analysis of a person in connection with a potential business relationship, lawsuit, or internal investigation. We believe that our asset searching and analysis techniques are effective both in uncovering assets and in bringing debtors to the negotiating table.

     MONITORING SERVICES AND SPECIAL INQUIRIES. We provide monitoring services to, and conduct special inquiries for, clients that require an independent fact finder to uncover and end fraud and implement systems that monitor compliance. Our lawyers, forensic accountants, investigators, analysts, and industry experts seek to identify violations of federal or state regulatory requirements or corporate policies and consult with clients to establish systems to audit and ensure compliance with these regulatory requirements or policies. We serve as an objective fact finder whose work product could be turned over to a questioning government regulator or a skeptical and vocal segment of the public.

     MARKET INTELLIGENCE. We apply our broad range of investigative and financial expertise to assist businesses in analyzing and evaluating market conditions, market opportunities, and the competitive environment within their industries.

     INTELLECTUAL PROPERTY AND INFRINGEMENT INVESTIGATIONS. Our investigators help to investigate and devise strategies to solve problems such as thefts of trade secrets, threats and hostile acts, gray market and counterfeit products, and patent and trademark infringements. We attempt to determine the source and extent of the problem, develop information about the parties responsible, minimize damage to the client, and propose effective measures to prevent further losses.

  CLIENTS

     Our Consulting Services Group clients include law firms, multinational corporations, financial institutions, government agencies, shareholders, investors, and individuals in a wide range of business sectors. Whether as direct clients or as sources of referral engagements, law firms form a significant element of Kroll's client base for our Consulting Services Group. Our financial institution clients include many of the largest international investment banks, numerous commercial banks, insurance companies, and other significant credit institutions. Many of these clients, particularly law firms, multinational corporations, government agencies, and financial institutions are also significant sources of business for our Corporate Advisory and Restructuring and Technology Services Groups and, to a lesser extent, our Security Services and Background Screening Groups.

     Our consulting services are charged in one of two ways: (i) on an hourly basis or (ii) on a negotiated project, or fixed fee, basis. On hourly assignments, we generally charge for our services at varying rates, depending upon the type of service being provided, the knowledge, skill, and experience of the individual professionals providing the service and the competition that exists in providing the service. Providing services on a fixed fee basis enhances the potential for higher profit margins. However, these arrangements can also result in unexpected losses on a particular project. We believe that this risk is reduced by being spread over a number of fixed fee arrangements and through our contracting process that specifies the actual steps that are required to be performed for the fixed fee.

  COMPETITION

     We face competition in our Consulting Services Group from local, regional, national, and international accounting firms, forensic accounting, litigation support, investigative, and other specialist consulting firms, including the "Big Four" accounting firms, Navigant Consulting, Huron Consulting, and Standard and Poor's.

CORPORATE ADVISORY AND RESTRUCTURING GROUP

     Kroll acts in an advisory capacity to, and as interim management of, financially troubled companies and advises all the various stakeholders involved in the reorganization process throughout North America and Europe. We have greatly expanded our size and capabilities in corporate advisory and restructuring services since we entered the business in 1999. The largest expansion came with our recent acquisition of Zolfo Cooper in September 2002. We believe that the number of financial restructurings and bankruptcies will continue to grow due to intense competition and rapidly changing markets in many industries, corporate malfeasance, the deregulation of various industries, and the recent lengthy period of economic growth during which many companies expanded and borrowed aggressively, followed by the recent recessionary environment.

     We also anticipate that bankruptcies and other corporate restructuring assignments will increasingly involve multinational assets, thereby reinforcing the need for a single provider that can carry out the corporate restructuring assignments both in North America and Europe, using local personnel.

  SERVICES

     We represent both debtors and creditors in bankruptcies, restructurings, and other situations involving financially troubled companies. We offer these services throughout North America and Europe. We also act as court appointed officers in bankruptcy and insolvency proceedings.

     DEBTOR REPRESENTATION. When advising a corporate debtor, we work with the company's management to assess the client's financial condition and viability, and then structure and implement a business rehabilitation plan designed to increase the probability that the rehabilitation will be successful. The key factors influencing whether the process is carried out in or out of court are the need for and availability of financing, the relative concentration and size of claims, the extent of legal and contractual impediments, and the types of products or services offered by the debtor. Tactics aim at reestablishing credibility to garner support for the reorganization process and a consensual reorganization and/or restructuring plan. We have advised and assisted troubled companies to resolve virtually all critical reorganization process issues in both judicial and non-judicial reorganizations.

     In the business stabilization phase, we seek to reduce a company's burn rate and arrange emergency debtor-in-possession financing on the client's behalf; restore credible communications with clients, employees, vendors, and other creditors; assist the company as it negotiates with its lenders to restructure its debt; and assess the viability/potential liability of the business, which involves an analysis of the industry, business, profit structure, capital structure, and management infrastructure of the client.

     In pursuing business rehabilitation efforts, we work with management to structure and implement a realistic business plan for the client. Such plans typically involve asset sales and business divestitures, operations improvement and cost reduction, improved operational and financial controls, and the normalization of external and internal relationships. We also work to ensure that reports on the performance of the business plan are available on a timely basis.

     In addition, we provide support and assistance in fact-finding, negotiation, litigation, and analyses of feasibility and best interests of the client in the development of a consensual reorganization and/or restructuring plan.

     If an out-of-court workout appears unlikely, we assess the impact of a bankruptcy filing on the client's financial condition and operating performance and seek debtor-in-possession financing on the client's behalf. If the client voluntarily files bankruptcy or is involuntarily forced into bankruptcy, we will assist in managing the entire bankruptcy process, including structuring, negotiating with creditors, and implementing the plan of reorganization. We also render expert testimony in connection with the bankruptcy proceeding on such issues as business unit valuation and economic loss.

     CREDITOR REPRESENTATION. When assisting either secured or unsecured creditors, we seek to maximize amounts recovered by them from the debtor in either out-of-court or in-court proceedings. In a workout engagement, we evaluate and monitor the quality and value of the collateral and any other assets available to the creditor, analyze the debtor's business plan and underlying cash flow projections, and assess the adequacy of the debtor's financial reporting systems. Based on our analysis, we then assess the debtor's viability and develop and evaluate a restructuring plan. In the event that an out-of-court workout is not feasible, we assist creditors in deciding whether to provide debtor-in-possession financing, when working through the bankruptcy process, and in structuring and evaluating various reorganization plan alternatives.

     In the context of our work for debtors and creditors, we regularly provide:

        - Operational Turnaround Services. We conduct a detailed review of the operations of our clients and assist in devising and implementing an operational plan that optimizes profits and cash flow. Our consultants provide clients with assistance that optimizes

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          their competitive advantages and improves profits and cash flows to augment investment returns and increases shareholder values.

        - Strategic Advisory Services. We assist companies in devising, reformulating, and executing upon strategic plans that will assist in maximizing competitive strength, financial health, and shareholder value.

        - Financial Crisis Management. We provide crisis management services in which our teams perform senior management functions such as chief executive officer, chief operating officer, chief financial officer, or chief restructuring officer within companies facing turnaround, financial restructuring, and bankruptcy reorganization challenges.

        - Corporate Finance Services. We assist clients in developing and implementing financial programs that are suitably aligned with the client's needs. Our services include assistance with and advice on debt and equity restructurings, financings, mergers and acquisitions, divestitures, and capital raising.

REGIONS

    NORTH AMERICA

     Kroll's North American corporate advisory and restructuring practice consists of the former Zolfo Cooper practice recently acquired by Kroll, combined with Kroll's existing corporate advisory and restructuring practice. Zolfo Cooper has worked with some of the U.S.'s largest public companies across a variety of industries, including retail, transportation/logistics, telecommunications, manufacturing, and real estate.

     As part of our North American advisory and restructuring practice, we provide services to financially distressed companies and to secured and unsecured creditors of, lenders to, and investors in, these companies. Our financial recovery professionals advise companies and creditors in some of the largest, most complex bankruptcy proceedings and out-of-court restructurings in the United States and Canada. For example, we have recently been retained as interim management, Chief Restructuring Officer, and acting Chief Executive Officer of Enron in one of the largest bankruptcies in U.S. history. We have helped hundreds of troubled companies recover and restructure their operations by investigating and reviewing their management accounts, financial systems, and operations. We also help them implement turnaround strategies and design innovative solutions that can increase sales and profits, lower costs, and improve efficiency. Banks and other institutional lenders also turn to us for financial forecasts, advice, and intelligence prior to taking on new loans or advancing additional funds to current clients. We have experience in representing all of the various stakeholders involved in a company's restructuring process, but the substantial majority of our representation has been for the debtor, and to a lesser extent, for institutional creditors or equity holders. While this work is both with and without court supervision, the majority of our work is not court supervised.

    EUROPE

     Kroll's European corporate advisory and restructuring practice consists of our pre-existing Kroll Buchler Philips business based in Europe. Kroll is the largest independent (non "Big Four" accounting firm) practice in Europe, with over 200 professionals in five offices.

     The skills and services of our European practice are substantially similar to our North American practice. However, as a result of the differences in bankruptcy administration between the United States and Europe, our European practice is primarily focused on creditor representation in court supervised engagements.

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     Operating from a United Kingdom base, Kroll conducts corporate restructuring engagements throughout Europe, demonstrating a strong understanding of the diverse business, cultural, and legal environments within which European troubled companies operate.

     A major component of Kroll's pre-existing European corporate restructuring practice has been managing the European aspects within the cross-border bankruptcies and restructurings of U.S. based multinational corporations. Recent examples include our engagement on the European components of the Federal Mogul, Global Crossing, and Budget Rent a Car Corporation bankruptcies and restructurings. With the addition of the Zolfo Cooper business, Kroll is now situated to represent clients in both the U.S. and European aspects of such cross-border bankruptcies and restructurings.

  CLIENTS

     The principal clients of our Corporate Advisory and Restructuring Group include multinational corporations, institutional and other creditors, government agencies, lawyers, accountants, financial institutions, investors, and other stakeholders in troubled companies. Some of our more notable engagements include Enron, Federal Mogul, Federated Department Stores, Sunbeam, Laidlaw, Washington Group International, Polaroid, Morrison Knudsen, Pegasus Gold, NationsRent, and ICG Communications.

     Our corporate advisory and restructuring services are typically charged on an hourly basis as well as on a negotiated project, or fixed fee, basis. In addition, a significant portion of our Corporate Advisory and Restructuring Group's sales each year has been attributable to contingent fees and a relatively small number of clients, which vary significantly from year to year. See "Risk Factors -- We face a number of risks in connection with our acquisition of Zolfo Cooper".

  COMPETITION

     We face competition in our Corporate Advisory and Restructuring Group from national and international accounting firms and specialist corporate recovery firms, such as FTI Consulting, Crossroads, Alvarez & Marsal, and AlixPartners.

TECHNOLOGY SERVICES GROUP

     Kroll provides electronic discovery, data recovery, and computer forensics services, as well as software solutions related to these services.

  SERVICES

     ELECTRONIC DISCOVERY. We conduct, manage, and advise upon the collection, analysis, and production of electronic documents and data within the legal discovery process. Our data collection process enables us to capture data from business software applications, multiple geographic locations, email systems, and IT platforms. Our data collection options can take the challenge and frustration out of gathering electronic data during the discovery phase of litigation. Collection options range from consulting services and the use of our data collection software to the use of our data gathering experts, who work on-site to capture the data. Our collection experts have gathered data from thousands of global sites and have experience with virtually every hardware and software platform.

     Once data is collected, our data analysis process helps clients to eliminate those electronic documents that are not responsive or relevant to discovery requests. Our DataTrail strategy and software technology limit the universe of electronic discovery and save clients valuable review time and costs by identifying computer files from key individuals involved in the case, searching by keyword for relevancy and privilege, reducing redundancies, flagging extremely large files potentially not relevant to the case, and eliminating blank pages. When collection and analysis are

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complete, our project managers work closely with our engineers and the client and its legal representatives to orchestrate the delivery of electronic data for review. The information generated from the collection and analysis phases is then delivered in the format best suited for each client's case, including printed documents, litigation support software, and electronic repository.

     DATA RECOVERY. Using our proprietary tools and techniques, we recover lost or corrupted data from virtually all operating systems and types of storage devices through do-it-yourself, remote, and in-lab capabilities. Our Ontrack DataTrail electronic discovery solutions help companies, law firms, and federal agencies to quickly and cost-effectively recover electronic information for use in investigations, litigation, and other legal matters. We also offer award-winning PC utility software programs that help prevent critical data loss through a broad line of problem-solving, file-management, and productivity utilities.

     In order to address the wide variety of data recovery needs of our clients, we have developed and offer a broad range of service solutions ranging from engineer assisted in-lab and Remote Data Recovery service to on-site data recovery service. Our data recovery tools and expertise give us the ability to recover data stored on nearly all types of storage media and operating system formats and to offer creative, customized, real-time solutions to clients facing unique data recovery situations.

     Clients who contact us for help in recovering their data are connected to a customer service representative who quickly assesses the data loss situation, describes associated pricing, and identifies recovery options. Clients requesting engineer-assisted services will then provide us access to their data in one or more ways: for in-lab service, their hard disk drive or other storage media will be shipped to a Kroll in-lab facility; for Remote Data Recovery service, clients connect their computer system to a Kroll server via a modem or Internet connection; and for on-site service, our engineers travel to a location identified by the client. Thereafter, a thorough diagnostic evaluation is performed to determine the nature and cause of the data loss, to quantify and identify data that can be recovered, and to develop a recommended course of action. After reviewing the results of the evaluation, the proposed solution, and pricing information, the client chooses whether to proceed with a data recovery solution.

     Recoveries are performed using one or more of our data recovery tools. These tools include numerous proprietary software programs, specialized devices, fixtures, and other equipment. The final deliverable -- recovered data -- is provided in a number of ways depending on the type of service solution chosen by the client: in-lab service delivers the data on the client's preferred choice of media; Remote Data Recovery service repairs and recovers data directly to the client's originating system media; and on-site service may use either or both methods.

     COMPUTER FORENSICS. We provide investigative resources to assist clients in matters such as collecting data from computers, logs, networks, and other sources to facilitate investigations and tracing employees, competitors, and others using Internet bulletin boards to start rumors about stocks, to post trade secrets, or to conduct cyberterrorism. We also help clients track down web-based intellectual property thefts, counterfeit goods, and criminals that use the Internet to steal information or property and commit fraud.

     By using sophisticated forensic software, we also help clients access information recovered from hard drives and reconstruct computer data that may be introduced as evidence in legal proceedings. Our attorneys and project managers begin computer forensic projects by consulting with clients to create an effective strategy for collecting, analyzing, and processing the data. Our computer forensic engineers are trained to identify where key evidence is likely to be located on the computer hard drive and to piece together the information to obtain a comprehensive and thorough account of events or computer usage.

     Because the data we produce is often entered into evidence in court proceedings, we follow a strict chain-of-custody procedure. We follow carefully developed procedures that address

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

security, authenticity, and chain-of-custody of the original media. Our engineers are often called upon to testify as expert witnesses to describe the computer forensic services that we perform.

     Our computer forensic experts retrieve data from virtually all storage and operating systems, including many antiquated systems. Our engineers can also often determine whether computer evidence was tampered with, altered, damaged, or removed. Once data analysis is complete, our computer forensic engineers work to support the client's case with customized reports about the data collected and produced, providing data for affidavits or other pleadings and providing expert testimony and reports.

     SOFTWARE. In addition, Kroll continues to offer certain software utilities and other software solutions, such as our Disk Manager Product, related to our data recovery, electronic discovery, and computer forensics offerings.

  CLIENTS

     In our technology services business, we provide data recovery services to clients ranging from Fortune 500 companies, governmental agencies, and educational and financial institutions to small businesses and individuals. We obtain clients through referral relationships with other services companies and corporate partners, including major computer manufacturers, who offer and promote our services solutions to their clients. The principal client base for our electronic discovery and computer forensics services are major U.S. law firms. We intend to utilize our existing relationships with these major U.S. law firms to grow this segment of our business. Additionally, we enjoy long-standing relationships with hard disk drive manufacturers that license our Disk Manager product.

     Our technology services are typically charged on a negotiated project, or fixed fee, basis depending on the type of service we are retained to provide. In addition, we typically charge our clients a per-page fee for each page of data that we recover in connection with our data recovery service. We charge for our software solutions on a per unit basis.

  COMPETITION

     We face competition in our technology services business from small, independent service providers and technology companies, litigation support companies, and printers that have specialties in areas where we provide services, including Applied Discovery, Electronic Evidence Discovery, Daticon, Fios, IKON Office Solutions, and Merrill. Our desktop utility software products compete with products offered by much larger companies such as Network Associates.

BACKGROUND SCREENING GROUP

     Kroll provides pre-employment and security background screening, drug testing, claims integrity, and surveillance.

  SERVICES

     PRE-EMPLOYMENT AND SECURITY BACKGROUND SCREENING. We verify job applicant background information for employers. The background investigations are made through the use of databases, independent contractors, and other sources. Screening procedures include reviews of credit histories, reference checks, criminal and civil records, workers' compensation histories and driving records, education, and credential verification among others. Services also include identity theft prevention and investigation and compliance programs in regulated industries.

     DRUG TESTING. We own and operate a state-of-the-art laboratory providing drug testing services to corporate and institutional clients seeking to detect and deter the use of illegal drugs. The laboratory is certified by the federal Substance Abuse and Mental Health Services Administration to conduct drug testing using forensic procedures required for legally defensible
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test results. Our drug testing services also include assisting clients with the development of drug testing programs, training client personnel, managing specimen collections, arranging for transportation of specimens to our laboratory, identifying trends in local and national drug use, interpreting test results, and providing expert testimony concerning test results.

     SURVEILLANCE SERVICES. We provide video surveillance services to our clients investigating exaggerated disability claims and other frauds. In performing surveillance, we utilize our fleet of mobile surveillance units stationed throughout the United States, each containing equipment designed to obtain clear video footage without detection.

  CLIENTS

     Our Background Screening Group clients include a broad array of domestic and multinational corporations and financial institutions.

     Our background screening services are typically charged either on a per service basis, a standard packaged price, or a custom package of services, depending on the particular client's preference.

  COMPETITION

     We face competition in our Background Screening Group from other background checking companies that have specialties in areas where we provide services, including ChoicePoint, Total Information Services, ADREM Profiles, TransUnion, Yale, and Verifications.

SECURITY SERVICES GROUP

     Kroll provides security services that include security architecture and design, corporate security consulting and crisis management, emergency management, environmental services, and protective services operations and training.

     SECURITY ARCHITECTURE AND DESIGN. We provide comprehensive planning, engineering, and design services, customized to meet the requirements of clients for physical site protection. We offer a wide range of technical services from master planning through construction, including facility review and threat assessment, security systems planning and design, architectural security recommendations, system specification and bid award assistance, and installation and project management.

     CORPORATE SECURITY CONSULTING AND CRISIS MANAGEMENT. Prior to the events of September 11, our clients primarily sought security services in reaction to crises as they arose. In the aftermath of the terrorist attacks, our clients are seeking more preventative security measures. We offer a variety of consulting services to assist businesses in safeguarding their employees, clients, operations and premises, and in meeting and managing unexpected crisis. These services include review of security policies and procedures, assessment and training of security staff, crisis management and business continuity planning and exercises, and response product contamination.

     EMERGENCY MANAGEMENT. Our services include emergency management and homeland security counter-terrorism initiatives for government agencies, health care institutions, and air, sea, and rail transportation agencies. We assist these clients with program planning, incident response, and personnel training.

     ENVIRONMENTAL SERVICES. We offer comprehensive environmental due diligence and compliance assessments, environmental property assessments, EHS management systems design and implementation, independent auditing and monitoring, environmental investigations and litigation support, environmental crisis management and remedial services, product safety and security,

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

laboratory safety and security, biological, chemical, and radiological threat assessment and monitoring.

     PROTECTIVE SERVICES OPERATIONS AND TRAINING. We provide personal protection programs, travel intelligence, and training for law enforcement officials, military personnel, and business executives. On a worldwide basis, our security specialists can provide trained drivers, security escorts, or full protective details for high-risk personnel. At The Crucible, our training school in Fredericksburg, Virginia, we provide training for defensive driving, surveillance detection, executive protection, close quarters combat, and kidnap avoidance. Our personal security seminars are offered both at The Crucible and at client sites.

  CLIENTS

     Our Security Services Group clients include multinational corporations, government agencies, major architecture firms and commercial property owners, transportation authorities, individuals, and financial institutions.

     Our security background screening services are typically charged either on a per service basis, a standard packaged price, or a custom package of services, depending on the particular client's preference. Security training is generally charged on a per course basis or on a custom priced arrangement.

  COMPETITION

     We face competition in our Security Services Group from investigative and security firms, guard companies, consultants, and individual subcontractors that have specialties in areas where we provide services, including Vance International, Inc. and Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc.

MARKETING AND SALES

     Our services in our five business groups are marketed and sold by three different types of sales personnel, including senior professionals, full time sales and marketing staff, and global sales managers. As of June 30, 2002, we had approximately 130 senior professional service providers, who are expected to provide marketing services; approximately 142 full time sales and marketing employees, who work in regional markets; and two global sales managers, who market and sell all our varied services, both in the United States and abroad. Our regional markets include the Eastern, Western and Central United States, Canada, Europe, Latin America, and Asia.

     We rely principally on our senior professional service providers not only to service existing clients, but also to develop and market new business. We obtain engagements from a client's board of directors, executive officers and management, and a variety of other corporate officials. Our senior professionals act as relationship managers for our major clients. A significant part of our marketing efforts consist of maintaining and developing these personal relationships. Our full time regional sales and marketing staff coordinates local and regional sales and marketing efforts around the world. These sales and marketing efforts include direct client sales efforts and marketing sales efforts, including seminars, briefings, receptions, breakfast and lunch meetings, direct mail, and selected advertising in trade and other journals. Our sales and marketing events are promoted through our Internet website and mailings periodically sent to thousands of clients and prospective clients. Our global sales managers are expected to work with targeted clients with whom we have done significant business in the past to expand their relationships with Kroll by selling them a broader range of services. In addition to targeting new clients, our marketing efforts also attempt to increase business with existing clients by increasing clients' awareness of the range of services we offer and by increasing the number of decision makers within a client's organization who are aware of the range of our services.
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     A significant portion of the marketing for services offered by our
Technology Services Group involves general name recognition, repeat business, and referrals from existing clients and third-party referral arrangements. We have dedicated sales and marketing resources to develop referral relationships with other services companies and corporate partners, including major computer manufacturers, that offer and promote our services solutions to their clients. We also educate the legal market about electronic discovery through our senior professionals and legal consultants that provide training on electronic discovery and computer forensics to leading law firms.

     Services offered by our Background Screening Group are primarily marketed and sold through a full-time sales staff and independent contractors that work on a commission basis. These salespeople target corporations and other enterprises that have multiple locations but centralized decision making.

     We classify our sales by where the services are delivered; international sales are services delivered outside the United States. For the years ended December 31, 1999, 2000, and 2001 and the six months ended June 30, 2002 (as adjusted to include sales from Ontrack and Zolfo Cooper), 67.2%, 68.9%, 69.4%, and 72.5%, respectively, of our net sales were attributable to services delivered in the U.S. Although many of our clients utilize these services on a periodic basis, comparatively few clients utilize our services on a long-term continuing basis and the clients that account for a material percentage of net sales in any year may vary widely. Many of our clients who use our services on a periodic basis are retained through referrals from existing clients. All historical financial data of Zolfo Cooper are derived from the combined financial statements of Zolfo Cooper included elsewhere in this prospectus. All historical financial data of Ontrack are derived from the combined financial statements of Ontrack included elsewhere in this prospectus.

EMPLOYEES

     As of June 30, 2002, we had a total of 1,994 full-time employees, of whom 142 were in marketing and sales, 345 were in operations, 979 were professional services providers, and 528 performed general and administrative services. In addition, we had 333 part-time employees. Of a total of 2,327 employees, 1,529 were located in the United States and 798 were located abroad.

     Our employees are not represented by a union and are not covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that our relationship with our employees is good.

GOVERNMENT REGULATION

     All of our business groups are subject to various federal, state, local, and foreign laws and regulations. A number of our subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. We also use some data from outside sources, including data from third party vendors and various government and public records services, in performing our services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which we obtain information and conduct our operations, including our access to data used in our business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with our method of operations and access to data and, as a result, materially adversely affect our business.

     Additionally, the laboratory of our drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If the subsidiary's certification were suspended or lost, we would not be eligible to perform testing for various

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clients requiring this certification, which could materially adversely affect the drug testing services aspect of our business.

     We believe that we currently conduct our activities and operations in substantial compliance with applicable governmental laws and regulations.

ENVIRONMENTAL MATTERS

     Our drug testing laboratory located in Gretna, Louisiana and The Crucible training center in Fredericksburg, Virginia are subject to a number of environmental laws, regulations, and ordinances governing activities that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage, and disposal practices for solid and hazardous materials. These laws also impose liability for the cost of remediating, and damages resulting from, sites of past releases of hazardous materials. We believe that we currently conduct our activities and operations in substantial compliance with applicable environmental laws.

INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

     We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions, and patent and copyright laws to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either in the United States or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt to enforce our intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts, or might result in the loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

LEGAL PROCEEDINGS

     We have been named as a defendant in eight lawsuits alleging that our officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of our shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. The plaintiffs allege that Kroll's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations, and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll. They seek a declaration that the individual defendants breached their fiduciary duty and damages and attorneys' fees in an unspecified amount. The parties have entered into a memorandum of understanding concerning the settlement of these actions. The proposed settlement will require the approval of the New York and Ohio courts. We cannot guarantee the proposed settlement will be consummated.

     Kroll Linquist Avey Co. (formerly Lindquist Avey Macdonald & Baskerville, or LAMB), a subsidiary of Kroll, and several of its principals have been named as third-party defendants in a
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lawsuit filed in the Ontario Superior Court of Justice by HSBC Securities
(Canada) Inc., formerly Gordon Capital, an investment dealer, or HSBC. HSBC filed the underlying suit against Gordon Capital's former law firm, Davies, Ward & Beck, or DW&B, seeking damages in the amount of approximately CDN$40,000,000. HSBC alleges DW&B negligently advised Gordon Capital during 1991 through 1993 with respect to its rights concerning trading losses and irregularities by a client account manager and various insurance bonds relating to such losses and irregularities. HSBC further alleges various suits and declaratory judgment actions involving the insurers were filed in 1993 and that summary judgment granted in favor of the insurers in 1996 was affirmed on appeal to the Supreme Court of Canada on the basis that the limitation period under the bonds had expired without an action being commenced for recovery of Gordon Capital's losses. Gordon Capital, DW&B, and LAMB entered into various tolling agreements until the matters pending with the insurers were exhausted. In April 2000, HSBC filed suit against DW&B. In July 2001, DW&B filed a third-party claim against LAMB and certain principals for contribution and indemnity. An amended third-party claim was filed in September 2001. The third-party claim alleges DW&B retained LAMB in June 1991 to examine the trading irregularities and to advise Gordon Capital in respect of its dealings with its insurers and that LAMB acted negligently in carrying out these services. Third party claims have also been filed against some entities formerly known as Peat Marwick Thorne, Gordon Capital's alleged former auditors, and AON Reed Stenhouse, Inc., Gordon Capital's alleged former insurance broker. While this matter is at a preliminary stage and no discovery has been conducted, LAMB and its principals believe that they have meritorious defenses to the claims and intend to defend them vigorously.

     In addition to the matters discussed above, we are involved in litigation from time to time in the ordinary course of our business; however, we do not believe that such litigation, individually or in the aggregate, is likely to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

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                                   MANAGEMENT

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The table below identifies, and provides certain information concerning, our directors and executive officers as of September 23, 2002:

NAME                                   AGE                          POSITIONS
----                                   ---                          ---------
Jules B. Kroll.......................  61    Executive Chairman of the Board
Michael G. Cherkasky.................  52    President, Chief Executive Officer and Director
Michael D. Shmerling.................  47    Executive Vice President, Chief Operating Officer and
                                             Director
Michael A. Beber.....................  42    Executive Vice President, Strategic Development
Peter A. Cohen.......................  56    Director
Steven L. Ford.......................  50    Executive Vice President, Chief Financial Officer and
                                             Controller
Michael Petrullo.....................  34    Vice President, Deputy Chief Operating Officer
Sabrina H. Perel.....................  40    Vice President, General Counsel and Secretary
Ben F. Allen.........................  37    President of Kroll's Technology Services Group and
                                             Director
Judith Areen.........................  58    Director
Thomas E. Constance..................  66    Director
Raymond E. Mabus.....................  54    Director
J. Arthur Urciuoli...................  64    Director

     JULES B. KROLL has been Executive Chairman of the Board of Kroll since May 15, 2001. Mr. Kroll was named Co-Chief Executive Officer of Kroll and Chief Executive Officer of the Investigations and Intelligence Group in April 2000. Previously, Mr. Kroll had been Chairman of the Board and Chief Executive Officer of Kroll since the merger of The O'Gara Company and Kroll Holdings, Inc. on December 1, 1997. He founded Kroll Associates, Inc., a subsidiary of Kroll, in 1972 and has been the Chairman of the Board of Directors and Chief Executive Officer of Kroll Associates since its founding. Mr. Kroll also is a director of Presidential Life Insurance Company and Security Technologies Group, Inc. He has been a director of Kroll since December 1997.

     MICHAEL G. CHERKASKY has been Chief Executive Officer of Kroll since May 15, 2001. Previously, Mr. Cherkasky had been President and Chief Operating Officer of Kroll's Investigations and Intelligence Group since December 1997. Since April 1997, he had been an Executive Managing Director of Kroll Associates and Chief Operating Officer of Kroll Holdings since January 1997. From November 1995 to January 1997, he was the head of Kroll Associates' North American Region and from February 1994 to November 1995 he was the head of Kroll Associates' Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. He has been a director of Kroll since December 1997.

     MICHAEL D. SHMERLING has been Executive Vice President of Kroll since May 12, 2001 and Chief Operating Officer of Kroll since May 15, 2001. He has held the position of Practice Leader of the Background Screening Group since June 1999. He has been involved in the criminal justice system for more than 13 years. Mr. Shmerling was one of the founders of Background America, Inc., and from September 1995 to June 1999, served as President. Background America, Inc. was a company providing background investigations services to governments, corporations, and other professional clients, which was acquired by Kroll in June 1999. In 1989, he co-founded Transcor America, Inc., a nationwide prison transportation company. In 1990, he founded Correction Management Affiliates, Inc., a private correctional facility management company. He served as Chairman of the Board of Transcor America, Inc. until he resigned to dedicate his time to Correction Partners, Inc., a private prison management company majority-owned by Correction Management Affiliates, Inc. In 1994 and 1995, all of the above correctional management companies were sold to Corrections Corporation of America. Mr. Shmerling is a Certified Public Accountant (inactive) and a 23-year member of the American Institute of Certified Public Accountants. He practiced as a certified public accountant for more than 15 years. From 1977 to 1980, he was a member of the professional staff of certified public accountants at Ernst & Young. Mr. Shmerling is also a director of Capital Bank & Trust Co., Inc. He has been a director of Kroll since August 2001.

     MICHAEL A. BEBER has been the Executive Vice President, Strategic Development since February 1999, and the Chairman of the Expansion Committee of Kroll since such committee's inception in May 2001. From August 1991 to January 1999, Mr. Beber was a Principal with Kroll Lindquist Avey. Prior to joining Lindquist Avey, Mr. Beber was a partner with BDO LLP, a senior manager with KPMG, and a senior accountant with Price Waterhouse.

     STEVEN L. FORD has been Executive Vice President and Chief Financial Officer of Kroll since June 2002. Previously, Mr. Ford served as Executive Vice President and Chief Financial Officer of Telscape International, Inc., a telecommunications company in Atlanta. From 1994 to 2000, he was Vice President, International Chief Financial Officer, and Controller for Equifax, Inc., serving in London from 1998 to 2000 as European Finance Director. Earlier, he held a variety of finance, treasurer, and controller positions at publicly-held middle market companies in the manufacturing, computer, and software industries. He is also a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants. Mr. Ford began his career in 1974 at Arthur Young (now Ernst & Young).

     MICHAEL PETRULLO has been Vice President and Deputy Chief Operating Officer of Kroll since June 2002. Prior to this, he was the acting Chief Financial Officer of Kroll since November 29, 2001 and Vice President and Controller of Kroll since August 2001. He was Vice President-Finance of Kroll's Investigations and Intelligence Group from February 1999 until August 2001. He served as Assistant Controller of Kroll Associates from April 1995 to February 1998. From 1990 until April 1995, he was with KPMG Peat Marwick LLP in the audit/assurance practice and in the forensic accounting group.

     SABRINA H. PEREL has been Vice President, General Counsel, and Secretary of Kroll since August 2001. Previously she had held the position of Vice President and Deputy General Counsel of Kroll from January 1998. From October 1996 until December 1997, she served as Deputy General Counsel of Kroll Associates. From 1988 until 1996, Ms. Perel was with the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP in Morristown, New Jersey. She also served as a law clerk to a state appellate judge from 1987 to 1988.

     BEN F. ALLEN has been President of our Technology Services Group since our acquisition of Ontrack in June 2002, which was when we acquired Ontrack. Prior to this, he served as President and Chief Executive Officer of Ontrack from June 2001 and served as Chief Operating Officer of Ontrack from February 2001 to June 2001. From March 1999 to February 2001, he served as the General Manager of Ontrack's European operations in the United Kingdom and France. From February 1998 through February 1999, he served as Ontrack's Internet Marketing Manager. From 1987 to 1998, he served in various management roles at Ceridian Corporation, a Minneapolis-based information services company, most recently as Vice President of Sales and Marketing for Washington Consulting Services and Technologies, a former Ceridian subsidiary. In 1997, he served briefly as Regional Manager at Hyperion Software. He has been a director of Kroll since June 2002.

     JUDITH AREEN has been dean of the Georgetown University Law Center and Executive Vice President for Law Affairs for Georgetown University since 1989. Dean Areen has also served as director of the Federal Legal Representation Project in the Office of Management and Budget, as general counsel to President Carter's Reorganization Project, and as special counsel to the White House Task Force on Regulatory Reform. She is a director of WorldCom, Inc. She has been a director of Kroll since April 2002.

     PETER A. COHEN has been a principal of Ramius Capital Group, LLC, a private investment firm since 1994. From November 1992 until May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic New York Corporation's wholly-owned subsidiary, Republic New York Securities Corporation. From February 1990 to November 1992, Mr. Cohen was a private investor and an advisor to several industrial and financial companies. From 1983 to 1990, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers. Mr. Cohen has served on a number of corporate, industry, and philanthropic boards, including The New York Stock Exchange, The American Express Company, The Federal Reserve Capital Market Advisory Board, The Depository Trust Company, Olivetti S.p.A., Ohio State University Foundation, The New York City Opera, and Telecom Italia S.p.A. Mr. Cohen currently serves as a director of Presidential Life Corporation, Mount Sinai Hospital -- NYU Medical Center & Health System, Scientific Games Corporation, and Titan Corporation. He has been a director of Kroll since September 2002.

     THOMAS E. CONSTANCE has been a partner in the law firm of Kramer Levin Naftalis & Frankel LLP since 1994. From 1973 to 1994, Mr. Constance was with the law firm of Shea & Gould. Mr. Constance is a director of Uniroyal Technology Corp., Siga Technologies Inc., and Callisto Pharmaceuticals, Inc. He has been a director of Kroll since December 2000.

     RAYMOND E. MABUS is President of Frontline Global Resources Development Group Ltd., a provider of workforce analysis, foreign investment planning, and resource generation services, and of counsel to the law firm of Baker, Donelson, Bearman and Caldwell P.C. He also manages a family timber business. He served as the United States Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994, and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus is a director of Foamex International, Inc. and Friede Goldman Halter, Inc. He has been a director of Kroll since December 1996.

     J. ARTHUR URCIUOLI has been Chairman of Archer Group, a provider of private investment and consulting services, since 1999. Mr. Urciuoli served with Merrill Lynch & Company, Inc. from 1969 to 1999. He was Chairman of Merrill Lynch's International Private Client Group and was responsible for strategic development and acquisitions from 1997 to 1999. He was Director of the Marketing Group of Merrill Lynch Private Client Group from 1993 to 1997. He also served as Chairman of the Mutual Fund Forum/Forum for Investor Advice from 1997 to 1998 and as Chairman of the Sales and Marketing Committee of the Securities Industry Association from 1986 to 1989. Mr. Urciuoli is an advisory director of deVisscher, Olson and Allan LLC. He has been a director of Kroll since August 2001.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of September 23, 2002, certain information concerning the beneficial ownership of our stock by:

     - each person known by us to be a beneficial owner of more than 5% of our common stock;

     - each of our directors and executive officers; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

     The percentages in the table below, for beneficial ownership prior to the offering, are calculated on the basis of 30,621,554 shares of common stock outstanding as of September 23, 2002. Unless otherwise indicated, each person or entity maintains a mailing address c/o Kroll Inc., 900 Third Avenue, New York, New York 10022.

                                                        NUMBER OF                      PERCENT OF
                                                        SHARES OF                        COMMON
                                                          COMMON                         STOCK
                                                          STOCK         PERCENT OF       OWNED
                                                       BENEFICIALLY       COMMON       AFTER THIS
NAME AND ADDRESS                                         OWNED(1)     STOCK OWNED(6)    OFFERING
----------------                                       ------------   --------------   ----------
Jules B. Kroll(2)....................................   2,879,991          9.41%            7.97%
Michael G. Cherkasky.................................     180,129             *                *
Michael D. Shmerling(3)..............................     464,000          1.51             1.28
Michael A. Beber.....................................      52,709             *                *
Steven L. Ford.......................................          --            --               --
Michael Petrullo.....................................      16,433             *                *
Sabrina H. Perel.....................................       8,453             *                *
Ben F. Allen.........................................      98,820             *                *
Judith Areen.........................................         200             *                *
Thomas E. Constance..................................       3,333             *                *
Peter A. Cohen.......................................          --            --               --
Raymond E. Mabus.....................................       9,333             *                *
J. Arthur Urciuoli...................................      13,333             *                *
All current directors and executive officers as a
  group (13 persons).................................   3,726,734         12.03            10.22
Palisade Concentrated Equity Partnership,
  L.P.(4),(5)........................................   1,851,851          5.70             4.88

---------------
  * Less than 1%

(1) Includes the following numbers of common stock which may be acquired through the exercise of stock options exercisable as of September 23, 2002 or stock options which become exercisable within 60 days after June 30, 2002: Mr. Kroll, none; Mr. Cherkasky, 142,529 shares; Mr. Shmerling, 32,333 shares; Mr. Beber, 38,666 shares; Mr. Ford, none; Mr. Petrullo, 16,433 shares; Ms. Perel, 6,583 shares; Mr. Allen, 97,992 shares; Dean Areen, none; Mr. Constance, 3,333 shares; Mr. Cohen, none; Mr. Mabus, 9,333 shares; Mr. Urciuoli, 3,333 shares. Also includes 1,770 shares of restricted stock for Ms. Perel and 6,000 shares of restricted stock for Mr. Cherkasky.

(2) Does not include 192,560 shares held by trusts for the benefit of Mr. Kroll's adult children, in which Mr. Kroll disclaims any beneficial interest.

(3) Includes 427,667 shares that are held in joint tenancy with Mr. Shmerling's wife and 4,000 shares held as custodian for the benefit of Mr. Shmerling's children.

(4) Palisade's address is One Bridge Plaza, Fort Lee, New Jersey 07024.

(5) Includes shares of common stock which may be acquired through the conversion of the 6% convertible notes which are immediately convertible.

(6) The information with respect to the holder of more than 5% of our common stock, other than officers and directors, is based on information set forth in Schedules 13D and/or 13G filed by such holder with the SEC.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100 million shares of common stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share.

     The following description of our capital stock is a summary of the material terms of such stock. This summary may not contain all the information that is important to you. The summary is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws.

     As of September 23, 2002, 30,621,554 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The holders of common stock are entitled to receive dividends in cash, property, or other securities out of assets legally available therefor if, as, and when declared by our board of directors. In the event of our liquidation or dissolution, the holders of common stock will be entitled to receive ratably the balance of our net assets available for distribution to stockholders, after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of preferred stock. Each share of common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class. The common stock is not convertible or redeemable and there are no sinking fund provisions therefor. Holders of shares of common stock are not entitled to any preemptive rights.

     The rights and privileges of the common stock may be subordinate to the rights and preferences of any of the preferred stock. The Board is authorized to fix by resolution, without approval of stockholders, the designation of each series of preferred stock, and, with respect to each series, the stated value of the shares, the dividend rate, and the dates, seniority, and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund, the preferences of the shares in the event of our liquidation or dissolution, the provisions, if any, respecting the redemption of the shares, subject to applicable law, the voting rights, the terms, if any, upon which the shares are convertible into or exchangeable for any other shares, and any other relative, participating, optional, or other special rights, qualifications, limitations, or restrictions. All shares of any series of preferred stock shall rank equally and shall be identical.

     Our common stock is traded on the NASDAQ National Market under the symbol "KROL".

                     CERTAIN CHARTER AND BY-LAW PROVISIONS

     The following brief description of certain provisions of our certificate of incorporation and by-laws does not purport to be complete and is subject in all respects to the provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

     The provisions of Delaware law, our certificate of incorporation, and our by-laws may have the effect of delaying, deferring, or discouraging another person from acquiring control of us, including takeover attempts that might result in a premium over the market price for the shares of common stock.

     DELAWARE LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

     - before the person became an "interested stockholder," the board of directors of the corporation approved the transaction in which the "interested stockholder" became an "interested stockholder" or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

     - at or after the time the person became an "interested stockholder," the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined generally to include (i) mergers or consolidations between a Delaware corporation and an "interested stockholder,"
(ii) transactions with an "interested stockholder" involving the assets or stock of the corporation or any majority-owned subsidiary, (iii) transactions which increase an "interested stockholder's" percentage ownership of stock of the corporation or any majority-owned subsidiary, and (iv) receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an "interested stockholder" is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.

     A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express amendment to its certificate of incorporation or by-laws approved by at least a majority of the outstanding voting shares. However, Kroll has not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Kroll.

     CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS. Our certificate of incorporation and by-laws provide:

     - a staggered board of directors so that it would take three successive annual meetings to replace all directors;

     - a prohibition on stockholder action through written consents;

     - a requirement that special meetings of stockholders be called only by our Chairman, President, and Chief Executive Officer or a majority of the board of directors;

     - advance notice requirements for stockholder proposals and nominations of directors;

     - the authority of our board of directors to issue, without stockholder approval, preferred stock with such terms as our board may determine; and

     - limitations on the ability of stockholders to remove directors.

     LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS. Our certificate of incorporation limits the liability of directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                 U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO
                      NON-U.S. HOLDERS OF THE COMMON STOCK

     The following discusses the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock applicable to Non-U.S. Holders who are beneficial owners of the common stock and who acquire and own such common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is a holder of common stock other than (i) a citizen or resident of the U.S., (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or of any state, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable treasury regulations to be treated as a U.S. person.

     The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position. For example, the discussion does not address U.S. federal income and estate tax rules applicable to any persons who hold common stock through entities treated as partnerships for U.S. federal income tax purposes or who hold common stock through entities which are disregarded for U.S. federal income tax purposes. The discussion does not address any tax consequences arising under the laws of any state, local, or non-U.S. tax jurisdiction. Further, the discussion does not consider Non-U.S. Holders to whom special tax rules may apply (including banks or other financial institutions, insurance companies, dealers in securities or foreign currencies, common trust funds, holders who hold common stock as part of a "straddle," "hedge," or conversion transaction, tax-exempt organizations, and U.S. expatriates).

     The following discussion is based on provisions of the Code, United States Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. We have not sought any ruling from the IRS or an opinion of counsel with respect to the federal tax consequences discussed in this prospectus, and there can be no assurance that the IRS or a court will not take a position contrary to the federal tax consequences discussed herein or that any such contrary position taken by the IRS or a court would not be sustained.

     THE DESCRIPTION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A PROSPECTIVE NON-U.S. HOLDER'S PARTICULAR SITUATION. PROSPECTIVE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     For purposes of the following discussion, dividends and gain on the sale or other disposition of common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a treaty resident, attributable to a permanent establishment in the United States.

DIVIDENDS

     As discussed elsewhere in this prospectus, we do not anticipate making any distributions on our common stock in the future. If we do make distributions of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

     In general, dividends paid to a Non-U.S. Holder that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8 BEN (or successor form) to us or our paying agent, or similar appropriate documentation or substitute form, certifying the Non-U.S. Holder's entitlement to benefits under an applicable income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

     Dividends that are U.S. trade or business income generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to us or our paying agent, or similar appropriate documentation or substitute form certifying that the dividends are U.S. trade or business income. Instead, dividends that are U.S. trade or business income generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any dividends that are U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

SALE OR OTHER DISPOSITION

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale or other disposition of common stock unless:

     (i) such gain is U.S. trade or business income, in which case the Non-U.S. Holder would be taxed on the net gain derived from the sale or other disposition under the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

     (ii) the Non-U.S. Holder is a non-resident alien individual who holds the common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are present, in which case such Non-U.S. Holder generally will be subject to a flat 30% tax on the gain derived from the sale or other disposition of the common stock; or

     (iii) Kroll is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period ending on the date of the sale or other disposition of the common stock or the period during which the Non-U.S. Holder has held the common stock.

     Kroll believes that it has not been, is not currently, and is not likely to become in the future, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. However, no assurance can be given that Kroll will not be a "United States real property holding corporation" when a Non-U.S. Holder sells its shares of common stock. If Kroll were to become a "United States real property holding corporation", a Non-U.S. Holder would still not be subject to U.S. tax on the sale or other disposition of the common stock if the shares of common stock are considered to be "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code and the Non-U.S. Holder does not own, actually or constructively, at any time during the shorter of the periods described above, more than 5 percent of the outstanding common stock.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States for U.S. federal tax purposes at the time of death (or common stock previously held by such an individual who transferred such stock subject to certain retained rights or powers) will be included in such individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, backup withholding will not apply to dividends on common stock made by us or our paying agent, in its capacity as such, to a Non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person and neither we nor our paying agent has actual knowledge that the holder is a U.S. person. If a Non-U.S. Holder fails to provide the required certification, distributions on common stock may be subject to backup withholding in certain circumstances. Nevertheless, Kroll must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     In general, backup withholding and information reporting will not apply to the proceeds from the disposition of common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person and neither the broker nor other paying agent has actual knowledge that the holder is a U.S. person. If a Non-U.S. Holder fails to provide the required certification, proceeds from the disposition of common stock may be subject to backup withholding and information reporting in certain circumstances.

     The backup withholding rate is currently 30% and will be reduced in years after 2003. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability provided the requisite procedures are followed.

                                  UNDERWRITING

     Kroll and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear Stearns & Co. Inc., and Credit Suisse First Boston Corporation are the representatives of the underwriters.

                                                              Number of
                             Underwriters                      Shares
                             ----------------------------------------
Goldman, Sachs & Co. .......................................
Bear, Stearns & Co. Inc. ...................................
Credit Suisse First Boston Corporation......................
                                                              ---------
Total.......................................................  5,500,000
                                                              =========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy an additional 825,000 shares from Kroll to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts to be paid to the underwriters by Kroll. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 825,000 additional shares.

                       Paid by Kroll                          No Exercise    Full Exercise
                       -------------                          -----------    -------------
Per Share...................................................    $               $
Total.......................................................    $               $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $     per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Kroll, each of its directors and officers, and certain of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to existing employee benefit plans.

     Kroll's common stock is quoted on the Nasdaq National Market under the symbol "KROL".

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Kroll in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.


     Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of issue of the shares will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain ("FSMA") with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to Kroll.



     The shares (including rights representing an interest in a share in global form) may only be offered or sold in The Netherlands as part of their initial distribution or as part of any re-offering, and this prospectus may only be distributed and circulated in The Netherlands to individuals or legal entities who or which trade in securities in the conduct of a business or profession (which include, but are not limited to, banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions, and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).


     The shares have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any shares in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

     Kroll estimates that the total expense of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     Kroll has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Affiliates of the underwriters act as lenders to Kroll under its credit facility. Since the net proceeds of this offering will initially be used in part to reduce the outstanding balance under the credit facility, those affiliates may receive over 10% of the net proceeds. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Certain of the underwriters and their affiliates have, from time to time, provided, and may in the future provide, financial advisory, investment banking, and general financing and banking services to Kroll and its affiliates, for which they have received, and may receive, customary fees and expenses.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kroll.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to update and supersede the earlier information. Any information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;


     - Our Current Reports on Form 8-K filed on March 1, 2002, April 4, 2002, June 28, 2002, July 9, 2002, August 27, 2002, and September 6, 2002, and
       our Current Reports on Form 8-K/A filed on September 6, 2002, September 13, 2002, and September 25, 2002; and


     - Our Joint Proxy Statement/Prospectus contained in our Registration Statement on Form S-4 dated May 10, 2002 (Registration No. 333-87074).

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Kroll Inc., Attention: Sabrina H. Perel, Secretary, 900 Third Avenue, New York, New York 10022, telephone number:
(212) 593-1000.

                                 LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and continues to represent, Kroll and its affiliates in certain legal matters and has been, and may continue to be, a significant client of Kroll. Skadden, Arps, Slate, Meagher & Flom LLP has also from time to time represented, and continues to represent, Palisade and certain of its principals.

     Mr. Constance, who became a director of Kroll in December 2000, is a partner in the law firm of Kramer Levin Naftalis & Frankel LLP, which provides legal services to Kroll.

                                    EXPERTS

     The consolidated financial statements of Kroll Inc. at December 31, 2001 and for the year ended December 31, 2001 included and incorporated in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Ontrack Data International, Inc. for the year ended December 31, 2001 have been audited by Grant Thornton LLP, independent auditors, as stated in its report which is included and incorporated by reference in the registration statement, of which this prospectus forms a part, in reliance upon the Grant Thornton LLP report, given upon their authority as experts in accounting and auditing.

     The combined financial statements of Zolfo Cooper, LLC at December 31, 2000 and 2001 and for the three years in the period ended December 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated financial statements as of December 31, 2000 and for each of the two years then ended included and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto in reliance upon the authority of said included firm as experts in accounting and auditing in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in the registration statement, of which this prospectus forms a part, as having certified our consolidated financial statements for the year ended December 31, 2000 as required by Section 7 of the Securities Act of 1933, and we have dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. As a result, your ability to assert claims against Arthur Andersen may be limited. Since we have not been able to obtain the written consent of Arthur Andersen, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KROLL INC.
Independent Auditors' Report................................  F-2
Report of Independent Public Accountants....................  F-3
Consolidated Balance Sheets as of December 31, 2000 and
  2001......................................................  F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 2000, and 2001.........................  F-6
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1999, 2000 and 2001..............  F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 2000 and 2001..........................  F-9
Notes to Consolidated Financial Statements..................  F-10
Consolidated Balance Sheets as of June 30, 2002
  (unaudited)...............................................  F-44
Consolidated Statements of Operations for the Six Months
  Ended June 30, 2001 and 2002 (unaudited)..................  F-46
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2001 and 2002 (unaudited)..................  F-47
Notes to Consolidated Unaudited Financial Statements........  F-48
ONTRACK DATA INTERNATIONAL, INC.
Report of Independent Certified Public Accountants..........  F-62
Consolidated Balance Sheets as of December 31, 2000 and
  2001......................................................  F-63
Consolidated Statements of Income for the years ended
  December 31, 2000 and 2001................................  F-64
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 2000 and 2001....................  F-65
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000 and 2001................................  F-66
Notes to Consolidated Financial Statements..................  F-67
ZOLFO COOPER AND AFFILIATES
Independent Auditors' Report................................  F-76
Combined Balance Sheets as of December 31, 2000 and 2001 and
  June 30, 2002 (unaudited).................................  F-77
Combined Statements of Operations for the years ended
  December 31, 1999, 2000 and 2001 and for the six months
  ended June 30, 2001 and 2002 (unaudited)..................  F-78
Combined Statements of Members' and Shareholders' Equity for
  the years ended December 31, 1999, 2000 and 2001 and for
  the six months ended June 30, 2002 (unaudited)............  F-79
Combined Statements of Cash Flows for the years ended
  December 31, 1999, 2000 and 2001 and for the six months
  ended June 30, 2001 and 2002 (unaudited)..................  F-80
Notes to Combined Financial Statements......................  F-81

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Kroll Inc.
New York, New York:

     We have audited the accompanying consolidated balance sheet of Kroll Inc. and subsidiaries (the Company) as of December 31, 2001 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 2001 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          Deloitte & Touche LLP

New York, New York
February 15, 2002 (March 21, 2002 as to Note 20 and September 5, 2002 as to Note
21)

                      THE FOLLOWING REPORT IS A COPY OF A
              REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND
                 HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Kroll Inc.:

     We have audited the accompanying consolidated balance sheet of Kroll Inc. (Note 1) and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kroll Inc. and subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 5(a)(i) to the consolidated financial statements, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

                                          Arthur Andersen LLP

Cincinnati, Ohio
August 22, 2001

                                   KROLL INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 2001

                                     ASSETS

                                                                  2000           2001
                                                                  ----           ----
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  6,277,457   $ 11,484,734
  Trade accounts receivable, net of allowance for doubtful
     accounts of $4,235,975 and $6,798,097 in 2000 and 2001,
     respectively (Notes 3(d) and 7(a)).....................    42,565,577     37,779,643
  Unbilled revenues (Note 3(b)).............................    19,994,597     25,600,220
  Related party receivables (Note 9)........................     2,063,939      2,416,859
  Prepaid expenses and other current assets.................     6,107,241      4,524,646
  Net current assets of discontinued security products and
     services group (Note 5(a)).............................    23,306,280             --
  Net current assets of discontinued voice and data
     communications group (Note 5(b)).......................     1,879,237             --
                                                              ------------   ------------
     Total current assets...................................   102,194,328     81,806,102
                                                              ------------   ------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Note 3(e)):
  Land......................................................       194,103        194,103
  Buildings and improvements................................     1,997,065      2,000,352
  Leasehold improvements....................................     7,303,446      7,440,228
  Furniture and fixtures....................................     5,186,859      5,134,958
  Machinery and equipment...................................    25,967,715     27,905,315
  Construction-in-progress..................................     1,326,425        500,026
                                                              ------------   ------------
                                                                41,975,613     43,174,982
  Less --accumulated depreciation and amortization..........   (21,704,107)   (27,107,762)
                                                              ------------   ------------
                                                                20,271,506     16,067,220
                                                              ------------   ------------
DATABASES, net of accumulated amortization of $29,759,496
  and $33,672,282 in 2000 and 2001, respectively (Note
  3(f)).....................................................    10,204,294     10,529,565
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of approximately
  $8,283,000 and $11,435,751 in 2000 and 2001, respectively
  (Notes 3(h), 3(i) and 4(b))...............................    61,033,258     57,156,485
OTHER ASSETS:
  Other assets (Note 7(b))..................................     2,908,449      4,226,451
  Net non-current assets of discontinued security products
     and services group (Note 5(a)).........................    30,793,680             --
                                                              ------------   ------------
     Total Assets...........................................  $227,405,515   $169,785,823
                                                              ============   ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  2000           2001
                                                                  ----           ----
CURRENT LIABILITIES:
  Revolving lines of credit (Note 10).......................  $ 39,280,300   $  2,561,351
  Current portion of long-term debt (Note 11)...............     3,360,029        318,089
  Trade accounts payable....................................    12,623,440     10,359,915
  Related party payables (Note 9)...........................       239,145             --
  Accrued liabilities (Note 7(c))...........................    12,851,899     16,390,813
  Income taxes payable......................................     1,526,120      1,434,022
  Deferred income taxes (Note 8)............................     2,554,406      1,935,964
  Deferred revenue..........................................     4,045,292      4,389,449
  Net current liabilities of discontinued operation.........            --        502,532
                                                              ------------   ------------
     Total current liabilities..............................    76,480,631     37,892,135
                                                              ------------   ------------
OTHER LONG-TERM LIABILITIES.................................     1,489,274      1,336,576
DEFERRED INCOME TAXES (Note 8)..............................       304,585        345,638
CONVERTIBLE NOTES, net of unamortized discount of
  $11,199,674 (Note 11).....................................            --     18,800,326
LONG-TERM DEBT, net of current portion (Note 11)............    32,709,552        277,956
                                                              ------------   ------------
     Total liabilities......................................   110,984,042     58,652,631
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 12 and 15)
SHAREHOLDERS' EQUITY (Note 14):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued................................            --             --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 22,414,697 and 22,793,871 shares issued and
     outstanding in 2000 and 2001, respectively.............       224,147        227,939
  Additional paid-in-capital................................   169,467,255    183,420,930
  Retained deficit..........................................   (46,583,887)   (67,970,733)
  Deferred compensation.....................................      (337,043)            --
  Accumulated other comprehensive loss......................    (6,348,999)    (4,544,944)
                                                              ------------   ------------
     Total shareholders' equity.............................   116,421,473    111,133,192
                                                              ------------   ------------
                                                              $227,405,515   $169,785,823
                                                              ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                                   KROLL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                               1999           2000           2001
                                                               ----           ----           ----
NET SALES................................................  $187,844,986   $205,610,223   $207,876,510
COST OF SALES............................................   104,366,300    123,791,196    125,051,800
                                                           ------------   ------------   ------------
      Gross profit.......................................    83,478,686     81,819,027     82,824,710
OPERATING EXPENSES:
  Selling and marketing..................................    16,704,970     21,490,151     18,724,091
  General and administrative.............................    56,906,914     64,192,143     63,077,503
  Impairment of asset (Note 3(g))........................            --             --        806,763
  Loss on sale of business unit (Note 6(b))..............            --             --        527,964
  Failed financing costs (Note 10).......................            --             --      1,042,698
  Failed separation costs (Note 2).......................            --      4,194,188        607,246
  Failed merger related costs (Note 2)...................     1,562,331      2,490,923             --
  Merger related costs (Note 4)..........................     4,069,089        357,279             --
  Restructuring charges (Note 7(d))......................     4,071,809             --      2,726,239
                                                           ------------   ------------   ------------
    Operating expenses...................................    83,315,113     92,724,684     87,512,504
                                                           ------------   ------------   ------------
      Operating income (loss)............................       163,573    (10,905,657)    (4,687,794)
OTHER INCOME (EXPENSE):
  Interest expense.......................................    (2,752,502)    (4,321,628)    (4,374,809)
  Interest income........................................       338,586        250,286        127,426
  Gain from issuance of subsidiary stock (Note 6(a)).....            --      1,616,658             --
  Other..................................................       (58,439)        40,958        (53,240)
                                                           ------------   ------------   ------------
      Loss from continuing operations before provision
         for (benefit from) income taxes.................    (2,308,782)   (13,319,383)    (8,988,416)
  Provision for (benefit from) income taxes (Note 8).....    (1,104,889)     2,376,895      2,402,265
                                                           ------------   ------------   ------------
      Loss from continuing operations....................    (1,203,893)   (15,696,278)   (11,390,681)
  Discontinued operations (Note 5):
    Income (loss) of discontinued security products and
      services group, net of taxes.......................     1,043,109    (10,010,770)    (7,540,658)
    Loss from operations of discontinued voice and data
      communications group, net of taxes.................    (1,761,035)    (3,199,618)      (103,701)
    Loss on sale of discontinued voice and data
      communications group, net of taxes.................            --     (5,037,647)    (2,007,758)
                                                           ------------   ------------   ------------
      Loss before extraordinary item.....................    (1,921,819)   (33,944,313)   (21,042,798)
  Extraordinary item, net of taxes (Note 11).............            --             --        344,048
                                                           ------------   ------------   ------------
      Net loss...........................................  $ (1,921,819)  $(33,944,313)  $(21,386,846)
                                                           ============   ============   ============
Basic and diluted loss per share from continuing
  operations (Note 3(m)).................................  $      (0.05)  $      (0.70)  $      (0.51)
                                                           ============   ============   ============
Basic and diluted loss per share before extraordinary
  item (Note 3(m)).......................................  $      (0.09)  $      (1.52)  $      (0.94)
                                                           ============   ============   ============
Basic and diluted loss per share from extraordinary item
  (Note 3(m))............................................            --             --   $      (0.01)
                                                           ============   ============   ============
Basic and diluted net loss per share (Note 3(m)).........  $      (0.09)  $      (1.52)  $      (0.95)
                                                           ============   ============   ============
Basic and diluted Weighted average shares outstanding
  (Note 3(m))............................................    22,005,632     22,295,391     22,478,587
                                                           ============   ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                   KROLL INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                  COMPREHENSIVE    COMMON    ADDITIONAL PAID-                        DEFERRED
                                       SHARES     INCOME (LOSS)    STOCK        IN-CAPITAL      RETAINED DEFICIT   COMPENSATION
                                       ------     -------------    ------    ----------------   ----------------   ------------
BALANCE, January 1, 1999...........  21,584,872                   $215,848     $157,229,936       $(10,964,249)    $(1,113,936)
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 14)....     202,614                      2,026        3,293,084                 --              --
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 4).........................     468,024                      4,681        8,007,248            246,494              --
Deferred compensation related to
  restricted stock and stock
  options (Note 14)................          --                         --        1,571,661                 --        (515,957)
Comprehensive income (loss):
  Net loss.........................          --   $ (1,921,819)         --               --         (1,921,819)             --
                                                  ------------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, including
      $191,000 of tax provision....          --        684,357          --               --                 --              --
                                                  ------------
    Other comprehensive income.....          --        684,357          --               --                 --              --
                                                  ------------
      Comprehensive loss...........          --   $ (1,237,462)         --               --                 --              --
                                     ----------   ============    --------     ------------       ------------     -----------
BALANCE, December 31, 1999.........  22,255,510                    222,555      170,101,929        (12,639,574)     (1,629,893)
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 14)....     115,197                      1,152           15,381                 --              --
Issuance of restricted stock (Note
  14)..............................      43,990                        440           43,128                 --              --
Deferred compensation related to
  restricted stock and stock
  options (Note 14)................          --                         --         (693,183)                --       1,292,850
Comprehensive income (loss):
  Net loss.........................          --   $(33,944,313)         --               --        (33,944,313)             --
                                                  ------------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, including
      $335,000 of tax provision....          --     (6,162,021)         --               --                 --              --
                                                  ------------
    Other comprehensive income.....          --     (6,162,021)         --               --                 --              --
                                                  ------------
      Comprehensive loss...........          --   $(40,106,334)         --               --                 --              --
                                     ----------   ============    --------     ------------       ------------     -----------
BALANCE, December 31, 2000.........  22,414,697                    224,147      169,467,255        (46,583,887)       (337,043)

                                     ACCUMULATED OTHER
                                       COMPREHENSIVE
                                       INCOME (LOSS)        TOTAL
                                     -----------------      -----
BALANCE, January 1, 1999...........     $  (871,335)     $144,496,264
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 14)....              --         3,295,110
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 4).........................              --         8,258,423
Deferred compensation related to
  restricted stock and stock
  options (Note 14)................              --         1,055,704
Comprehensive income (loss):
  Net loss.........................              --        (1,921,819)
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, including
      $191,000 of tax provision....              --                --
    Other comprehensive income.....         684,357           684,357
      Comprehensive loss...........              --                --
                                        -----------      ------------
BALANCE, December 31, 1999.........        (186,978)      155,868,039
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 14)....              --            16,533
Issuance of restricted stock (Note
  14)..............................              --            43,568
Deferred compensation related to
  restricted stock and stock
  options (Note 14)................              --           599,667
Comprehensive income (loss):
  Net loss.........................              --       (33,944,313)
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, including
      $335,000 of tax provision....              --                --
    Other comprehensive income.....      (6,162,021)       (6,162,021)
      Comprehensive loss...........              --                --
                                        -----------      ------------
BALANCE, December 31, 2000.........      (6,348,999)      116,421,473

                                   KROLL INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
        FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 (CONTINUED)

                                            COMPREHENSIVE    COMMON      ADDITIONAL        RETAINED       DEFERRED
                                 SHARES     INCOME (LOSS)    STOCK     PAID-IN-CAPITAL     DEFICIT      COMPENSATION
                                 ------     -------------    ------    ---------------     --------     ------------
BALANCE, December 31, 2000...  22,414,697                   $224,147    $169,467,255     $(46,583,887)   $(337,043)
Net issuances of stock under
  employee benefit plans,
  including related tax
  benefit (Note 14)..........     379,174                      3,792       2,565,295               --           --
Deferred compensation related
  to restricted stock and
  stock options (Note 14)....          --                         --              --               --      337,043
Discount to market of senior
  subordinated convertible
  notes (Note 11)............          --                         --      11,388,380               --           --
Comprehensive income (loss):
  Net loss...................          --   $(21,386,846)         --              --      (21,386,846)          --
                                            ------------
  Other comprehensive income
    (loss), net of tax:
    Reversal of foreign
      currency translation
      from the sale of SPSG,
      net of tax of
      $2,538,000.............          --      4,140,151          --              --               --           --
    Foreign currency
      translation adjustment,
      including $1,173,076 of
      tax provision..........          --     (2,336,096)         --              --               --           --
                                            ------------
    Other comprehensive
      income.................          --      1,804,055          --              --               --           --
                                            ------------
      Comprehensive loss.....          --   $(19,582,791)         --              --               --           --
                               ----------   ============    --------    ------------     ------------    ---------
BALANCE, December 31, 2001...  22,793,871                   $227,939    $183,420,930     $(67,970,733)   $      --
                               ==========                   ========    ============     ============    =========

                               ACCUMULATED OTHER
                                 COMPREHENSIVE
                                 INCOME (LOSS)        TOTAL
                               -----------------      -----
BALANCE, December 31, 2000...     $(6,348,999)     $116,421,473
Net issuances of stock under
  employee benefit plans,
  including related tax
  benefit (Note 14)..........              --         2,569,087
Deferred compensation related
  to restricted stock and
  stock options (Note 14)....              --           337,043
Discount to market of senior
  subordinated convertible
  notes (Note 11)............              --        11,388,380
Comprehensive income (loss):
  Net loss...................              --       (21,386,846)
  Other comprehensive income
    (loss), net of tax:
    Reversal of foreign
      currency translation
      from the sale of SPSG,
      net of tax of
      $2,538,000.............              --                --
    Foreign currency
      translation adjustment,
      including $1,173,076 of
      tax provision..........              --                --
    Other comprehensive
      income.................       1,804,055         1,804,055
      Comprehensive loss.....              --                --
                                  -----------      ------------
BALANCE, December 31, 2001...     $(4,544,944)     $111,133,192
                                  ===========      ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                   KROLL INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 18)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                               1999           2000           2001
                                                               ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $ (1,921,819)  $(33,944,313)  $(21,386,846)
  Adjustments to reconcile net loss to net cash provided
    by (used in) continuing operations --
    Loss from discontinued operations....................       717,926     18,248,035      9,652,117
    Depreciation and amortization........................    10,139,841     12,629,950     13,904,626
    Loss on write-off of notes receivable................            --             --        189,215
    Bad debt expense.....................................     2,166,116      4,548,967      5,939,841
    Loss on sale of business unit........................            --             --        544,461
    Gain from issuance of subsidiary stock...............            --     (1,616,658)            --
    Non-cash gain from investments.......................            --             --       (143,596)
    Loss on extraordinary item...........................            --             --        344,048
    Loss on impaired asset...............................            --             --        806,763
    Non-cash compensation expense........................       856,280        508,531        337,043
  Change in assets and liabilities, net of effects of
    acquisitions and dispositions --
    Receivables -- trade and unbilled....................   (14,512,195)   (16,145,329)    (8,268,195)
    Prepaid expenses and other current assets............    (4,159,105)    (1,095,394)     1,525,343
    Accounts payable and income taxes payable............    (3,082,854)    10,759,711     (1,906,233)
    Amounts due to/from related parties..................     1,026,370        (63,918)    (2,037,678)
    Deferred income taxes................................    (1,731,010)     1,432,709       (567,136)
    Accrued liabilities, long-term liabilities, customer
      deposits and deferred revenue......................     1,971,651     (6,808,029)     4,513,793
                                                           ------------   ------------   ------------
      Net cash provided by (used in) continuing
         operations......................................    (8,528,799)   (11,545,738)     3,447,566
                                                           ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.............   (12,904,210)    (7,627,321)    (3,419,900)
  Additions to databases.................................    (3,855,750)    (4,397,602)    (4,392,719)
  Additions to intangible assets.........................            --             --       (833,962)
  Loss on the retirement of assets.......................            --             --        (32,017)
  Acquisitions, net of cash acquired (Note 4)............   (12,014,287)      (470,000)            --
  Sales of marketable securities, net....................    13,285,322             --             --
  Purchase of investments................................            --             --        (84,397)
                                                           ------------   ------------   ------------
    Net cash used in investing activities of continuing
      operations.........................................   (15,488,925)   (12,494,923)    (8,762,995)
                                                           ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of
    credit...............................................    24,262,221     13,396,419    (36,649,502)
  Borrowings from debt...................................            --             --     30,000,000
  Payments of long-term debt.............................      (849,605)    (1,590,243)   (35,325,754)
  Proceeds from exercise of stock options and warrants...     3,295,110         60,101      2,569,087
  Other..................................................      (512,580)      (316,366)    (2,253,206)
                                                           ------------   ------------   ------------
    Net cash provided by (used in) financing activities
      of continuing operations...........................    26,195,146     11,549,911    (41,659,375)
                                                           ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....     2,177,422    (12,490,750)   (46,974,804)
Effects of foreign currency exchange rates on cash and
  cash equivalents.......................................      (232,393)      (163,709)      (325,685)
Net cash (used in) received from discontinued
  operations.............................................    (3,568,461)     9,139,385     52,507,766
                                                           ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, beginning of year.............    11,415,963      9,792,531      6,277,457
                                                           ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of year...................  $  9,792,531   $  6,277,457   $ 11,484,734
                                                           ============   ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                   KROLL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Kroll Inc., (formerly known as The Kroll-O'Gara Company) an Ohio corporation, together with its subsidiaries (collectively, Kroll), is a leading global provider of a broad range of specialized services that are designed to provide solutions to a variety of risk mitigation and security needs. Kroll's Investigations and Intelligence Group offers: (1) Consulting Services such as business investigations and intelligence as well as financial services; (2) Security Services such as security and technology services; and (3) Employee Screening Services including pre-employment background checking, drug testing and surveillance services. The former Security Products and Services Group
(SPSG) marketed ballistic and blast protected vehicles and security services (see Note 5 for a discussion of the discontinuance of SPSG and the Voice and Data Communications Group (VDCG)). The former Information Security Group offered information and computer security services, including network and system security review and repair (see Note 6(a) for a discussion of the preferred stock sale completed during fiscal 2000 by the Information Security Group subsidiary).

     The consolidated financial statements include the historical consolidated financial statements of Kroll (and the businesses it has acquired, since their respective dates of acquisition, under the purchase method of accounting) and the financial position, results of operations and cash flows of entities, which were merged with Kroll in connection with pooling of interests business combinations for all periods presented (see Note 4).

(2) CORPORATE INITIATIVES

     Kroll has considered a variety of corporate initiatives within the periods presented in the accompanying consolidated financial statements. Mergers and acquisitions are discussed in Note 4.

     On November 15, 1999, Kroll announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L. P. (Blackstone) pursuant to which Blackstone would acquire shares held by all Kroll shareholders, other than certain members of management, for $18.00 per share in cash. On April 12, 2000, Kroll announced that Blackstone had withdrawn its offer to acquire Kroll shares. Costs associated with the failed merger were approximately $1.6 million and $2.5 million for the years ended December 31, 1999 and 2000, respectively, and consisted primarily of fees for attorneys, accountants, investment bankers, travel and other related charges.

     On April 18, 2000, Kroll announced it would explore structuring a transaction that would result in the separation of its two principal operating segments, SPSG and the Investigations and Intelligence Group, and it would seek an equity investment for its Information Security Group. In September 2000, the Board of Directors (Board) approved an agreement and plan of reorganization and dissolution of Kroll that would have resulted in the spinoff of net assets into two new public companies. Had the spinoff been completed, Kroll shareholders, other than members of management of the separated companies, would have owned shares in both companies. On April 20, 2001, the Board decided not to pursue this separation alternative. Costs associated with this proposed separation were approximately $4.2 million and $0.6 million for the years ended December 31, 2000 and 2001, respectively, and consisted primarily of fees for attorneys, accountants, investment bankers and other related charges. Kroll does not anticipate any additional expenses related to this now terminated separation alternative.

     On April 20, 2001, in lieu of the proposed separation, the Board approved a definitive agreement, subject to a limited number of closing conditions, to sell most of the active companies that comprise SPSG to Armor Holdings, Inc. (Armor). On August 22, 2001, Kroll completed the sale of SPSG to Armor for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in Armor common stock, and $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase price is subject to a post-closing adjustment in the event that the tangible net assets of SPSG as of the closing date are less than approximately $35.0 million. Ultimate resolution of this adjustment is still under review. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001 (see Note 5(a)).

     On March 30, 2001, Kroll entered into amended and restated agreements for its revolving credit facility, letters of credit facility and its senior notes, which agreements were further amended in April 2001. The agreements were amended again on October 22, 2001, which extended the date of repayment of all outstanding debt to November 16, 2001.

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest in whole or in part beginning November 14, 2004 provided the note holders have been notified in writing 20 days in advance. The note holders may at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments. Barring early conversion by the noteholders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization will be approximately $2.3 million or 7.6% per year on $30.0 million principal (see Note 11).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Consolidation -- The consolidated financial statements include the accounts of all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     Kroll has adopted income statement recognition as its accounting policy for recognizing any gains and losses on issuances of stock by its subsidiaries.

     (b) Revenue Recognition -- Revenue from intelligence and investigation services is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenues related to fixed price arrangements are recognized based upon costs incurred as a percentage of the estimated total direct costs of the respective arrangements. The impact of any revisions in estimated total revenues and direct contract costs is recognized in the period in which they become known. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

     Revenue from information security group services, which consisted of consulting fees on information security projects, was recognized ratably over the period of the agreement as services were performed or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement.

     (c) Cash and Cash Equivalents -- Cash equivalents consist of all highly liquid investments with an initial maturity of three months or less at the date of purchase. Kroll invests excess cash in overnight repurchase agreements, which are government-collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) Concentrations of Credit Risk -- Financial instruments that subject Kroll to credit risk consist principally of trade receivables. The number of clients that comprise Kroll's client base, along with the different industries and geographic regions in which Kroll's clients operate limits concentrations of credit risk with respect to accounts receivable. Kroll does not generally require collateral or other security to support client receivables, although Kroll does require retainers, up-front deposits or irrevocable letters-of-credit in many situations. Kroll has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (e) Property, Plant and Equipment -- Property, plant and equipment are stated at cost. As of December 31, 2001, depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets as follows:

DESCRIPTION                                                    USEFUL LIFE
-----------                                                    -----------
Buildings and improvements..................................     5-40 years
Leasehold improvements......................................  Life of lease
Furniture and fixtures......................................     3-10 years
Machinery and equipment.....................................     3-12 years

     Depreciation of property, plant and equipment for the years ended December 31, 1999, 2000 and 2001 was $3,948,502, $5,468,460 and $6,266,322, respectively.

     (f) Databases -- Databases are capitalized costs incurred in obtaining information from third party providers. Kroll utilizes this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period. Amortization of databases for the years ended December 31, 1999, 2000 and 2001 was $3,520,624, $3,572,148 and
$4,009,731, respectively.

     (g) Impairment of Long-Lived Assets -- In June 2000, Kroll began to develop a contact and relationship management ("CRM") database software program. Kroll had capitalized approximately $0.4 million in software and hardware costs along with an additional $0.4 million in consulting and related costs to prepare the database for its intended purpose. Kroll chose not to implement the CRM software program in 2001 and charged impairment of assets for the accumulated costs of approximately $0.8 million. No salvage value is considered to be realizable.

     Pursuant to the provisions of Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, Kroll periodically reviews the carrying value of these assets by subsidiary acquired giving rise to the goodwill and other intangible assets for impairment. Impairments are recognized when the expected undiscounted future cash flows, including eventual disposition, are less than the carrying amount of the asset. Based on its most recent analysis, Kroll believes no impairments exist at December 31, 2001, except for impairments recognized during 2001 relating to the CRM software program discussed above. It is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairments could have a material effect on the results of operations in a particular reporting period. Effective January 1, 2002, Kroll will apply SFAS 142 relating to the evaluation of long lived assets (see Note 3(n)).

     (h) Costs in Excess of Assets Acquired -- Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in purchase business combinations. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 2000 and 2001 were approximately $53,647,000 and $50,436,000, respectively. Amortization is recorded on a straight-line basis over periods ranging from 12 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1999, 2000 and 2001 was approximately $2,524,000 $2,594,000 and $2,432,000, respectively. Effective January 1, 2002, in compliance with SFAS No. 142, assets with an indefinite life are no longer amortized but are reviewed for impairment on at least an annual basis.

     (i) Other Intangible Assets -- Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a fifteen year period and the non-compete agreements are amortized over the lives of the respective agreements, which range from six months to five years. Other intangible assets, net of accumulated amortization, as of December 31, 2000 and 2001 were approximately $7,386,000 and $6,720,000, respectively. Amortization of other intangible assets for the years ended December 31, 1999, 2000 and 2001 was approximately $328,000, $533,000 and $883,000, respectively.

     (j) Foreign Currency Translation and Transactions -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying consolidated statements of operations.

     (k) Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (l) Advertising -- Kroll expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 1999, 2000 and 2001 was approximately $651,000, $1,199,000 and $433,000, respectively.

     (m) Earnings Per Share -- Pursuant to the provisions of SFAS No. 128 "Earnings Per Share" basic earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants and assumed issuance of restricted stock.

     The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the years ended December 31, 1999, 2000 and 2001:

                                                     YEAR ENDED DECEMBER 31, 1999
                                                ---------------------------------------
                                                 NET LOSS        SHARES       PER SHARE
                                                (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                -----------   -------------   ---------
Basic earnings (loss) per share:
  Continuing operations.......................  $(1,203,893)                   $(0.05)
  Discontinued operations -- SPSG.............    1,043,109                      0.04
  Discontinued operations -- VDCG.............   (1,761,035)                    (0.08)
                                                -----------                    ------
Total.........................................  $(1,921,819)   22,005,632      $(0.09)
                                                ===========                    ======
Effect of dilutive securities:
  Options.....................................                    546,614
  Restricted stock............................                     42,974
  Warrants....................................                      1,188
                                                               ----------
Diluted shares................................                 22,596,408
                                                               ==========

                                                    YEAR ENDED DECEMBER 31, 2000
                                              ----------------------------------------
                                                NET LOSS        SHARES       PER SHARE
                                              (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                              -----------    -------------   ---------
Basic earnings (loss) per share:
  Continuing operations.....................  $(15,696,278)                   $(0.70)
  Discontinued operations -- SPSG...........   (10,010,770)                    (0.45)
  Discontinued operations -- VDCG...........    (3,199,618)                    (0.14)
  Disposal of discontinued VDCG.............    (5,037,647)                    (0.23)
                                              ------------                    ------
Total.......................................  $(33,944,313)   22,295,391      $(1.52)
                                              ============                    ======
Effect of dilutive securities:
  Options...................................                     287,355
  Restricted stock..........................                      15,095
  Warrants..................................                         291
                                                              ----------
Diluted shares..............................                  22,598,132
                                                              ==========

                                                    YEAR ENDED DECEMBER 31, 2001
                                              ----------------------------------------
                                                NET LOSS        SHARES       PER SHARE
                                              (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                              -----------    -------------   ---------
Basic earnings (loss) per share:
  Continuing operations.....................  $(11,390,681)                   $(0.51)
  Discontinued operations -- SPSG...........    (7,226,739)                    (0.33)
  Discontinued operations -- VDCG...........    (2,007,758)                    (0.09)
  Disposal of discontinued -- SPSG..........      (313,919)                    (0.01)
  Disposal of discontinued -- VDCG..........      (103,701)                    (0.00)
  Extraordinary Item........................      (344,048)                    (0.01)
                                              ------------                    ------
Total.......................................  $(21,386,846)   22,478,587      $(0.95)
                                              ============                    ======
Effect of dilutive securities:
  Options...................................                     385,922
  Restricted stock..........................                       5,288
  Warrants..................................                         127
                                                              ----------
Diluted shares..............................                  22,869,924
                                                              ==========

     As a result of the net loss recorded in 1999, 2000 and 2001, basic and diluted loss per share are identical as all options and warrants are anti-dilutive.

     At December 31, 1999, 8,719 warrants and 597,155 options to purchase an equivalent amount of shares of common stock of Kroll at $25.69 per warrant and from $26.94 to $34.88 per option were outstanding but were not included in the shares in the above tables because the warrants' and options' exercise price were greater than the average market price of the common shares.

     At December 31, 2000, 9,661 warrants and 1,304,866 options to purchase an equivalent amount of shares of common stock of Kroll at $13.01 to $25.69 per warrant and from $9.00 to $28.54 per option were outstanding but were not included in the shares in the above tables because the warrants' and options' exercise price were greater than the average market price of the common shares.

     At December 31, 2001, 9,526 warrants and 707,439 options to purchase an equivalent amount of shares of common stock of Kroll at $19.52 to $25.69 per warrant and from $9.00 to $30.75 per option were outstanding but were not included in the shares in the above tables because the warrants' and options' exercise price were greater than the average market price of the common shares.

     (n) New Accounting Pronouncements -- In June 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141), which addresses financial accounting and reporting for business combinations. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which established accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. Due to the issuance of the standard, Kroll will not amortize goodwill in future periods (see note 3(h) for prior year's amortization).

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" (SFAS No. 143), which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and has not yet determined the impact that this statement will have on its results of operations or financial position.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll is required to implement SFAS No. 144 on January 1, 2002, and currently believes there will be no material impact related to the implementation of this statement on its results of operations or financial position.

     In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 (Interpretation No. 44), "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 became effective July 1, 2000. Interpretation No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically
(a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan,
(c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. See Note 6(a) for a discussion of the impact of Interpretation No. 44 related to certain stock option awards held by the employees of a former subsidiary.

     In September 2000, the Emerging Issues Task Force (EITF) announced Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information," stating that the EITF is considering different views for the accounting for database costs. One of the views would require Kroll to expense some or all of the database costs that Kroll currently capitalizes and amortizes, which is currently an acceptable alternative. Adoption of a different method of accounting for database costs could have a material impact on Kroll's financial position and results of operations. To date, the EITF has not made any official determinations on this issue.

     (o) Stock-Based Compensation -- Kroll has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB Opinion 25) as allowed by SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB Opinion 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB Opinion 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 14(d).

     (p) Derivative Financial Instruments -- Financial instruments in the form of foreign currency exchange contracts were utilized by Kroll to hedge its exposure to movements in foreign currency exchange rates. Kroll does not hold or issue derivative financial instruments for trading purposes. In November 2001, Kroll sold its four remaining foreign currency hedge contracts. When terminated, the contracts had a notional amount of $3.2 million, which approximated their fair value. At December 31, 2001, Kroll had no foreign currency exchange contracts in place.

(4) MERGERS AND ACQUISITIONS

     Kroll has completed numerous business combinations in the periods presented. The transactions were accounted for as both purchase business combinations and pooling of interests business combinations as follows:

     (a) Pooling of Interests Transactions -- In March 1999, a wholly owned subsidiary of Kroll acquired each then issued and outstanding share of common stock of Financial Research, Inc. (FRI). Effective upon the consummation of the transaction a total of 101,555 shares of Kroll's common stock were issued. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests. The prior period consolidated financial statements would not be materially different from the reported results and accordingly have not been restated.

     In June 1999, a wholly owned subsidiary of Kroll was merged with and into Background America, Inc. (BAI). Effective upon the consummation of the merger, each then issued and outstanding share of BAI common and preferred stock was converted into 0.2689628 shares of common stock of Kroll or 899,243 shares of Kroll's common stock in total. Outstanding stock options and stock warrants of BAI were converted at the same exchange factor into options to purchase 86,844 and 2,018 shares, respectively, of Kroll's common stock (see Note 14).

     The merger with BAI constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of BAI as though it had always been a part of Kroll and is reported in the Employee Screening Services Segment.

     There were no transactions between Kroll and BAI prior to the combination. Immaterial adjustments were recorded to conform the accounting practices of Kroll and BAI and certain reclassifications were made to the BAI financial statements to conform to Kroll's presentation.

                                    KROLL         BAI       ADJUSTMENTS    COMBINED
                                    -----         ---       -----------    --------
(Unaudited)
THREE MONTHS ENDED MARCH 31,
  1999
Revenue........................  $38,196,075   $2,492,544       --        $40,688,619
Net income (loss) from
  discontinued:
  SPSG operation...............      775,310           --       --            775,310
  VDCG operation...............     (170,130)          --       --           (170,130)
Net Income.....................    2,418,425      109,930       --          2,528,355

     In 1999, Kroll recorded a charge to operating expenses of approximately $4.1 million ($3.2 million after taxes, or $0.14 per diluted share) for direct and other merger and integration related costs. Merger transaction costs include $0.3 million for stay bonuses, $0.4 million for stock-based compensation costs triggered by the change in control of BAI and $2.4 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges. Integration costs relate primarily to the mergers and acquisitions completed in the fourth quarter of 1998 and were approximately $1.0 million.

     In 2000, Kroll recorded a charge to operating expenses of approximately $0.4 million ($0.02 per diluted share) for merger integration related costs. These costs relate primarily to mergers and acquisitions completed in 1999.

     (b) Purchase Transactions -- In addition to the mergers during 1999 with BAI and FRI, Kroll completed an additional acquisition in 1999, which was accounted for as a purchase business combination. In June 1999, Kroll completed the acquisition of substantially all of the assets and liabilities of The Buchler Phillips Group (BP). BP provides financial recovery, restructuring, insolvency and turnaround services throughout the United Kingdom and Europe. The purchase price amounted to approximately $20.0 million and consisted of approximately $12.0 million in cash and 366,469 shares of Kroll's common stock (valued at approximately $8.0 million or an average of $21.86 per share). For accounting purposes, the acquisition was effective on April 1, 1999 and the results of operations of BP are included in the consolidated results of operations, within the Consulting Services Segment of Kroll from that date forward. The resulting goodwill from this acquisition is being amortized over 25 years.

     During 2000, Kroll completed two acquisitions, which were accounted for as purchase business combinations. The aggregate purchase price of these acquisitions amounted to approximately $1.3 million and consisted of $0.7 million in cash and notes payable of $0.6 million to the former owners of the businesses. The results of operations of the acquired businesses are included in the consolidated financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over 25 years.

     Effective January 1, 2002, goodwill relating to the above purchase acquisitions will no longer be amortized pursuant to SFAS No. 142.

     In connection with the purchase acquisitions, assets were acquired and liabilities were assumed as follows:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1999         2000
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS)
FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
  Cash......................................................   $      4      $  262
  Accounts receivable.......................................      1,174         326
  Unbilled revenue..........................................      5,441          26
  Other current assets......................................        852          --
  Property, plant and equipment.............................      1,233          28
  Other non-current assets..................................        319          --
  Costs in excess of assets acquired and other intangible
     assets.................................................     20,835       1,076
                                                               --------      ------
                                                                 29,858       1,718
  Less:
     Cash paid for net assets...............................    (12,018)       (732)
     Fair value of debt issued..............................         --        (625)
     Fair value of stock issued.............................     (8,012)         --
                                                               --------      ------
                                                               $  9,828      $  361
                                                               ========      ======
LIABILITIES ASSUMED INCLUDING:
     Liabilities assumed and acquisition costs..............      7,508         361
     Debt...................................................      2,320          --
                                                               --------      ------
                                                               $  9,828      $  361
                                                               ========      ======

(5) DISCONTINUED OPERATIONS

     (a) Security Products and Services Group -- On April 20, 2001, the Board approved a definitive agreement to sell the common stock of most of the active companies that comprise SPSG to Armor. The results of operations have been classified as discontinued and all prior periods have been restated accordingly. The results of the discontinued SPSG reflect an allocation of Kroll's administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG's sales as a percentage of Kroll's sales. The results of the discontinued SPSG also reflect an allocation of corporate interest expense based on Kroll's weighted average interest rate applied to intercompany advances. The sale did not include the subsidiaries that provide kidnap and ransom and risk information services, which Kroll continues to operate. Also excluded from the sale was the Russian business although it was included in SPSG discontinued operations, as further described below.

     On August 22, 2001, Kroll completed the sale of SPSG to Armor for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in common stock, and an additional $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001.

     The purchase price is subject to a dollar for dollar adjustment to the extent that tangible net assets are less than $35.0 million as of the closing date, as reflected in an agreed upon closing date balance sheet. The closing date balance sheet has not been finalized and various adjustments are still subject to review between Kroll and Armor. The $1.5 million in escrow has not currently been included in determining the estimated loss on the sale of SPSG. Similarly, Kroll has not included any impact of the potential $2.0 million deferred payment by Armor to Kroll in determining the estimated loss on the sale of SPSG.

     For the year ended December 31, 2001, Kroll recorded a loss of approximately $0.3 million on the sale of the discontinued SPSG. Additionally, as a result of the reversal of foreign currency translation, an increase of $4.1 million was recorded in equity for the gain in accumulated other comprehensive loss, net of tax. As a result, the net increase to equity for the disposal of SPSG was approximately $3.8 million.

     Although Kroll's Russian business was not sold to Armor, the Russian business was part of the plan to discontinue SPSG and, therefore, has been included in discontinued operations of SPSG. Kroll anticipates selling this business by May 22, 2002, and does not anticipate any material gain or loss on this future sale. If Kroll does not sell the business of this subsidiary, or otherwise terminate this business, by May 22, 2002, Kroll has a $0.1 million liability payable to Armor for each 90-day period of non-compliance subsequent to May 22, 2002.

     Net sales, results of operations and net assets from SPSG are as follows:

                                                      YEARS ENDED
                                                      DECEMBER 31,       PERIOD ENDED
                                                  --------------------    AUGUST 22,
                                                    1999        2000         2001
                                                    ----        ----     ------------
                                                        (DOLLARS IN THOUSANDS)
NET SALES.......................................  $117,324    $104,992     $79,359
COST OF SALES...................................    84,026      86,127      67,477
                                                  --------    --------     -------
  Gross profit..................................    33,298      18,865      11,882
OPERATING EXPENSES..............................    25,775      24,383      15,680
                                                  --------    --------     -------
     Operating income (loss)....................     7,523      (5,518)     (3,798)
OTHER EXPENSE...................................    (2,168)     (4,218)     (3,050)
                                                  --------    --------     -------
     Income (loss) before provision for income
       taxes and cumulative effect of change in
       accounting principle.....................     5,355      (9,736)     (6,848)
PROVISION FOR INCOME TAXES......................    (3,534)       (275)       (379)
                                                  --------    --------     -------
     Income (loss) before cumulative effect of
       change in accounting principle...........     1,821     (10,011)     (7,227)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, net of applicable tax benefit of
  $408 in 1999 (Note 5(a)(i))...................      (778)         --          --
                                                  --------    --------     -------
     Net income (loss)..........................  $  1,043    $(10,011)    $(7,227)
                                                  ========    ========     =======

                                                                      AS OF
                                                                   DECEMBER 31,
                                                                       2000
                                                                   ------------
                                                              (DOLLARS IN THOUSANDS)
CURRENT ASSETS..............................................           57,261
PROPERTY, PLANT and EQUIPMENT, net..........................           17,078
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of approximately
  $3,836....................................................           14,453
OTHER ASSETS................................................              652
                                                                     --------
     Total Assets...........................................           89,444
                                                                     --------
CURRENT LIABILITIES.........................................          (33,955)
                                                                     --------
OTHER LONG-TERM LIABILITIES.................................             (174)
DEFERRED INCOME TAXES.......................................             (211)
LONG-TERM DEBT DUE TO THIRD PARTIES, net of current
  portion...................................................           (1,004)
                                                                     --------
     Total liabilities......................................          (35,344)
                                                                     --------
Net assets of discontinued SPSG operations..................         $ 54,100
                                                                     ========

     Additional SPSG financial information is as follows:

          (i) Change in Accounting Principle -- In April 1998, the American Institute of Certified Public Accountants released Statement of Position
     (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. The former practice of Kroll's discontinued SPSG operation was to capitalize certain of these expenses and amortize them over periods ranging from one to five years. Kroll's discontinued SPSG operation adopted the provisions of this statement in the first quarter of fiscal 1999 and recorded a cumulative effect of a change in accounting principle of $0.8 million, net of a tax benefit of $0.4 million.

          (ii) Related Party Transactions

             (a) Summary of Related Party Transactions -- The following summarizes transactions with related parties:

                                                               YEARS ENDED       PERIOD ENDED
                                                              DECEMBER 31,        AUGUST 22,
                                                           -------------------   ------------
        DESCRIPTION                                          1999       2000         2001
        -----------                                          ----       ----         ----
        Purchases from shareholder.......................  $ 90,350   $     --     $     --
        Lease expense to affiliated entities.............   566,213    450,764      370,998
        Non-interest bearing advances to shareholders....   132,707     92,587           --
        Non-interest bearing advances to affiliated
          entities.......................................   282,346    358,480      318,100

             (b) Building and Equipment Leases -- Affiliated Entities -- SPSG leases various equipment and office space from several affiliated entities under various five year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $484,000, $451,000 and $371,000 for the years ended December 31, 1999 and 2000, and for the period ended August 22, 2001, respectively.

          (iii) Long-Term Debt -- The components of long-term debt are as follows:

                                                                 AS OF
                                                              DECEMBER 31,
DESCRIPTION                                                       2000
-----------                                                   ------------
Economic Development Revenue Bonds variable interest rate
  approximating 85% of the bond equivalent yield of 13 week
  U.S. Treasury bills (not to exceed 12%), which
  approximated 5.84% at December 31, 2000, payable in
  scheduled installments through September 2016, subject to
  optional tender by the bondholders and a corresponding
  remarketing agreement, secured by the property, plant and
  equipment and a bank letter of credit.....................  $ 1,207,224
Notes payable to former shareholders of acquired companies,
  interest at a fixed rate of 10.0%, repaid subsequent to
  December 31, 2000.........................................      250,000
Notes payable to banks, variable interest rate at prime plus
  1.5%, fixed rates ranging from 6.39% to 20.66%, payable in scheduled installments with certain instruments subject to prepayment penalties, collateralized by certain real and
  personal property.........................................      373,116
Other notes payable, interest at 6.0% to 10.9%, payable in
  scheduled installments through September 2007, certain
  notes secured by various equipment........................      952,103
                                                              -----------
                                                                2,782,443
Less -- current portion.....................................   (1,778,147)
                                                              -----------
Long-term portion...........................................  $ 1,004,296
                                                              ===========

     (b) Voice and Data Communications Group -- On April 16, 2001, the Board of Directors approved a formal plan to discontinue operations of VDCG, which offered secure satellite communication equipment and satellite navigation systems. Kroll has divested itself of the operations of this segment.

     The results of operations of VDCG have been classified as discontinued operations and all prior periods have been restated accordingly. The results of VDCG reflect an allocation of interest expense based on VDCG's average net assets. The tax effects of the results of operations of VDCG were not significant for the periods presented.

     The fiscal 2000 estimated loss on disposal of $5.0 million ($0.23 per diluted share) includes the estimated future results of operations through the date of sale. Major components of the estimated loss on disposal include a writedown of related goodwill and other asset balances of $4.2 million and estimated severance, operating and shutdown costs of $0.8 million. The loss on disposal calculation includes $0.2 million of allocated interest expense.

     On June 27, 2001, Kroll sold its ownership in the stock of VDCG to an unrelated third party for notes that are due and payable in 2004 with a contingent value of up to $4.0 million. Originally Kroll valued these notes at $1.8 million because the realization of the full value of these notes is contingent upon certain factors, including the subsequent sale of VDCG by the purchaser. Since this valuation approximated the net assets of VDCG at the date of the sale, no gain or loss was recognized. In November 2001, Kroll re-evaluated the collectibility of the notes and determined that the ultimate resale of VDCG and collection on the notes was uncertain. As a result, the notes were written down to zero and an additional $2.0 million loss on the sale of VDCG was recorded in 2001.

     Net sales, results of operations and net assets from this discontinued operation are as follows:

                                                        YEARS ENDED
                                                       DECEMBER 31,      PERIOD ENDED
                                                     -----------------     JUNE 27,
                                                      1999      2000         2001
                                                      ----      ----     ------------
                                                          (DOLLARS IN THOUSANDS)
Net sales..........................................  $19,931   $16,852     $ 3,134
Interest expense allocation........................  $   218   $   239     $    60
Net loss from discontinued VDCG operations.........  $(1,761)  $(3,200)    $  (104)
Net loss (including estimated net loss) on
  disposal.........................................  $    --   $(5,038)    $(2,008)

                                                                      AS OF
                                                                   DECEMBER 31,
                                                                       2000
                                                                   ------------
                                                              (DOLLARS IN THOUSANDS)
Current assets..............................................         $ 8,104
Current liabilities.........................................          (6,225)
                                                                     -------
Net assets of discontinued VDCG operations..................         $ 1,879
                                                                     =======

     A valuation allowance for VDCG's net operating loss carryforwards has been provided, as the tax benefit will not be realized.

(6) SALE OF SUBSIDIARIES

     (a) Sale of Stock by Information Security Group -- In October 2000, Kroll's then wholly owned subsidiary, Securify Inc. (Securify), completed the sale of preferred stock shares through a private equity offering to certain unrelated third parties. Under the terms of the stock purchase agreement, Securify issued approximately 49.2 million shares of Series A Convertible Preferred Stock, valued at $0.68 per share for total gross proceeds of approximately $33.5 million. These preferred shares are convertible into an equivalent number of shares of Securify's common stock. Kroll recognized a pre-tax gain on this transaction of approximately $1.6 million. The tax effects of this transaction approximate $2.1 million, resulting in a total, net of tax, loss of $0.5 million. The tax effects of this transaction include net operating loss carryforwards and other deferred tax assets that will not remain with Kroll. As of December 31, 2001, Kroll had an amount receivable from Securify, totaling approximately $5.4 million, which was fully reserved, that is subject to an unsecured promissory note agreement with repayment terms scheduled over a five-year period. Kroll will recognize income in the period that repayments are received pursuant to the promissory note agreement.

     As a result of this transaction, as of December 31, 2000, Kroll's voting control in Securify approximated 27 percent. The investment in Securify, previously consolidated, is now accounted for using the equity method. Kroll does not have any carrying value for its investment as of December 31, 2001. Securify has realized continuing losses since October 2000. Since Kroll has not provided any guarantees and is not committed to provide any future funding to Securify, it has not recorded its equity share of Securify losses.

     In January 2002, in connection with Securify's obtaining additional financing from its preferred stockholders, Kroll agreed with Securify to restructure its existing debt of approximately $5.4 million. In return for an agreement to forgive a portion of this debt, Kroll received (1) a promissory note for $500,000 accruing interest at 9.5% per annum and matures on December 1, 2004, (2) a promissory note for $500,000 that matures at the earlier of (a) the date on which Securify completes its next financing, or (b) October 17, 2005 and accrues interest beginning on July 11, 2002 at 9.5% per annum, (3) a promissory note for $2.5 million that matures on October 17, 2005 but, on the date on which Securify completes its next financing, will convert into new securities of the type issued by Securify in its financing with a value of $2.5 million, and accrues interest beginning on July 11, 2002 at 9.5% per annum and (4) 58,666 shares of Class B common stock of Securify. Also in connection with the restructuring of debt, Kroll received a non-exclusive license to use proprietary software developed by Securify.

     (b) Sale of Decision Resources, Inc. -- On September 10, 2001, Kroll sold Decision Resources, Inc. to the former owner. As payment, Kroll was forgiven $0.2 million on the unpaid portion of notes payable to the former owner and is due from the purchaser a payment of approximately $0.1 million, which is included in prepaid expenses and other current assets. The notes payable that were forgiven were the unpaid portion of the original purchase price. The balance of the purchase price is subject to a pending valuation process. Kroll recognized a provisional loss, subject to the valuation process, on the sale of its business unit of approximately $0.5 million, which was recorded in the year ended December 31, 2001.

(7) BALANCE SHEET ACCOUNTS

     (a) Trade Accounts Receivable -- Kroll had billed trade receivables in the amount of $42,565,577 and $37,779,643 at December 31, 2000 and 2001,
respectively.

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                   ADDITIONS
                                      BALANCE      CHARGED TO                  BALANCE
                                    BEGINNING OF   COSTS AND                    END OF
                                       PERIOD       EXPENSES    DEDUCTIONS      PERIOD
                                    ------------   ----------   ----------     -------
Year ended December 31, 1999......   $1,917,314    $2,166,116   $(1,378,393)  $2,705,037
Year ended December 31, 2000......   $2,705,037    $4,548,967   $(3,018,029)  $4,235,975
Year ended December 31, 2001......   $4,235,975    $5,939,841   $(3,377,719)  $6,798,097

     (b) Other Assets -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                                                 AS OF DECEMBER 31,
                                                 USEFUL LIFE   -----------------------
DESCRIPTION                                        (YEARS)        2000         2001
-----------                                      -----------      ----         ----
Security deposits..............................       --       $  878,167   $  563,831
Long-term receivable...........................       --          659,391    1,701,399
Non-refundable deposit on an equipment lease
  with a related party.........................      7.5          537,784      223,057
Deferred financing fees, net of accumulated
  amortization of $772,939 and $48,316 in 2000
  and 2001, respectively.......................     5-15          144,613      526,319
Equity investments.............................       --          199,577    1,158,429
Other long-term assets.........................       --          488,917       53,416
                                                               ----------   ----------
     Total.....................................                $2,908,449   $4,226,451
                                                               ==========   ==========

     (c) Accrued Liabilities -- Accrued liabilities consist of the following:

                                                             AS OF DECEMBER 31,
                                                          -------------------------
DESCRIPTION                                                  2000          2001
-----------                                                  ----          ----
Payroll and related benefits............................  $ 5,515,403   $ 7,621,925
Accrued professional fees...............................      437,414     1,265,768
Property, sales and other taxes payable.................    1,994,191     1,873,344
Accrued medical costs...................................      275,819       371,253
Accrued interest........................................      605,325       258,043
Accrued payments to former owners of acquired
  businesses............................................    2,193,652       855,511
Accrued restructuring costs.............................      412,821       998,090
Other accruals..........................................    1,417,274     3,146,879
                                                          -----------   -----------
     Total accrued liabilities..........................  $12,851,899   $16,390,813
                                                          ===========   ===========

     (d) Restructuring of Operations -- In the first quarter of 1999, Kroll began implementation of a restructuring plan (the 1999 Plan) to reduce costs and improve operating efficiencies. The 1999 Plan was substantially completed by the end of the second quarter of 1999. The total pre-tax restructuring charge recorded pursuant to the 1999 Plan was approximately $4.1 million. Total payments or writeoffs made pursuant to the 1999 Plan through December 31, 2001 were $3.9 million. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 1999 Plan. The principal elements of the restructuring plan were the closure of two Investigations and Intelligence Group offices and the elimination of approximately

82 employees. The components of the restructuring charge including accrued balances as of December 31, 2001 are as follows:

DESCRIPTION                                                    EXPENSE     ACCRUAL
-----------                                                    -------     -------
Severance and related costs.................................  $2,924,546   $     --
Writedown of property, plant and equipment..................     129,594         --
Lease termination costs.....................................     984,842    164,326
Other.......................................................      32,827         --
                                                              ----------   --------
                                                              $4,071,809    164,326
                                                              ==========
Less: current portion.......................................                 96,853
                                                                           --------
                                                                           $ 67,473
                                                                           ========

     In the second quarter of 2001, Kroll began implementation of a restructuring plan (the 2001 Plan) to reduce costs and improve operating efficiencies. The 2001 Plan was substantially completed by the end of 2001. The total pre-tax restructuring charge recorded pursuant to the 2001 Plan was approximately $2.7 million. Total payments or writeoffs made pursuant to the 2001 Plan through December 31, 2001 were $1.8 million. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 2001 Plan. The principal elements of the restructuring plan were the closure of four Investigations and Intelligence Group offices and the elimination of approximately 98 employees. The components of the restructuring charge including accrued balances as of December 31, 2001 are as follows:

DESCRIPTION                                                    EXPENSE     ACCRUAL
-----------                                                    -------     -------
Severance and related costs.................................  $1,965,072   $555,708
Writedown of property, plant and equipment..................     158,867         --
Lease termination costs.....................................     602,300    345,529
                                                              ----------   --------
                                                              $2,726,239    901,237
                                                              ==========
Less -- Current portion.....................................                901,237
                                                                           --------
                                                                           $     --
                                                                           ========

(8) INCOME TAXES

     Kroll accounts for income taxes under the liability method pursuant to SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

     Kroll's provision for income taxes on income (loss) is summarized as follows:

                                                    YEARS ENDED DECEMBER 31,
                                             --------------------------------------
DESCRIPTION                                     1999          2000          2001
-----------                                     ----          ----          ----
Current:
  Federal..................................  $  (925,925)  $(2,065,160)  $       --
  State and local..........................     (163,398)    1,216,733      735,963
  Foreign..................................    1,642,357     2,062,676    2,243,691
                                             -----------   -----------   ----------
                                                 553,034     1,214,249    2,979,654
                                             -----------   -----------   ----------

                                                    YEARS ENDED DECEMBER 31,
                                             --------------------------------------
DESCRIPTION                                     1999          2000          2001
-----------                                     ----          ----          ----
Deferred:
  Federal..................................   (1,224,339)      694,601     (210,408)
  State and local..........................     (216,061)      122,924        7,960
  Foreign..................................     (217,523)      345,121     (374,941)
                                             -----------   -----------   ----------
                                              (1,657,923)    1,162,646     (577,389)
                                             -----------   -----------   ----------
  Provision for (benefit from) income
     taxes.................................  $(1,104,889)  $ 2,376,895   $2,402,265
                                             ===========   ===========   ==========

     Reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                                               YEARS ENDED DECEMBER 31,
                           ----------------------------------------------------------------
                                  1999                  2000                   2001
                           -------------------   -------------------    -------------------
DESCRIPTION                  AMOUNT      RATE      AMOUNT      RATE       AMOUNT      RATE
-----------                  ------      ----      ------      ----       ------      ----
Provision (benefit) for
  income taxes at the
  federal statutory
  rate...................  $  (784,987)   34.0%  $(4,528,590)   34.0%   $(3,056,061)   34.0%
State and local income
  taxes, net of federal
  benefit................     (237,930)   10.3       982,021    (7.4)       461,670    (5.1)
Nondeductible expenses...    1,433,443   (62.1)    2,693,242   (20.2)       418,493    (4.7)
Change in valuation
  allowance..............   (1,589,715)   68.9       137,952    (1.0)     3,578,817   (39.8)
Tax attributes associated
  with Securify..........           --      --     2,068,000   (15.5)            --      --
Effect of foreign
  (income) loss..........      706,515   (30.6)      892,022    (6.7)     1,111,772   (12.3)
Other....................     (632,215)   27.4       132,248    (1.0)      (112,426)    1.2
                           -----------   -----   -----------   -----    -----------   -----
  Provision for (benefit
  from) income taxes.....  $(1,104,889)   47.9%  $ 2,376,895   (17.8)%  $ 2,402,265   (26.7)%
                           ===========   =====   ===========   =====    ===========   =====

     The components of Kroll's consolidated deferred income tax assets and liabilities are summarized below:

                                                             AS OF DECEMBER 31,
                                                          -------------------------
DESCRIPTION                                                  2000          2001
-----------                                                  ----          ----
Deferred tax assets:
  Allowance for doubtful accounts.......................  $ 1,273,428   $ 1,726,002
  Depreciation and amortization.........................      543,188            --
  Net operating loss carryforwards......................    1,887,303     5,466,120
  Payroll and other benefits............................      968,763     1,860,217
  Restructuring.........................................      230,859       912,267
  Other accruals........................................      366,517     1,036,986
  Acquisition costs.....................................    1,050,124            --
  Other.................................................      104,362            --
                                                          -----------   -----------
                                                            6,424,544    11,001,592
  Valuation allowance...................................   (1,917,749)   (5,496,566)
                                                          -----------   -----------
     Net deferred tax assets............................    4,506,795     5,505,026
                                                          -----------   -----------

                                                             AS OF DECEMBER 31,
                                                          -------------------------
DESCRIPTION                                                  2000          2001
-----------                                                  ----          ----
Deferred tax liabilities:
  Depreciation and amortization.........................           --      (438,369)
  Nonaccrual service fee receivable.....................     (215,667)     (241,189)
  Deferred revenue......................................   (3,547,434)   (2,769,249)
  Database capitalization...............................   (3,342,575)   (3,372,954)
  Other.................................................     (260,110)     (964,867)
                                                          -----------   -----------
                                                           (7,365,786)   (7,786,628)
                                                          -----------   -----------
     Net deferred tax liability.........................  $(2,858,991)  $(2,281,602)
                                                          ===========   ===========

     Kroll has certain foreign and domestic net operating loss carryforwards, which, in total, approximated $5.2 million and $16.1 million at December 31, 2000 and 2001, respectively, most of which, at December 31, 2000, relate to discontinued SPSG operations in Mexico and the Philippines. The foreign net operating loss carryforwards at December 31, 2001 relate primarily to Kroll's continuing operations in Asia. The domestic carryforwards expire beginning in 2020. A valuation allowance for all existing domestic and foreign loss carryforwards has been provided, as it is not certain that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is more likely than not to be realized.

(9) RELATED PARTY TRANSACTIONS

     (a) Summary of Related Party Transactions -- The following summarizes transactions with related parties:

                                                     YEARS ENDED DECEMBER 31,
                                               ------------------------------------
DESCRIPTION                                       1999         2000         2001
-----------                                       ----         ----         ----
Sales:
  to Shareholder.............................  $4,779,449   $5,776,344   $5,120,559
  to affiliated entities.....................      70,595       26,248           --
Purchases:
  From Shareholder...........................     270,970      286,589      386,058
  From affiliated entities...................     296,100    1,045,222           --
Lease expense to affiliated entities.........     226,766      335,992      554,603
Legal services expense to law firm of a Board
  member.....................................          --    1,719,862    1,321,659
Amounts receivable from an officer...........     281,561      651,000      494,935
Non-interest bearing advances to
  shareholders...............................     167,511           --           --
Trade accounts receivable due from
  shareholder................................   1,231,685    1,465,474    1,921,930
Trade accounts payable due to affiliate......          --      239,145           --

     (b) Sales-Shareholder -- During the years ended December 31, 1999, 2000 and 2001, the continuing operations of Kroll rendered services to American International Group, Inc. and its subsidiaries (AIG) which is also a shareholder of Kroll. Total revenue recognized for the years ended December 31, 1999, 2000 and 2001 was $4,779,449, $5,776,344 and $5,120,559, respectively. Additionally,
AIG provides certain services to the continuing operations of Kroll, which have been included in cost of sales and operating expenses in the accompanying consolidated statements of operations. These costs were approximately $270,970, $286,589 and $386,058 for the years ended December 31, 1999, 2000 and 2001, respectively. The year-end
accounts receivable balance from AIG was approximately $1,231,685, $1,465,474 and $1,921,930 at December 31, 1999, 2000 and 2001, respectively.

     (c) Building and Equipment Leases -- Affiliated Entities -- Effective June 1, 1998, Kroll reached an agreement to terminate the corporate aircraft lease which originated in February 1995 with an affiliated entity. The terms of the aircraft lease addendum provide Kroll with a future hourly discount from the normal commercial hourly rate in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. Rental expense, including amortization recognized, approximated $82,000, $90,000 and $90,000 for the years ended December 31, 1999, 2000 and 2001, respectively. As of December 31, 2000 and 2001, Kroll had $312,929 and $223,057, respectively in unamortized lease deposits with this affiliated entity.

     Kroll is also currently leasing various equipment and office space from several affiliated entities under various five year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $227,000, $246,000 and $465,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

     (d) During 1999, 2000 and 2001, an officer of Kroll agreed to reimburse Kroll for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred on his behalf. Amounts due to Kroll at December 31, 1999, 2000 and 2001 pursuant to this agreement were $281,561, $651,000 and $494,935, respectively. Subsequently, the officer reimbursed $250,000 to Kroll.

(10) REVOLVING LINES OF CREDIT

     On March 30, 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. The loan agreement was further amended on April 20, 2001. Additionally, the loan agreement provided for up to $6.0 million of transactional letters of credit. The loan agreement was secured by substantially all assets of Kroll and its subsidiaries, and a pledge of the stock of essentially all the subsidiaries, all of which jointly and severally guaranteed obligations under the agreement. The security pledge and joint and several guarantee also extended to the $35.0 million senior notes. Based on the amendments on March 30, 2001 and April 20, 2001, advances under the revolving credit facility bear interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). Kroll used 56.79% of the proceeds from the sale of SPSG including the subsequent conversion of Armor stock to cash, to pay down this line of credit by approximately $28.2 million in 2001.

     The amended agreement required the net proceeds from any lender approved asset sales in excess of $1.0 million per transaction or $2.0 million per fiscal year to be paid proportionately to the lender and the holders of the senior notes, with a corresponding reduction in the total permitted borrowings under the revolving credit facility. A material adverse change in the business of Kroll, including a significant sale of net assets, would result in the acceleration of all amounts due to the lender and the holders of the senior notes. In accordance with the April 20, 2001 amendment to the loan agreement, Kroll's agreement to sell the entities that comprise the Security Products and Services Group discussed in Note 5(a) resulted in an acceleration of all amounts due under the loan agreement 60 days after the closing of the sale, resulting in the expiration of the agreement on October 22, 2001, which was then extended to November 16, 2001. All amounts outstanding under this agreement were repaid on November 14, 2001, thus terminating the agreement.

     This loan agreement included financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio, net worth minimums and minimum quarterly EBITDA (earnings before interest, taxes, depreciation and amortization), that required Kroll to effectively break even before taxes and to generate EBITDA of $6.0 million per quarter. The loan agreement also imposed limitations on mergers, acquisitions, stock redemptions, additional indebtedness and capital expenditures. The loan agreement did not permit the declaration or payment of any dividends, other than stock dividends.

     Anticipating the sale of SPSG, Kroll endeavored to obtain financing of approximately $45.0 million at rates comparable to the original unamended bank loan. Subsequent negotiations did not lead to a financing agreement acceptable to the Company as of December 31, 2001. As a result, pursuit of this alternative was terminated. Kroll's direct expense of $1.0 million, including commitment and due diligence fees and the cost of extending the current amended bank loan has been written off as failed financing costs in the year ended December 31, 2001.

     Average borrowings under the revolving credit facility and its predecessors were $10,838,273, $29,885,224 and $ 23,094,716 during 1999, 2000 and 2001, respectively, at approximate weighted average interest rates of 7.02%, 8.50% and 9.27%, respectively. The maximum borrowings outstanding during 1999, 2000 and 2001 were $22,822,706, $38,442,798 and $ 37,996,679 respectively. Borrowings under the revolving credit facility were approximately $36.5 million at December 31, 2000. The facility was retired November 14, 2001 (see Note 20).

     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of L2.5 million. The demand note bears interest at the Bank of England's base rate plus 1.0%. Average borrowings during 2000 and 2001 under the demand note were $2,178,761 and $2,573,786, as translated, at an approximate weighted average interest rate of 7.13% and 6.79%. The maximum borrowings outstanding during 2000 and 2001 were $3,547,638 and $4,525,496, respectively, as translated. Maximum borrowings permitted pursuant to this demand note are $3.6 million based on an exchange rate of 0.69 British pound sterling to the U.S. dollar. Borrowings outstanding pursuant to this demand note were approximately $2.8 million and $2.6 million, as translated at December 31, 2000 and 2001, respectively.

(11) LONG-TERM DEBT

     The components of long-term debt are as follows:

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
DESCRIPTION                                                      2000          2001
-----------                                                      ----          ----
Senior Secured Subordinated Convertible Notes, interest at
  6.0%, net of discount of $11,199,674 at December 31,
  2001......................................................  $        --   $18,800,326
Senior notes payable to various institutions, interest at
  8.56% payable semi-annually. Repaid subsequent to December
  31, 2000 as a result of acceleration due to the
  disposition of most entities that comprise SPSG...........   35,000,000            --
Notes payable to former shareholders of acquired companies,
  interest at fixed rates ranging from 5.5% to 7.0%, payable in scheduled installments through January 2003, certain
  notes secured by acquired assets..........................      625,320       225,000
Notes payable to banks, variable interest rate at prime plus
  1.5%, fixed rates ranging from 9.0% to 18.0%, payable in
  scheduled installments through December 2010 with certain
  instruments subject to prepayment penalties,
  collateralized by certain real and personal property......      392,553       360,081
Other notes payable, interest at 8.5%, payable March 2002...       51,708        10,964
                                                              -----------   -----------
                                                               36,069,581    19,396,371
Less -- current portion (at December 31, 2000, excludes
  effect of acceleration of senior notes payable)...........   (3,360,029)     (318,090)
                                                              -----------   -----------
                                                              $32,709,552   $19,078,281
                                                              ===========   ===========

  SENIOR NOTES

     Kroll's $35.0 million of senior notes were amended on March 30, 2001 and April 20, 2001. Based on the amendments, the senior notes bore interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). The senior notes also contained financial covenants, which among other restrictions required the maintenance of a minimum level of net worth and a fixed charge coverage ratio. The senior notes were cross-collateralized and guaranteed with the Company's revolving credit facility and contained similar acceleration provisions that required the net proceeds from asset sales to be paid proportionately to the revolving credit facility lender and the holders of the senior notes. In accordance with the April 20, 2001 amendment to the senior notes, Kroll's sale of the entities that comprised the Security Products and Services Group on August 22, 2001 (see Note 5(a)) resulted in the acceleration of all amounts due under the revolving credit facility and the senior notes to a date 60 days after the closing of the sale. Kroll obtained from the lender an extension from October 22, 2001 to November 16, 2001. Kroll used 43.21% of the proceeds from the sale of SPSG to repay these notes by approximately $21.2 million during the third quarter of 2001. On November 14, 2001, all outstanding debt under the senior notes was repaid, with no adverse consequences resulting from any event of non-compliance.

  SENIOR SECURED SUBORDINATED CONVERTIBLE NOTES

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest in whole or in part beginning November 14, 2004 provided the note holders have been notified in writing 20 days in advance. The note holders may at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     The notes are secured by the same assets of Kroll and its material subsidiaries and the same pledge of stock of certain of Kroll's subsidiaries as the credit facility, except that the notes are subordinate to the security interest and rights of the credit facility lender.

     The notes contain certain customary covenants, including covenants that prohibit Kroll from disposing of any material subsidiary, incurring or permitting to exist any debt other than the $15.0 million credit facility, guaranteeing the obligations of any third party, creating or permitting to exist any material liens on assets of material subsidiaries or entering into a transaction prior to November 14, 2003 that involves a "change in control" of Kroll (as defined in the notes). The notes are payable upon any change in control of Kroll at the option of the holders.

     Kroll has an effective registration statement with the SEC covering the resale of the notes, and the shares of common stock issuable upon conversion of these notes, and is required to keep the registration statement effective for at least two years.

     The note holders may designate an observer to the Board of Directors who may serve in this capacity as long as 20% of the notes, or shares into which the notes were converted, are held by the noteholders or investors. The observer may also attend Audit and Compensation Committee meetings.

     In connection with the issuance of the notes Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization will be approximately $2.3 million or 7.6% per year on $30.0 million principal.

     A significant portion of the proceeds from the new financing was used to retire Kroll's amended bank loan and senior notes. The deferred financing costs associated with the former financing in the amount of $0.5 million was accelerated, resulting in an extraordinary loss of $0.3 million, net of taxes, in the year ended December 31, 2001.

     Scheduled maturities of long-term debt (exclusive of the effect of the acceleration of the senior notes payable subsequent to year-end) at December 31, 2001 are as follows:

YEAR                                                            AMOUNT
----                                                            ------
2002........................................................  $   318,090
2003........................................................       53,654
2004........................................................       25,311
2005........................................................       24,789
2006........................................................   30,027,657
Thereafter..................................................      146,545
                                                              -----------
                                                               30,596,045
Discount on convertible notes...............................   11,199,674
                                                              -----------
                                                              $19,396,371
                                                              ===========

(12) OPERATING LEASES

     Kroll leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 2001:

YEAR                                                            AMOUNT
----                                                            ------
2002........................................................  $ 8,389,315
2003........................................................    6,930,862
2004........................................................    5,646,621
2005........................................................    5,020,250
2006........................................................    4,672,203
Thereafter..................................................    6,020,703
                                                              -----------
                                                              $36,679,954
                                                              ===========

     Rental expense charged against current operations amounted to approximately $8,646,000, $10,481,000 and $10,638,000 for the years ended December 31, 1999,
2000 and 2001, respectively.

(13) DEFINED CONTRIBUTION AND BONUS PLANS

     As of December 31, 2001, Kroll had the following employee benefit plans in place:

     (a) Defined Contribution Plans -- Kroll and its subsidiaries have established various non-contributory profit sharing/401(k) plans covering substantially all of Kroll's employees. Contributions to the plans are discretionary and are determined annually by Kroll's Board of Directors. Certain plans also offer a matching contribution whereby Kroll will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $954,000, $977,000 and $1,167,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

     (b) Profit and Revenue Sharing Plans -- Kroll and its subsidiaries have established various profit and revenue sharing plans covering substantially all of Kroll's employees. The plans were established to provide employees an annual cash incentive bonus based on various operating and non-operating criteria. Kroll may amend, modify or terminate these plans at any time. Kroll expensed approximately $1,235,000, $1,092,000 and $3,835,000 associated with the profit and revenue sharing plans in 1999, 2000 and 2001, respectively.

(14) EQUITY ARRANGEMENTS

     The following equity arrangements include all obligations and rights of Kroll, including those that pertain to employees, division, units and subsidiaries that are accounted for as discontinued operations.

     (a) Stock Option Plans -- In 1996, Kroll adopted a stock option plan (the 1996 Plan) for employees, non-employee directors and consultants. Kroll may grant options for up to 1,757,000 shares under the 1996 Plan. Options for 647,195, 262,374 and 155,000 shares were granted during 1999, 2000 and 2001, respectively. The options generally vest in three equal annual installments over the three years following the date of grant. Options granted under the plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years.

     In connection with stock options granted by Securify during the year ended December 31, 1998, Kroll recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. This amount is presented as a reduction of shareholders' equity and will be amortized ratably over the vesting periods of the applicable options. Approximately $298,000 and $236,000 was expensed in the years ended 1999 and 2000, respectively. The unamortized balance of the deferred compensation relating to these stock options was reversed to shareholders' equity upon the sale of Securify in October 2000.

     In 2000, Kroll adopted a stock option plan (the 2000 Option Plan) for non-officer employees. Kroll may grant options for up to 750,000 shares under the 2000 Option Plan. In May 2001 the 2000 Option Plan was amended to increase by 2,250,000 the number of options that could be granted to a total of 3,000,000. Options for 742,400 and 2,027,000 shares were granted during the years ended 2000 and 2001, respectively. Options under the 2000 Option Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest according to a formula determined by the Board of Directors on the date of the grant.

     In 2001, Kroll adopted a stock option plan (the 2001 Option Plan) for non-employee directors. Kroll may grant options for up to 200,000 shares under the 2001 Option Plan. Options for 10,000 shares were granted to each of the four non-employee directors following Kroll's annual meeting of shareholders on August 16, 2001. Options under the 2001 Option Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest in three equal annual installments over the three years following the date of grant.

     At December 31, 2001, there were approximately 619,000, 231,000 and 160,000 authorized shares remaining for grant in the 1996 Plan, the 2000 Option Plan and the 2001 Option Plan, respectively.

     (b) Restricted Stock Plan -- Effective August 12, 1998, Kroll adopted a stock incentive plan (the Stock Incentive Plan) for employees. Kroll may grant up to 500,000 shares under the Stock Incentive Plan. During fiscal 1999, 47,500 shares were granted under the plan, however there were no shares granted under the plan during 2000 or 2001. In connection with the shares granted under the Stock Incentive Plan in 1999, Kroll recorded deferred compensation of $1,571,661, representing the difference between the fair market value of Kroll common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of shareholders' equity and will be amortized ratably over the vesting periods of the applicable grants. Approximately $758,000, $364,000 and $337,000 were expensed in 1999, 2000 and 2001, respectively. The deferred compensation was reduced in 2000 by approximately $113,000 applicable to options forfeited by employees terminated in 2000. The restricted stock grants vest ratably over three years.

     At December 31, 2001, there were approximately 453,000 authorized shares remaining for grant in the Stock Incentive Plan.

     (c) Common Stock Warrants -- As of December 31, 2001, warrants originally granted by Laboratory Specialists of America, Inc. to purchase 8,719 shares of common stock at $25.69 per share were outstanding. These warrants were issued in June 1998 to certain consultants and underwriters in connection with the completion of a private offering of common stock in 1998 and were recognized as compensation paid for services rendered and treated as a reduction in the recognized net proceeds from the offering.

     As of December 31, 2001, warrants originally granted by BAI to purchase 807 shares of common stock at $19.52 per share were outstanding. These warrants were issued in June and July of 1996 and January of 1998 to certain consultants and other non-employees with exercise prices equal to or greater than the then fair value of BAI's common stock on those dates.

     As of December 31, 2001, Kroll had a total of 9,526 warrants still outstanding.

     (d) Stock Based Compensation Disclosure -- SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. Had compensation cost for these plans been determined consistent with SFAS 123, Kroll's net loss and basic and diluted loss per share would have been as follows:

DESCRIPTION                                  1999           2000           2001
-----------                                  ----           ----           ----
Net loss:
  As reported...........................  $(1,921,819)  $(33,944,313)  $(21,386,846)
  Pro forma.............................  $(4,844,407)  $(37,332,945)  $(24,863,627)
Basic and diluted loss per share:
  As reported...........................  $     (0.09)  $      (1.52)  $      (0.95)
  Pro forma.............................  $     (0.22)  $      (1.67)  $      (1.11)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants:

                                                    YEARS ENDED DECEMBER 31,
                                              ------------------------------------
DESCRIPTION                                      1999          2000        2001
-----------                                      ----          ----        ----
Dividend yield..............................           --           --          --
Expected volatility.........................         41.4%        43.7%       74.0%
Risk-free interest rate.....................   5.29%-5.44%   6.14%-6.7%       4.38%
Expected lives..............................    7.5 years    7.5 years   5.0 years

     The 647,195 options granted by Kroll during 1999 have a weighted-average exercise price of $27.31, a weighted-average fair value of $15.49 and remaining contractual lives, on a weighted-average basis, of 7.2 years. The 1,004,774 options granted by Kroll during 2000 have a weighted-average exercise price of $6.37, a weighted-average fair value of $3.73 and remaining contractual lives, on a weighted-average basis, of 8.4 years. The 2,222,000 options granted by Kroll during 2001 have a weighted-average exercise price of $7.39, a weighted-average fair value of $4.69 and remaining contractual lives, on a weighted-average basis, of 9.4 years.

     A summary of the status of Kroll's stock option plans and the changes during the years then ended is presented in the table below:

                                                    AS OF DECEMBER 31,
                            ------------------------------------------------------------------
                                    1999                   2000                   2001
                            --------------------   --------------------   --------------------
                                        WEIGHTED               WEIGHTED               WEIGHTED
                                        AVERAGE                AVERAGE                AVERAGE
                                        EXERCISE               EXERCISE               EXERCISE
DESCRIPTION                  SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-----------                  ------     --------    ------     --------    ------     --------
Outstanding, beginning of
  year....................  1,459,990    $11.54    1,830,039    $17.06    2,398,298    $13.19
  Granted.................    647,195     27.31    1,004,774      6.37    2,222,000      7.39
  Exercised...............   (194,371)     9.11     (115,197)     0.73     (384,204)     6.72
  Forfeited/Expired/
     Cancelled............    (82,775)    23.06     (321,318)    18.39     (910,838)    13.28
                            ---------              ---------              ---------
Outstanding, end of
  year....................  1,830,039    $17.06    2,398,298    $13.19    3,325,256    $10.04
                            =========    ======    =========    ======    =========    ======
  Exercisable, end of
     year.................    983,510    $10.53    1,111,084    $14.61      993,986    $14.50
                            =========    ======    =========    ======    =========    ======

     Of the options outstanding at December 31, 2001, 357,904 options are exercisable at prices per share ranging from $0.52 to $6.375 per share, 228,631 options are exercisable at prices per share ranging from $6.4 to $17.25 per share and 407,451 options are exercisable at prices per share ranging from $18.59 to $30.75 per share.

(15) COMMITMENTS AND CONTINGENCIES

     (a) Letters of Credit -- In connection with the sale of SPSG, Kroll provided a $1.5 million standby letter of credit in favor of Armor to cover certain potential foreign tax liabilities of SPSG. This letter of credit is personally guaranteed by an officer and shareholder of Kroll.

     (b) Employment Agreements -- Kroll has employment agreements with its executive officers and management level personnel with annual compensation ranging in value up to $450,000, over varying periods extending to April 2005. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and generally provide for one year's salary if the agreement is not renewed.

     As of December 31, 2001, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $11.4 million.

     (c) Legal Matters -- Kroll has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. The plaintiffs allege that Kroll's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll and also seek class certification. The plaintiffs seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. Kroll believes that the allegations in the complaint are meritless and will defend the suits vigorously.

     In 1999, Kroll learned that an individual had filed a qui tam suit against Kroll under the Civil False Claims Act alleging that Kroll and three of its vendors knowingly violated their contractual requirements with the Army due to the vendors' alleged failure to have certified welders. In October 2000, Kroll settled this litigation with the Department of Justice for approximately $1.1 million, plus legal costs. Kroll admitted no wrongdoing as part of the settlement. All amounts under this settlement were paid before December 31, 2001. The qui tam suit and the corresponding settlement related entirely to the discontinued SPSG operation.

     Kroll Lindquist Avey Co. (formerly Lindquist Avey Macdonald & Baskerville
(LAMB)), a subsidiary of Kroll, and several of its principals have been named as third-party defendants in a lawsuit filed in the Ontario Superior Court of Justice by HSBC Securities (Canada) Inc., formerly Gordon Capital, an investment dealer (HSBC). HSBC filed the underlying suit against Gordon Capital's former law firm, Davies, Ward & Beck, seeking damages in the amount of approximately $40,000,000 (Cdn.). HSBC alleges DW&B negligently advised Gordon Capital during 1991 through 1993 with respect to its rights concerning trading losses and irregularities by a client account manager and various insurance bonds relating to such losses and irregularities. HSBC further alleges various suits and declaratory judgment actions involving the insurers were filed in 1993 and that summary judgment granted in favor of the insurers in 1996 was affirmed on appeal to the Supreme Court of Canada on the basis that the limitation period under the bonds had expired without an action being commenced for recovery of Gordon Capital's losses. Gordon Capital, DW&B and LAMB entered into various tolling agreements until the matters pending with the insurers were exhausted. In April 2000, HSBC filed suit against DW&B. In July 2001, DW&B filed a third-party claim against LAMB and certain principals for contribution and indemnity. An amended third-party claim was filed in September 2001. The third-party claim alleges DW&B retained LAMB in June 1991 to examine the trading irregularities and to advise Gordon Capital in respect of its dealings with its insurers and that LAMB acted negligently in carrying out these services. Third party claims have also been filed against some entities formerly known as Peat Marwick Thorne, Gordon Capital's alleged former auditors and AON Reed Stenhouse, Inc., Gordon Capital's alleged former insurance broker. While this matter is at a preliminary stage and no response has yet been filed to the third-party claim against LAMB and no discovery has been conducted, LAMB and its principals believe that they have meritorious defenses to the claims and intend to defend them vigorously.

     In addition to the matters discussed above, Kroll is involved in litigation from time to time in the ordinary course of its business; however, Kroll does not believe that there is any currently pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on its financial position, results of operations or its cash flows.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of long-term debt approximates its historical carrying amount. Cash equivalents, other current assets and current liabilities are reflected in the financial statements at cost, which approximates fair value due to the short-term nature of these items.

(17) CUSTOMER AND SEGMENT DATA

     (a) Segment Data -- Through October 17, 2000, Kroll operated in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group and the Information Security Group. As a result of the preferred stock sale completed by the Information Security Group on October 17, 2000, the Group ceased to be a part of the consolidated results of Kroll from that date forward. See Note 6(a) for more information on this transaction.

     As a result of the sale of SPSG to Armor on August 22, 2001 (see Note 5(a)), SPSG was accounted for as a discontinued operation and all prior periods have been restated accordingly in the accompanying consolidated financial statements. The segment data in the table below depicts the Investigations and Intelligence Group in three business segments; Consulting Services, Security Services and Employee Screening Services, restated historically for segment presentation. Kroll's reportable segments are now organized, managed and operated along product lines, as these product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

     The Consulting Services segment includes revenues from business investigations and intelligence services as well as financial services. Business investigations and intelligence services include revenues from nonfinancial due diligence, litigation support, fraud investigations, monitoring services and special inquiries, and intellectual property and infringement investigations. Financial services include revenues from forensic accounting, recovery and restructuring, asset tracing and analysis, and pre-acquisition due diligence.

     The Security Services segment includes revenues from security and technology services. Security services include revenues from threat assessment, risk and crisis management, corporate security planning and executive protection, security architecture and design, and electronic countermeasures. Technology services include revenues from computer forensics and data recovery, information security and litigation and systems support.

     The Employee Screening Services segment includes revenues from pre-employment background checking, drug testing and surveillance.

     The following summarizes information about Kroll's business segments for the years ended December 31, 1999, 2000 and 2001:

                           INVESTIGATIONS AND INTELLIGENCE GROUP
                           -------------------------------------    INFORMATION
                           CONSULTING     SECURITY     EMPLOYEE      SECURITY
                            SERVICES      SERVICES     SCREENING       GROUP       OTHER     CONSOLIDATED
                           ----------     --------     ---------    -----------    -----     ------------
                                                      (DOLLARS IN THOUSANDS)
1999
  Net sales to
     unaffiliated
     customers..........    $108,841       $29,733      $44,926       $ 4,345     $     --     $187,845
                            ========       =======      =======       =======     ========     ========
  Gross profit..........    $ 48,518       $11,897      $20,764       $ 2,300     $     --     $ 83,479
                            ========       =======      =======       =======     ========     ========
  Operating income
     (loss).............    $ 14,384       $ 2,036      $   (11)      $(1,764)    $(14,481)    $    164
                            ========       =======      =======       =======     ========     ========
  Identifiable assets at
     year-end...........    $ 76,075       $14,204      $23,121       $ 3,359     $     --     $116,759
                            ========       =======      =======       =======     ========
  Corporate assets......                                                                         53,491
  Net assets of
     discontinued
     operations.........                                                                         87,503
                                                                                               --------
  Total assets at year-
     end................                                                                       $257,753
                                                                                               ========

                           INVESTIGATIONS AND INTELLIGENCE GROUP
                           -------------------------------------    INFORMATION
                           CONSULTING     SECURITY     EMPLOYEE      SECURITY
                            SERVICES      SERVICES     SCREENING       GROUP       OTHER     CONSOLIDATED
                           ----------     --------     ---------    -----------    -----     ------------
                                                      (DOLLARS IN THOUSANDS)
2000
  Net sales to
     unaffiliated
     customers..........    $123,556       $31,433      $46,588       $ 4,033     $     --     $205,610
                            ========       =======      =======       =======     ========     ========
  Gross profit (loss)...    $ 47,347       $12,537      $22,338       $  (403)    $     --     $ 81,819
                            ========       =======      =======       =======     ========     ========
  Operating income
     (loss).............    $  7,142       $ 3,165      $ 5,305       $(9,554)    $(16,964)    $(10,906)
                            ========       =======      =======       =======     ========     ========
  Identifiable assets at
     year-end...........    $ 84,669       $14,680      $22,258       $    --     $     --     $121,607
                            ========       =======      =======       =======     ========
  Corporate assets......                                                                         49,820
  Net assets of
     discontinued
     operations.........                                                                         55,979
                                                                                               --------
  Total assets at year-
     end................                                                                       $227,406
                                                                                               ========
2001
  Net sales to
     unaffiliated
     customers..........    $136,877       $28,509      $42,491       $    --     $     --     $207,877
                            ========       =======      =======       =======     ========     ========
  Gross profit..........    $ 51,284       $12,238      $19,303       $    --     $     --     $ 82,825
                            ========       =======      =======       =======     ========     ========
  Operating income
     (loss).............    $  8,659       $ 4,578      $ 4,330       $    --     $(22,255)    $ (4,688)
                            ========       =======      =======       =======     ========     ========
  Identifiable assets at
     year-end...........    $ 83,667       $13,111      $21,107       $    --     $     --     $117,885
                            ========       =======      =======       =======     ========
  Corporate assets......                                                                         51,901
                                                                                               --------
  Total assets at year-
     end................                                                                       $169,786
                                                                                               ========

     Total net sales by segment include sales to unaffiliated customers. Inter-segment sales are nominal. Operating income (loss) is gross profit less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. The Other column includes Kroll's corporate headquarters costs. Identifiable assets by segment are those assets that are used in Kroll's operations in each segment. Corporate assets are principally cash, computer software, costs in excess of assets acquired, certain intangible assets and certain prepaid expenses.

     Depreciation expense and capital expenditures for each of Kroll's business segments for the years ended December 31, 1999, 2000 and 2001 are as follows:

                                     INVESTIGATIONS AND
                                     INTELLIGENCE GROUP
                              ---------------------------------   INFORMATION
                              CONSULTING   SECURITY   EMPLOYEE     SECURITY
                               SERVICES    SERVICES   SCREENING      GROUP      OTHER    CONSOLIDATED
                              ----------   --------   ---------   -----------   -----    ------------
                                                      (DOLLARS IN THOUSANDS)
1999
  Depreciation expense......    $1,723       $399      $1,334       $   93      $  400     $ 3,949
                                ======       ====      ======       ======      ======     =======
  Capital expenditures......    $6,981       $986      $1,745       $1,673      $1,752     $13,137
                                ======       ====      ======       ======      ======     =======
2000
  Depreciation expense......    $2,523       $488      $1,440       $  254      $  764     $ 5,469
                                ======       ====      ======       ======      ======     =======
  Capital expenditures......    $4,463       $559      $1,020       $1,551      $  105     $ 7,698
                                ======       ====      ======       ======      ======     =======
2001
  Depreciation expense......    $3,419       $732      $1,374       $   --      $  741     $ 6,266
                                ======       ====      ======       ======      ======     =======
  Capital expenditures......    $  956       $163      $  735       $   --      $   --     $ 1,854
                                ======       ====      ======       ======      ======     =======

     The following summarizes information about Kroll's different geographic areas for the years ended December 31, 1999, 2000 and 2001:

                                                              OTHER
                         UNITED STATES   EUROPE     ASIA     FOREIGN   ELIMINATIONS   CONSOLIDATED
                         -------------   ------     ----     -------   ------------   ------------
                                                  (DOLLARS IN THOUSANDS)
1999
  Net sales to
     unaffiliated
     customers.........     112,053      $26,597   $18,840   $30,355     $    --        $187,845
  Intercompany.........       3,099        2,796     2,371       570      (8,836)             --
                           --------      -------   -------   -------     -------        --------
     Total net sales...    $115,152      $29,393   $21,211   $30,925     $(8,836)       $187,845
                           ========      =======   =======   =======     =======        ========
  Operating income
     (loss)............    $(11,981)     $ 3,457   $ 4,812   $ 3,876     $    --        $    164
                           ========      =======   =======   =======     =======        ========
  Identifiable assets
     at year-end.......    $ 71,208      $17,448   $14,083   $14,020     $    --        $116,759
                           ========      =======   =======   =======     =======
  Corporate assets.....                                                                   53,491
  Net assets of
     discontinued
     operations........                                                                   87,503
                                                                                        --------
  Total assets at year-
     end...............                                                                 $257,753
                                                                                        ========

                                                              OTHER
                         UNITED STATES   EUROPE     ASIA     FOREIGN   ELIMINATIONS   CONSOLIDATED
                         -------------   ------     ----     -------   ------------   ------------
                                                  (DOLLARS IN THOUSANDS)
2000
  Net sales to
     unaffiliated
     customers.........    $120,911      $34,272   $15,997   $34,430     $    --        $205,610
  Intercompany.........       3,597        1,755       699       362      (6,413)             --
                           --------      -------   -------   -------     -------        --------
     Total net sales...    $124,508      $36,027   $16,696   $34,792     $(6,413)       $205,610
                           ========      =======   =======   =======     =======        ========
  Operating income
     (loss)............    $(18,886)     $ 3,752   $   557   $ 3,671     $    --        $(10,906)
                           ========      =======   =======   =======     =======        ========
  Identifiable assets
     at year-end.......    $ 75,925      $19,200   $11,371   $15,111     $    --        $121,607
                           ========      =======   =======   =======     =======
  Corporate assets.....                                                                   49,820
  Net assets of
     discontinued
     operations........                                                                   55,979
                                                                                        --------
  Total assets at year-
     end...............                                                                 $227,406
                                                                                        ========
2001
  Net sales to
     unaffiliated
     customers.........    $123,511      $47,814   $12,232   $24,320     $    --        $207,877
  Intercompany.........       3,140          758       313     2,299      (6,510)             --
                           --------      -------   -------   -------     -------        --------
     Total net sales...    $126,651      $48,572   $12,545   $26,619     $(6,510)       $207,877
                           ========      =======   =======   =======     =======        ========
  Operating income
     (loss)............    $(12,959)     $ 8,128   $(3,294)  $ 3,437     $    --        $ (4,688)
                           ========      =======   =======   =======     =======        ========
  Identifiable assets
     at year-end.......    $ 75,850      $22,785   $ 8,765   $10,485     $    --        $117,885
                           ========      =======   =======   =======     =======
  Corporate assets.....                                                                   51,901
                                                                                        --------
  Total assets at year-
     end...............                                                                 $169,786
                                                                                        ========

     Kroll accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

     The following summarizes Kroll's sales in the United States and foreign locations:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       2000       2001
                                                      ----       ----       ----
                                                        (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  United States...................................  $114,193   $125,779   $123,973
  Europe..........................................    28,259     34,237     42,586
  Asia............................................    22,763     16,343      9,926
  Central & South America.........................    13,712     16,696     10,285
  Other Foreign...................................     8,918     12,555     21,107
                                                    --------   --------   --------
  Total net sales to unaffiliated customers.......  $187,845   $205,610   $207,877
                                                    ========   ========   ========

     Export sales by Kroll's domestic operations were approximately 2%, 2% and 4% of net sales for each of the years ended December 31, 1999, 2000 and 2001, respectively.

     Kroll's laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements.

     Kroll has foreign operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, Russia, Singapore, South Africa, the Philippines and the United Kingdom. In addition, Kroll sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, Kroll is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) Major Customers -- Kroll had no major customer that accounted for a significant percentage of sales from continuing operations during the years ended December 31, 1999, 2000 and 2001.

(18) SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following is a summary of cash paid related to certain items:

                                                            YEARS ENDED DECEMBER 31,
                                                      -------------------------------------
                                                         1999         2000         2001
                                                         ----         ----         ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................  $4,369,443   $5,787,084   $ 5,561,807
                                                      ==========   ==========   ===========
  Cash paid for taxes, net of refunds...............  $3,599,785   $  318,856   $   131,070
                                                      ==========   ==========   ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Deferred compensations related to options and
     restricted stock...............................  $1,158,066   $       --   $        --
                                                      ==========   ==========   ===========
  Accrued contingent consideration incurred in
     connection with acquisition of businesses......  $1,071,688   $  812,033   $   299,133
                                                      ==========   ==========   ===========
  Fair value of stock issued in connection with
     acquisition of businesses......................  $8,011,929   $       --   $        --
                                                      ==========   ==========   ===========
  Notes issued in connection with acquisition of
     businesses.....................................  $       --   $  625,320   $        --
                                                      ==========   ==========   ===========

                                                            YEARS ENDED DECEMBER 31,
                                                      -------------------------------------
                                                         1999         2000         2001
                                                         ----         ----         ----
  Notes forgiven in connection with the sale of
     DRI............................................  $       --   $       --   $   189,960
                                                      ==========   ==========   ===========
  Receipts of notes receivable from the sale of
     businesses including VDCG, SPSG and DRI (see
     Notes 5(a), 5(b) and 6(b)).....................  $       --   $       --   $ 2,543,273
                                                      ==========   ==========   ===========
  Write-down of discounted notes receivable from the
     sale of VDCG (see Note 5(b))...................  $       --   $       --   $(1,830,578)
                                                      ==========   ==========   ===========

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     FIRST      SECOND       THIRD        FOURTH
                                                    QUARTER     QUARTER     QUARTER      QUARTER
                                                    -------     -------     -------      -------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2000
  Net sales......................................   $50,955     $51,480     $ 56,303     $ 46,872
  Gross profit...................................   $21,970     $21,765     $ 22,416     $ 15,668
  Loss from continuing operations................   $(1,415)    $(4,016)    $ (4,100)    $ (6,165)
  Income (loss) from operations of discontinued
     SPSG........................................   $ 1,330     $  (110)    $ (2,967)    $ (8,264)
  Loss from operations of discontinued VDCG......   $  (295)    $  (155)    $   (121)    $ (2,629)
  Loss on disposal of discontinued VDCG..........   $    --     $    --     $     --     $ (5,038)
  Net loss.......................................   $  (380)    $(4,281)    $ (7,188)    $(22,096)
  Basic income (loss) per share from:
     Continuing operations.......................   $ (0.07)    $ (0.18)    $  (0.18)    $  (0.27)
     Operations of discontinued SPSG.............   $  0.06     $    --     $  (0.13)    $  (0.38)
     Operations of discontinued VDCG.............   $ (0.01)    $ (0.01)    $  (0.01)    $  (0.11)
     Disposal of discontinued VDCG...............   $    --     $    --     $     --     $  (0.23)
       Total.....................................   $ (0.02)    $ (0.19)    $  (0.32)    $  (0.99)
  Diluted income (loss) per share from:
     Continuing operations.......................   $ (0.07)    $ (0.18)    $  (0.18)    $  (0.27)
     Operations of discontinued SPSG.............   $  0.06     $    --     $  (0.13)    $  (0.38)
     Operations of discontinued VDCG.............   $ (0.01)    $ (0.01)    $  (0.01)    $  (0.11)
     Disposal of discontinued VDCG...............   $    --     $    --     $     --     $  (0.23)
       Total.....................................   $ (0.02)    $ (0.19)    $  (0.32)    $  (0.99)
2001
  Net sales......................................   $50,775     $48,585     $ 49,356     $ 59,161
  Gross profit...................................   $21,105     $20,050     $ 17,280     $ 24,390
  Income (loss) from continuing operations.......   $  (177)    $(4,575)    $ (7,257)    $    618
  Income (loss) of discontinued SPSG.............   $   751     $(1,103)    $ (6,295)    $   (894)
  Loss from operations of discontinued VDCG......   $  (104)    $    --     $     --     $     --
  Loss on disposal of discontinued VDCG..........   $    --     $    --     $ (1,831)    $   (177)
  Loss on extraordinary item.....................   $    --     $    --     $   (344)    $     --
  Net income (loss)..............................   $   470     $(5,678)    $(15,727)    $   (452)

                                                     FIRST      SECOND       THIRD        FOURTH
                                                    QUARTER     QUARTER     QUARTER      QUARTER
                                                    -------     -------     -------      -------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Basic income (loss) per share from:
     Continuing operations.......................   $ (0.01)    $ (0.20)    $  (0.33)    $   0.03
     Discontinued SPSG...........................   $  0.03     $ (0.05)    $  (0.28)    $  (0.04)
     Operations of discontinued VDCG.............   $ (0.00)    $    --     $     --     $     --
     Disposal of discontinued VDCG...............   $    --     $    --     $  (0.08)    $  (0.01)
     Extraordinary item..........................   $    --     $    --     $  (0.02)    $     --
       Total.....................................   $  0.02     $ (0.25)    $  (0.70)    $  (0.02)
  Diluted income (loss) per share from:
     Continuing operations.......................   $ (0.01)    $ (0.20)    $  (0.32)    $   0.03
     Discontinued SPSG...........................   $  0.03     $ (0.05)    $  (0.28)    $  (0.04)
     Operations of discontinued VDCG.............   $ (0.00)    $    --     $     --     $     --
     Disposal of discontinued VDCG...............   $    --     $    --     $  (0.08)    $  (0.01)
     Extraordinary item..........................   $    --     $    --     $  (0.01)    $     --
       Total.....................................   $  0.02     $ (0.25)    $  (0.70)    $  (0.02)

(20) SUBSEQUENT EVENTS

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. The borrowing amount is calculated based on an analysis of Kroll's accounts receivable and unbilled revenues as of the month end preceding the borrowing date. Borrowings under the credit facility will bear interest, at Kroll's election, at a rate per annum equal to (1) a base rate, which will be the prime rate of Wells Fargo Bank, N.A., plus 0.75% or (2) LIBOR plus 2.75%. During the term of the credit facility, Kroll will pay Foothill Capital a fee equal to the product of 0.375% per annum and the unused portion of the credit facility. The credit facility agreement requires Kroll to maintain a minimum level of EBITDA, and contains restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll's assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of certain of Kroll's subsidiaries. As of March 21, 2002, there were no amounts borrowed under the credit facility.

(21) EFFECT OF THE IMPLEMENTATION OF SFAS NO. 142

     In accordance with SFAS No. 142, Kroll no longer records amortization expense for goodwill. This had the following effect on reported earnings:

                                                          YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                     1999           2000           2001
                                                     ----           ----           ----
Net loss as reported...........................  $ (1,921,819)  $(33,944,313)  $(21,386,846)
Amortization of goodwill.......................     1,665,840      1,712,040      1,605,120
                                                 ------------   ------------   ------------
       Adjusted net loss.......................  $   (255,979)  $(32,232,273)  $(19,781,726)
                                                 ============   ============   ============
Basic and diluted loss per share as reported...  $      (0.09)  $      (1.52)  $      (0.95)
Amortization of goodwill, net of tax...........          0.08           0.07           0.07
                                                 ------------   ------------   ------------
       Adjusted basic and diluted loss per
          share................................  $      (0.01)  $      (1.45)  $      (0.88)
                                                 ============   ============   ============

                                   KROLL INC.

                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2001 AND JUNE 30, 2002

                                                              DECEMBER 31,     JUNE 30,
                                                                  2001           2002
                                                              ------------     --------
                                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 11,485       $ 42,185
  Marketable securities.....................................          --          5,590
  Trade accounts receivable, net of allowance for doubtful
     accounts of $6,798 and $8,139 at December 31, 2001 and
     June 30, 2002, respectively............................      37,780         46,383
  Unbilled revenues.........................................      25,600         23,710
  Related party receivables.................................       2,417          2,004
  Prepaid expenses and other current assets.................       4,524          6,144
                                                                --------       --------
     Total current assets...................................      81,806        126,016
                                                                --------       --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................         194            194
  Buildings and improvements................................       2,001          2,043
  Leasehold improvements....................................       7,440         10,472
  Furniture and fixtures....................................       5,135          6,496
  Machinery and equipment...................................      27,905         36,615
  Construction-in-progress..................................         500             --
                                                                --------       --------
                                                                  43,175         55,820
  Less-accumulated depreciation and amortization............     (27,108)       (31,771)
                                                                --------       --------
                                                                  16,067         24,049
                                                                --------       --------
Databases, net of accumulated amortization of $33,672 and
  $35,880 at December 31, 2001 and June 30, 2002,
  respectively..............................................      10,530         10,674
Costs in Excess of Assets Acquired, net of accumulated
  amortization of $8,033 and $8,036 at December 31, 2001 and
  June 30, 2002, respectively (Note 13).....................      50,436        145,703
Other Intangible Assets, net of accumulated amortization of
  $3,403 and $4,079 at December 31, 2001 and June 30, 2002,
  respectively (Note 13)....................................       6,720         15,739
Deferred Tax Asset..........................................          --          1,438
Other Assets................................................       4,227          4,426
                                                                --------       --------
     Total Assets...........................................    $169,786       $328,045
                                                                ========       ========

                 The accompanying notes are an integral part of
               these consolidated unaudited financial statements.

                                   KROLL INC.

                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2001 AND JUNE 30, 2002

                                                              DECEMBER 31,     JUNE 30,
                                                                  2001           2002
                                                              ------------     --------
                                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 8)........................    $  2,561       $  1,518
  Current portion of long-term debt (Note 8)................         318             87
  Trade accounts payable....................................      10,360         10,122
  Accrued liabilities.......................................      16,391         17,579
  Income taxes payable......................................       1,434          1,747
  Deferred income taxes.....................................       1,936            226
  Deferred revenue..........................................       4,389          3,737
  Net current liabilities of discontinued operation.........         503             --
                                                                --------       --------
     Total current liabilities..............................      37,892         35,016
Other Long-term Liabilities.................................       1,337          1,129
Deferred Income Taxes.......................................         346             --
Convertible Notes, net of unamortized discount of $11,200
  and $10,438 at December 31, 2001 and June 30, 2002,
  respectively (Note 8).....................................      18,800         19,562
Long-term Debt, net of current portion (Note 8).............         278             18
                                                                --------       --------
     Total liabilities......................................      58,653         55,725
                                                                --------       --------
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued................................          --             --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 22,793,871 and 30,339,777 shares issued and
     outstanding at December 31, 2001 and June 30, 2002,
     respectively (Note 14).................................         228            303
  Additional paid-in-capital................................     183,421        338,416
  Accumulated deficit.......................................     (67,971)       (62,048)
  Accumulated other comprehensive loss......................      (4,545)        (4,351)
                                                                --------       --------
     Total shareholders' equity.............................     111,133        272,320
                                                                --------       --------
                                                                $169,786       $328,045
                                                                ========       ========

                 The accompanying notes are an integral part of
               these consolidated unaudited financial statements.

                                   KROLL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

                                                              FOR THE THREE           FOR THE SIX
                                                               MONTHS ENDED          MONTHS ENDED
                                                                 JUNE 30,              JUNE 30,
                                                            ------------------    -------------------
                                                             2001       2002       2001        2002
                                                             ----       ----       ----        ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Sales.................................................  $48,585    $59,719    $99,360    $115,735
Cost of Sales.............................................   28,535     32,170     58,206      63,199
                                                            -------    -------    -------    --------
    Gross profit..........................................   20,050     27,549     41,154      52,536
                                                            -------    -------    -------    --------
OPERATING EXPENSES:
  Selling and marketing...................................    4,527      5,389      9,282       9,765
  General and administrative..............................   14,988     15,440     29,883      31,340
  Research and development................................       --        451         --         451
  Amortization of other intangible assets.................      207        327        413         544
  Failed separation costs (Note 2)........................      214         --        393          --
  Restructuring expenses (Note 3).........................    2,597         --      2,597          --
                                                            -------    -------    -------    --------
    Operating expenses....................................   22,533     21,607     42,568      42,100
                                                            -------    -------    -------    --------
    Operating income (loss)...............................   (2,483)     5,942     (1,414)     10,436
                                                            -------    -------    -------    --------
OTHER INCOME (EXPENSE):
  Interest expense, net...................................   (1,141)      (932)    (2,259)     (1,844)
  Other income (expense)..................................      (20)       170        156         142
                                                            -------    -------    -------    --------
    Income (loss) from continuing operations before
      provision for income taxes..........................   (3,644)     5,180     (3,517)      8,734
  Provision for income taxes..............................      930      1,645      1,234       2,882
                                                            -------    -------    -------    --------
    Income (loss) from continuing operations..............   (4,574)     3,535     (4,751)      5,852
                                                            -------    -------    -------    --------
  Discontinued operations (Note 4):
    Income (loss) from discontinued security products and
      services group, net of taxes........................   (1,103)        70       (352)         70
    Loss from operations of discontinued voice and data
      communications group, net of taxes..................       --         --       (104)         --
                                                            -------    -------    -------    --------
    Income (loss) from discontinued operations............   (1,103)        70       (456)         70
                                                            -------    -------    -------    --------
    Net income (loss).....................................  $(5,677)   $ 3,605    $(5,207)   $  5,922
                                                            -------    -------    -------    --------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Foreign currency translation adjustment, net of tax
    benefit of $1,429 and tax provision of $96 for 2001
    and 2002, respectively................................                         (2,331)        194
                                                                                  -------    --------
    Comprehensive income (loss)...........................                        $(7,538)   $  6,116
                                                                                  =======    ========
PER SHARE DATA (NOTE 7):
  Basic Earnings (Loss) Per Share
    Earnings (loss) per share from continuing
      operations..........................................  $ (0.20)   $  0.15    $ (0.21)   $   0.25
                                                            =======    =======    =======    ========
    Earnings (loss) per share from discontinued
      operations..........................................  $ (0.05)   $  0.00    $ (0.02)   $   0.00
                                                            =======    =======    =======    ========
    Earnings (loss) per share.............................  $ (0.25)   $  0.15    $ (0.23)   $   0.25
                                                            =======    =======    =======    ========
    Weighted average shares outstanding...................   22,419     24,577     22,417      23,675
                                                            =======    =======    =======    ========
  Diluted Earnings (Loss) Per Share
    Earnings (loss) per share from continuing
      operations..........................................  $ (0.20)   $  0.14    $ (0.21)   $   0.24
                                                            =======    =======    =======    ========
    Earnings (loss) per share from discontinued
      operations..........................................  $ (0.05)   $  0.00    $ (0.02)   $   0.00
                                                            =======    =======    =======    ========
    Earnings (loss) per share.............................  $ (0.25)   $  0.14    $ (0.23)   $   0.24
                                                            =======    =======    =======    ========
    Weighted average shares outstanding...................   22,419     25,846     22,417      24,945
                                                            =======    =======    =======    ========

                 The accompanying notes are an integral part of
               these consolidated unaudited financial statements.

                                   KROLL INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 10)
                                  (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002

                                                              JUNE 30,     JUNE 30,
                                                                2001         2002
                                                              --------     --------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(5,207)     $ 5,922
  Adjustments to reconcile net income (loss) to net cash
     provided by continuing operations --
     Loss (income) from discontinued operations.............       456          (70)
     Depreciation and amortization..........................     6,557        5,638
     Bad debt expense.......................................     1,870        1,726
     Non-cash interest expense..............................        --          939
     Non-cash compensation expense..........................       127           --
  Change in assets and liabilities, net of effects of
     acquisitions and dispositions --
     Receivables -- trade and unbilled......................      (163)      (3,827)
     Prepaid expenses and other current assets..............      (848)        (351)
     Trade accounts payable and income taxes payable........    (1,903)        (683)
     Amounts due to/from related parties....................       771          863
     Deferred revenue.......................................       610       (1,127)
     Accrued liabilities....................................      (787)      (3,166)
     Other long-term liabilities............................     1,121         (235)
                                                               -------      -------
          Net cash provided by operating activities of
            continuing operations...........................     2,604        5,629
                                                               -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................    (1,258)        (946)
  Additions to databases....................................    (1,953)      (2,035)
  Additions to intangible assets............................        --       (2,933)
  Acquisitions, net of cash acquired (Note 6)...............        --       29,132
  Sale of marketable securities.............................        --            5
  Purchase of investments...................................        --          (14)
                                                               -------      -------
          Net cash provided by (used in) investing
            activities of continuing operations.............    (3,211)      23,209
                                                               -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments under revolving lines of credit..............      (108)      (1,765)
  Payments of long-term debt................................      (244)        (469)
  Foreign currency translation..............................    (1,060)        (466)
  Proceeds from exercise of stock options and warrants......       115        5,052
                                                               -------      -------
          Net cash provided by (used in) financing
            activities of continuing operations.............    (1,297)       2,352
                                                               -------      -------
Net Increase (Decrease) in Cash and Cash Equivalents........    (1,904)      31,190
Effects of foreign currency exchange rates on cash and cash
  equivalents...............................................       (99)         (58)
Net cash provided by (used in) discontinued operations......        89         (432)
Cash and Cash Equivalents, beginning of period..............     6,277       11,485
                                                               -------      -------
Cash and Cash Equivalents, end of period....................   $ 4,363      $42,185
                                                               =======      =======

                 The accompanying notes are an integral part of
               these consolidated unaudited financial statements.

                                   KROLL INC.

            NOTES TO THE CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 2001 AND JUNE 30, 2002

(1) GENERAL

     Kroll Inc., a Delaware corporation (see Note 14), together with its subsidiaries (collectively, Kroll), is a leading global provider of a broad range of specialized services that are designed to provide solutions to a variety of risk mitigation and security needs. Kroll offers: (1) Consulting Services such as business investigations and intelligence as well as financial services; (2) Security Services such as architectural and corporate consulting, crisis management programs and technology services; and (3) Employee Screening Services including pre-employment and vendor background checking, drug testing and surveillance services. The former Security Products and Services Group
(SPSG) marketed ballistic and blast protected vehicles and security services (see Note 4(a) -- Discontinued Operations).

     The consolidated financial statements include the historical consolidated financial statements of Kroll and (a) the businesses it has acquired, since their respective dates of acquisition, under the purchase method of accounting; and (b) the financial position, results of operations and cash flows of entities which were merged with Kroll in connection with pooling of interests business combinations. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for using the equity method. Affiliated entities are not included in the accompanying consolidated financial statements.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three and six months ended June 30, 2001 and 2002 are not necessarily indicative of the results that may be expected for a full year. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Kroll's annual report on Form 10-K for the year ended December 31, 2001.

(2) CORPORATE INITIATIVES

     Kroll has considered a variety of corporate initiatives within the periods presented in the accompanying consolidated unaudited financial statements.

     In September 2000, the Board of Directors approved an agreement and plan of reorganization and dissolution of Kroll that would have resulted in the spinoff of net assets of its two principal operating segments, the Security Products and Services Group and the Investigations and Intelligence Group, into two public companies. On April 20, 2001, the Board of Directors decided not to pursue this separation alternative. Costs associated with this proposed separation were approximately $0.4 million ($0.01 per diluted share) for the six months ended June 30, 2001 and consisted primarily of fees for attorneys, accountants, investment bankers and other related charges. Kroll does not anticipate any additional expenses related to this terminated separation alternative.

     On August 22, 2001, Kroll completed the sale of SPSG to Armor Holdings, Inc. (Armor) for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in Armor common stock and $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million

                                   KROLL INC.

by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001. Resolution of this deferred payment is still under review (see Note 4(a)).

     On May 6, 2002, agreement was reached on SPSG's closing date balance sheet, which resulted in a payment to Kroll of $1.1 million of the amount held in escrow. In conjunction with this escrow payment, Kroll forgave certain obligations due to Kroll by Armor of approximately $1.6 million, primarily relating to SPSG's Central American operations (see Note 4(a)).

     On March 30, 2001, Kroll entered into amended and restated agreements for its revolving credit facility, letters of credit facility and its senior notes, which agreements were further amended in April 2001. The agreements were amended again on October 22, 2001, which extended the date of repayment of all outstanding debt to November 16, 2001. On November 14, 2001, these debt instruments were retired using the proceeds from the issuance of the convertible notes discussed below (see Note 8(a)).

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. The notes are secured by a security interest in substantially all the assets of Kroll and its material domestic subsidiaries, and a pledge of the stock of certain of Kroll's subsidiaries. The notes are subordinate to the security interest and rights of the revolving credit facility lender discussed below.

     Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments. In connection with the issuance of the notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.6% per year on $30.0 million principal (see Note 8(c)).

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation (Foothill) to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. The asset-based loan agreement requires Kroll to maintain a minimum level of EBITDA (earnings before interest, taxes, depreciation and amortization) and contains restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll's assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility is secured by the same assets of Kroll and its material domestic subsidiaries and the same pledge of the stock of certain of Kroll's subsidiaries as the convertible notes, except that Foothill is senior in security interest and rights to the convertible notes. As of June 30, 2002 there were no amounts borrowed under the credit facility (see Note 8(a)).

                                   KROLL INC.

     In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses that were not sold to Armor. Kroll received $150,000 upon closing, and expects to receive $127,000 within one year of the closing date and an additional $50,000 within two years of the closing date. These transactions relieve Kroll of any liability associated with its Russian businesses (see Note 4(a)).

     On May 23, 2002, Kroll received $500,000 from Securify, representing payment on an unsecured short-term note, undertaken as part of the refinancing and restructuring of Securify's debt (see Note 5).

(3) RESTRUCTURING OF OPERATIONS

     In the second quarter of 2001, Kroll began implementation of a restructuring plan (the 2001 Plan) to reduce costs and improve operating efficiencies. The 2001 Plan was substantially completed by the end of 2001. The total pre-tax restructuring charge recorded pursuant to the 2001 Plan was approximately $2.7 million, of which approximately $2.6 million was recorded in the second quarter of 2001. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 2001 Plan. Total payments or writeoffs made pursuant to the 2001 Plan through June 30, 2002 were approximately $2.3 million. The principal elements of the restructuring plan were the closure of four Investigations and Intelligence Group offices and the elimination of approximately 98 employees. The components of the restructuring accrued balance as of June 30, 2002 are as follows:

DESCRIPTION                                                   ACCRUAL
-----------                                                   -------
Severance and related costs.................................  $160,351
Lease termination costs.....................................   270,691
                                                              --------
                                                               431,042
Less -- Current portion.....................................   431,042
                                                              --------
                                                              $     --
                                                              ========

(4) DISCONTINUED OPERATIONS

     (a) SECURITY PRODUCTS AND SERVICES GROUP -- On August 22, 2001, Kroll sold the common stock of most of the active companies that comprise SPSG to Armor for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in common stock, and an additional $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001. Resolution of this deferred payment is still under review. The sale did not include the subsidiaries that provide kidnap and ransom and risk information services, which Kroll continues to operate. Also excluded from the sale was the Russian business although it was included in SPSG discontinued operations, as further described below. The $1.5 million in escrow had not been included in determining the estimated loss on the sale of SPSG. Similarly, Kroll has not included the impact of the potential $2.0 million deferred payment by Armor to Kroll in determining the estimated loss on the sale of SPSG.

     On May 6, 2002, agreement was reached on SPSG's closing date balance sheet, which resulted in a payment to Kroll of $1.1 million of the amount held in escrow. In conjunction with this escrow payment, Kroll has forgiven certain obligations due to Kroll by Armor of approximately $1.6 million primarily relating to SPSG's Central American operations. On May 15,

                                   KROLL INC.

2002, Kroll received $.6 million from Armor, representing the residual balance due from the sale of the $15.0 million in common stock.

     The results of operations have been classified as discontinued and all prior periods have been restated accordingly. The results of the discontinued SPSG reflect an allocation of Kroll's administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG's sales as a percentage of Kroll's sales. The results of the discontinued SPSG also reflect an allocation of corporate interest expense based on Kroll's weighted average interest rate applied to intercompany advances.

     Although Kroll's Russian businesses were not sold to Armor, the Russian businesses were part of the plan to discontinue SPSG and, therefore, have been included in discontinued operations of SPSG. In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses. Kroll received $150,000 upon closing, and expects to receive approximately $127,000 within one year of the closing date and an additional $50,000 within two years of the closing date. Payments not received on the due date will accrue interest at 10% per annum. These transactions relieve Kroll of any liability associated with its Russian businesses.

     Net sales and results of operations of SPSG are as follows:

                                                                 SIX MONTHS ENDED
                                                                  JUNE 30, 2001
                                                                 ----------------
                                                              (DOLLARS IN THOUSANDS)
Net sales...................................................         $61,404
Cost of sales...............................................          49,446
                                                                     -------
     Gross profit...........................................          11,958
Operating expenses..........................................          10,421
                                                                     -------
     Operating income.......................................           1,537
Other expense...............................................           1,507
                                                                     -------
     Income before provision for income taxes...............              30
Provision for income taxes..................................             382
                                                                     -------
     Net loss...............................................         $  (352)
                                                                     =======

     (b) VOICE AND DATA COMMUNICATIONS GROUP -- On April 16, 2001, the Board of Directors approved a formal plan to discontinue operations of the Voice and Data Communications Group (VDCG), which offered secure satellite communication equipment and satellite navigation systems.

     On June 27, 2001, Kroll sold its ownership in the stock of VDCG to an unrelated third party for notes that are due and payable in 2004 with a contingent value of up to $4.0 million. As the realization of the $4.0 million in notes was contingent upon subsequent factors, at June 30, 2001, these notes were valued at $1.8 million. Kroll subsequently evaluated the collectibility of the notes and determined that the ultimate resale of VDCG and collection on the notes were uncertain. As a result, the notes were written down to zero in the third quarter of 2001.

     The results of operations of VDCG have been classified as discontinued operations and all prior periods have been restated accordingly. The results of VDCG reflect an allocation of interest expense based on VDCG's average net assets. The tax effects of the results of

                                   KROLL INC.

operations of VDCG were not significant for the periods presented. Net sales and results of operations of this discontinued operation are as follows:

                                                                 SIX MONTHS ENDED
                                                                  JUNE 30, 2001
                                                                 ----------------
                                                              (DOLLARS IN THOUSANDS)
Net sales...................................................          $4,590
Interest expense allocation.................................          $   60
Net loss from discontinued VDCG operations..................          $ (104)

     A valuation allowance for VDCG's net operating loss carryforwards has been provided, as the tax benefit will not be realized.

(5) SALE OF STOCK BY INFORMATION SECURITY GROUP

     In October 2000, Kroll's then wholly owned subsidiary, Securify, completed a sale of preferred stock through a private equity offering to certain unrelated third parties. Kroll recognized a pre-tax gain on this transaction of approximately $1.6 million and an after-tax loss of approximately $0.5 million, net of approximately $2.1 million of unrealizable operating loss carryforwards and other deferred tax assets that Kroll did not retain. At December 31, 2001, Kroll had a fully reserved receivable from Securify of approximately $5.4 million, which was represented by a promissory note with a five-year repayment schedule.

     As a result of this transaction, as of December 31, 2000, Kroll's voting control in Securify approximated 27 percent. The investment in Securify, which had been previously consolidated, was then accounted for using the equity method. Kroll does not have any carrying value for its investment as of June 30, 2002. Securify has realized continuing losses since October 2000. Since Kroll has not provided any guarantees and is not committed to provide any future funding to Securify, it has not recorded its equity share of Securify losses.

     In January 2002, Kroll agreed with Securify to restructure its existing debt, receiving in its place the following:

          (1) $500,000 short-term subordinated unsecured promissory note (the "Short-Term Note"),

          (2) $500,000 long-term subordinated unsecured promissory note (the "Long-Term Note"),

          (3) $2.5 million subordinated unsecured convertible promissory note (the "Convertible Note"),

          (4) 58,666 shares of Class B common stock of Securify and,

          (5) A non-exclusive license to use proprietary software developed by Securify.

     In May 2002, Securify obtained additional equity financing. In conjunction with this financing the parties restructured the January 2002 agreement as follows:

          (1) Securify paid Kroll $500,000 in payment of the Short-Term Note,

          (2) Kroll cancelled the Long-Term Note,

          (3) $250,000 of the Convertible Note was exchanged for an equivalent value of Securify Series B Preferred Stock,

          (4) The remaining balance of the Convertible Note was cancelled.

                                   KROLL INC.

          (5) Kroll now owns 131,854 shares of Securify common stock and retains the non-exclusive license to use proprietary software developed by Securify.

          (6) As a result of the additional financing obtained by Securify, Kroll's voting control of Securify was reduced to approximately 1%. Accordingly, Securify, formerly accounted for under the equity method, is now accounted for as a cost basis investment which the Company has valued at zero.

(6) MERGER AGREEMENT

     On April 1, 2002, Kroll entered into an agreement (the "Merger Agreement") to acquire all of the outstanding shares of Ontrack Data International, Inc. ("Ontrack"). The Merger Agreement provided that a wholly owned subsidiary of Kroll would be merged with and into Ontrack (the "Merger"), resulting in Ontrack becoming a wholly owned subsidiary of Kroll. The Merger was consummated effective June 13, 2002. The transaction, which qualifies as a tax-free reorganization for federal income tax purposes, is valued at approximately $154 million. Ontrack shareholders received 0.6447 shares of Kroll common stock for each share of Ontrack. In addition, pursuant to the Merger Agreement, Kroll assumed Ontrack's existing stock option plans. As a result of the Merger, Kroll will issue up to 7.9 million shares of its common stock, including shares that may be issued upon the future exercise of Ontrack options.

     In connection with the acquisition of Ontrack, assets were acquired and liabilities assumed as follows (dollars in thousands):

                                                              ONTRACK
                                                              -------
VALUATION OF ONTRACK TRANSACTION:
  Value of shares issued....................................  $137,706
  Value of options assumed..................................    12,313
  Transaction costs.........................................     3,900
                                                              --------
  Purchase price............................................  $153,919
                                                              ========
ASSETS ACQUIRED:
  Current assets............................................    44,331
  Property, plant and equipment, net........................     9,451
  Other non-current assets..................................     2,922
     Total assets acquired..................................    56,704
     Current liabilities assumed............................    (4,468)
          Net assets acquired...............................    52,236
                                                              --------
          Intangible assets acquired........................  $101,683
                                                              ========
INTANGIBLE ASSETS:
  Goodwill recognized.......................................    95,183
  Identifiable intangible assets............................     6,500
                                                              --------
          Intangible assets acquired........................  $101,683
                                                              ========

     The above schedule is based on a preliminary valuation of the assets and liabilities involved. A final determination will be made within 12 months of the effective acquisition date.

     The following unaudited pro forma combined results of operations for the three and six months ended June 30, 2002 assumes that the Ontrack acquisition occurred as of January 1,

                                   KROLL INC.

2002. (Period to period comparisons within a given year or between years may not be indicative of operating results over a full fiscal year.) (in thousands, except per share data):

                                                          FOR THE THREE     FOR THE SIX
                                                          MONTHS ENDED     MONTHS ENDED
                                                          JUNE 30, 2002    JUNE 30, 2002
                                                          -------------    -------------
Sales...................................................     $71,014         $142,132
Income (loss) from continuing operations................     $ 3,934         $  7,416
Net income (loss).......................................     $ 4,004         $  7,486
Earnings (loss) per share:
  Basic.................................................     $  0.13         $   0.25
  Diluted...............................................     $  0.13         $   0.24

(7) EARNINGS PER SHARE

     Pursuant to the provisions of SFAS No. 128 "Earnings Per Share", basic earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants and assumed issuance of restricted stock.

     The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the six months ended June 30, 2001 and 2002:

                                                     SIX MONTHS ENDED JUNE 30, 2001
                                                 ---------------------------------------
                                                                 WEIGHTED
                                                 NET INCOME       AVERAGE
                                                   (LOSS)         SHARES       PER SHARE
                                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                 -----------   -------------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted earnings (loss) per share:
  Continuing operations........................    $(4,751)                     $(0.21)
  Discontinued operations......................       (456)                      (0.02)
                                                   -------                      ------
     Total.....................................    $(5,207)       22,417        $(0.23)
                                                   =======                      ======

                                                     SIX MONTHS ENDED JUNE 30, 2002
                                                 ---------------------------------------
                                                                 WEIGHTED
                                                 NET INCOME       AVERAGE
                                                   (LOSS)         SHARES       PER SHARE
                                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                 -----------   -------------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share:......................    $5,922         23,675         $0.25
                                                   ======         ======         =====
Effect of dilutive securities:
  Options......................................                    1,270         (0.01)
                                                   ------         ------         -----
Diluted earnings per share.....................    $5,922         24,945         $0.24
                                                   ======         ======         =====

                                   KROLL INC.

(8) DEBT

  (A) REVOLVING LINE OF CREDIT

     In April 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. The loan agreement was secured by substantially all assets of Kroll and its subsidiaries, and a pledge of the stock of essentially all the subsidiaries, all of which jointly and severally guaranteed obligations under the agreement. The assets and the joint and several guarantee also secured Kroll's $35.0 million senior notes. Advances under the revolving credit facility bore interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). Kroll's agreement to sell the entities that comprise the Security Products and Services Group discussed in Note 4(a) caused an acceleration of all amounts due under the loan agreement 60 days after the closing of the sale, resulting in the expiration of the agreement on October 22, 2001, which was then extended to November 16, 2001. Kroll used approximately $28.2 million of the proceeds from the sale of SPSG to pay down this line of credit during the third quarter of 2001. The remaining balance under this agreement was subsequently repaid on November 14, 2001, thus terminating the agreement.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. The borrowing amount is calculated based on an analysis of Kroll's accounts receivable and unbilled revenues as of the month end preceding the borrowing date. Borrowings under the credit facility will bear interest, at Kroll's election, at a rate per annum equal to (1) a base rate, which will be the prime rate of Wells Fargo Bank, N.A., plus 0.75% or (2) LIBOR plus 2.75%. During the term of the credit facility, Kroll will pay Foothill Capital a fee equal to the product of 0.375% per annum and the unused portion of the credit facility. The credit facility agreement requires Kroll to maintain a minimum level of EBITDA, and contains restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll's assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of certain of Kroll's subsidiaries. As of June 30, 2002, there were no amounts borrowed under the credit facility.

  (B) SENIOR NOTES

     Kroll's $35.0 million of senior notes were amended in April 2001 to bear interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which expired after April 20, 2001 (or, if less, the highest rate allowed by law). These agreements were also secured by substantially all assets of Kroll and its subsidiaries and a pledge of the stock of essentially all the subsidiaries and were jointly and severally guaranteed by essentially all the subsidiaries. Kroll's sale of the entities that comprised the Security Products and Services Group on August 22, 2001 (see Note 4(a)) resulted in the acceleration of all amounts due under the revolving credit facility and the senior notes to a date 60 days after the closing of the sale. Kroll obtained from the lender an extension from October 22, 2001 to November 16, 2001. Kroll used approximately $21.2 million of the proceeds from the sale of SPSG to repay the note holders during the third quarter of 2001. On November 14, 2001, all remaining outstanding debt under the senior notes was repaid.

                                   KROLL INC.

  (C) SENIOR SECURED SUBORDINATED CONVERTIBLE NOTES

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature on November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. In May 2002, Kroll made the first required interest payment of approximately $0.9 million. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning on November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     The notes are secured by the same assets of Kroll and its material domestic subsidiaries and the same pledge of stock of certain of Kroll's subsidiaries as the $15 million revolving credit facility, except that the notes are subordinate to the security interest and rights of the credit facility lender.

     The notes contain certain customary covenants, including covenants that prohibit Kroll from disposing of any material subsidiary, incurring or permitting to exist any senior or pari-passu debt other than the $15.0 million credit facility, or any liability for borrowed money, guaranteeing the obligations for borrowed money of any third party, creating or permitting to exist any material liens on assets of material subsidiaries or entering into a transaction prior to November 14, 2003 that involves a "change in control" of Kroll (as defined in the notes). The notes are payable upon any change in control of Kroll at the option of the holders. The note holders have designated an observer to the Board of Directors who may serve in this capacity as long as 20% of the notes, or shares into which the notes are converted, are held by the original noteholders or investors. The observer may also attend Audit and Compensation Committee meetings.

     Kroll has an effective registration statement under the Securities Act of 1933, as amended, covering the resale of the notes, and the shares of common stock issuable upon conversion of these notes, and is required to keep the registration statement effective until November 2003.

     In connection with the issuance of the notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the additional non-cash interest expense resulting from this discount amortization will average approximately $2.3 million or 7.6% per year on $30.0 million principal. During the six months ended June 30, 2002, $0.8 million was amortized.

(9) NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FDSB) issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which established accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. SFAS No. 142

                                   KROLL INC.

requires goodwill and similar intangible assets to be accounted for using an impairment-only method instead of the amortization method previously used. Accordingly, effective January 1, 2002, Kroll ceased amortizing goodwill and similar intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books as required by SFAS 142. These tests determined that Kroll's recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place. Refer to Note 13 for the effect of implementation of SFAS No. 142.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" (SFAS No. 143), which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and management expects that the adoption of this statement will not have a material impact on the Company's results of operations or financial position.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002. There was no material impact relating to the implementation of this statement on its consolidated results of operations or financial position.

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Company for the year ending December 31, 2003. Management expects that adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 will supersede EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). "SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In September 2000, the Emerging Issues Task Force (EITF) announced Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information", stating that the EITF is considering different views for the accounting for database costs. One of the views would require Kroll to expense some or all of the database costs that Kroll currently capitalizes and amortizes, which is currently an acceptable

                                   KROLL INC.

alternative. Adoption of a different method of accounting for database costs could have a material impact on Kroll's financial position and results of operations. To date, the EITF has not made any official determinations on this issue.

(10) SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following is a summary of cash paid related to certain items:

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                              -----------------------
                                                                2001         2002
                                                                ----         ----
                                                              (DOLLARS IN THOUSANDS)
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest of continuing operations...........   $3,287      $  1,025
                                                               ======      ========
  Cash paid for interest of discontinued operations.........   $  141      $     --
                                                               ======      ========
  Cash paid for taxes of continuing operations, net of
     refunds................................................   $  794      $  1,492
                                                               ======      ========
  Cash paid for taxes of discontinued operations, net of
     refunds................................................   $   63      $     --
                                                               ======      ========
Supplemental Disclosure of Non-cash Activities:
  Notes received from the sale of businesses, net of
     discounts (Note 4(b)...................................   $1,831      $     --
                                                               ======      ========
  Equity financing from the acquisition of a business
     (common stock $69 and additional paid-in-capital
     $149,950 -- Note 6)....................................   $   --      $150,019
                                                               ======      ========

(11) DERIVATIVE FINANCIAL INSTRUMENTS

     Financial instruments in the form of foreign currency exchange contracts were utilized by Kroll in 2001 to hedge its exposure to movements in foreign currency exchange rates. Kroll does not hold or issue derivative financial instruments for trading purposes. As of June 30, 2001, the foreign currency hedge contracts had a notional amount of $3.2 million, which approximated their estimated fair value. During the six months ended June 30, 2002, Kroll did not utilize foreign currency exchange contracts.

(12) CUSTOMER AND SEGMENT DATA

     As a result of the sale of SPSG to Armor on August 22, 2001 (see Note 4(a)), SPSG was accounted for as a discontinued operation and all prior periods have been restated accordingly in the accompanying consolidated financial statements. The segment data in the table below depicts Kroll's three business segments: Consulting Services, Security Services and Employee Screening Services, restated historically for segment presentation. Kroll's reportable segments are now organized, managed and operated along product lines, as these product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

     The Consulting Services segment includes revenues from business investigations and intelligence services as well as financial services. Business investigations and intelligence services include revenues from nonfinancial due diligence, litigation support, fraud investigations, monitoring services and special inquiries, and intellectual property and infringement investiga-

                                   KROLL INC.

tions. Financial services include revenues from forensic accounting, recovery and restructuring, asset tracing and analysis, and pre-acquisition due diligence.

     The Security Services segment includes revenues from security and technology services. Security services include revenues from threat assessment, risk and crisis management, corporate security planning and executive protection, security architecture and design, and electronic countermeasures. Technology services include revenues from computer forensics and data recovery, information security and litigation and systems support.

     The Employee Screening Services segment includes revenues from pre-employment background checking, drug testing and surveillance.

     The following summarizes information about Kroll's business segments for the three and six months ended June 30, 2001 and 2002:

                                          CONSULTING    SECURITY    EMPLOYEE
                                           SERVICES     SERVICES    SCREENING     OTHER      CONSOLIDATED
                                          ----------    --------    ---------     -----      ------------
                                                              (DOLLARS IN THOUSANDS)
Three Months Ended June 30, 2001
  Net sales to unaffiliated customers...   $31,645      $ 6,016      $10,924     $     --      $ 48,585
                                           =======      =======      =======     ========      ========
  Gross profit..........................   $12,589      $ 2,366      $ 5,095     $     --      $ 20,050
                                           =======      =======      =======     ========      ========
  Operating income (loss)...............   $  (666)     $   200      $   909     $ (2,926)     $ (2,483)
                                           =======      =======      =======     ========      ========
Three Months Ended June 30, 2002
  Net sales to unaffiliated customers...   $35,328      $10,778      $13,613     $     --      $ 59,719
                                           =======      =======      =======     ========      ========
  Gross profit..........................   $16,350      $ 4,660      $ 6,539     $     --      $ 27,549
                                           =======      =======      =======     ========      ========
  Operating income (loss)...............   $ 5,825      $ 1,698      $ 3,046     $ (4,627)     $  5,942
                                           =======      =======      =======     ========      ========
Six Months Ended June 30, 2001
  Net sales to unaffiliated customers...   $65,784      $11,866      $21,710     $     --      $ 99,360
                                           =======      =======      =======     ========      ========
  Gross profit..........................   $26,459      $ 4,682      $10,013     $     --      $ 41,154
                                           =======      =======      =======     ========      ========
  Operating income (loss)...............   $ 1,820      $   380      $ 1,876     $ (5,490)     $ (1,414)
                                           =======      =======      =======     ========      ========
Six Months Ended June 30, 2002
  Net sales to unaffiliated customers...   $71,333      $19,693      $24,709     $     --      $115,735
                                           =======      =======      =======     ========      ========
  Gross profit..........................   $32,392      $ 8,420      $11,724     $     --      $ 52,536
                                           =======      =======      =======     ========      ========
  Operating income (loss)...............   $11,642      $ 3,704      $ 5,123     $(10,033)     $ 10,436
                                           =======      =======      =======     ========      ========
  Identifiable assets at June 30,
    2002................................   $75,813      $48,006      $27,529     $     --      $151,348
                                           =======      =======      =======     ========
  Corporate assets......................                                                       $176,697
                                                                                               --------
  Total assets at June 30, 2002.........                                                       $328,045
                                                                                               ========

     Total net sales by segment include sales to unaffiliated customers. Inter-segment sales are nominal. Operating income equals gross profit less operating expenses. Operating income does not include the following items: interest expense, other expenses and income taxes. The "Other" column includes the cost of Kroll's corporate headquarters. Identifiable assets by segment are those assets that are used in Kroll's operations in each segment. Corporate assets are principally cash, computer software, costs in excess of assets acquired and certain prepaid expenses.

                                   KROLL INC.

     Prior to the sale of the Security Products and Services Group to Armor, corporate costs relating to Consulting Services, Security Services and Employee Screening Services were included in the calculation of operating income for each of those segments. This mirrored the management of those businesses as one segment, the Investigations and Intelligence Group, at that time. Subsequent to the sale, Kroll's remaining business was the Investigations and Intelligence Group, which has been broken out into the three described segments. Corporate costs relating to each of these segments are now included with "Other" corporate costs in order to mirror the post-sale management structure of Kroll. For the three and six months ended June 30, 2001, corporate costs of approximately $3.8 million and $6.7 million, respectively, relating to these three segments, were included in the calculation of segment operating income. Had these costs been included with "Other" corporate costs in 2001, the operating loss relating to "Other" would have been approximately $6.7 million and $12.2 million for the three and six months ended June 30, 2001, respectively.

(13) EFFECT OF THE IMPLEMENTATION OF SFAS NO. 142

     In accordance with SFAS No. 142, Kroll no longer records amortization expense for goodwill. This had the following effect on reported earnings:

                                               THREE MONTHS          SIX MONTHS
                                              ENDED JUNE 30,       ENDED JUNE 30,
                                             -----------------    -----------------
                                              2001       2002      2001       2002
                                              ----       ----      ----       ----
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income as reported.....................  $(5,677)   $3,605    $(5,207)   $5,922
Amortization of goodwill...................      604        --      1,193        --
                                             -------    ------    -------    ------
     Adjusted net income...................  $(5,073)   $3,605    $(4,014)   $5,922
                                             =======    ======    =======    ======
Diluted income per share as reported.......  $ (0.25)   $ 0.14    $ (0.23)   $ 0.24
Amortization of goodwill...................     0.02        --       0.05        --
                                             -------    ------    -------    ------
     Adjusted income per share.............  $ (0.23)   $ 0.14    $ (0.18)   $ 0.24
                                             =======    ======    =======    ======

     Kroll has not changed the amortization periods or ceased amortizing intangible assets other than goodwill as a result of our review of indefinite lived assets to date. Kroll has conducted impairment tests of the goodwill recorded on its books as required by SFAS 142. These tests determined that Kroll's recorded goodwill is not impaired. Impairment tests will be conducted annually, or sooner if circumstances indicate an impairment may have taken place.

     As of June 30, 2002, Kroll had recorded cost and accumulated amortization of intangible assets of $19.8 million and $4.1 million, respectively. Of this amount, $10.5 million and $2.9 million related to the cost and accumulated amortization of intangible assets of acquired customer lists. An additional $6.5 million and $0.1 million pertaining to the cost valuation and related accumulated amortization of in-house systems software was recorded as part of the Company's merger with Ontrack. The remaining $2.8 million and $1.1 million of cost and accumulated amortization are primarily related to non-compete agreements.

     Amortization expense on intangible assets of $0.5 million was recognized in the six months ended June 30, 2002. Approximately $11.5 million of amortization expense is anticipated to be recognized over the next five years.

                                   KROLL INC.

(14) SUBSEQUENT EVENTS

     (a) CHANGE OF INCORPORATION -- On July 2, 2002, Kroll, formerly an Ohio corporation, became a Delaware corporation pursuant to a merger in which the Ohio corporation merged with and into its wholly-owned Delaware subsidiary. In connection with this reincorporation in Delaware, Kroll's authorized capital increased to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     (b) ACQUISITION -- On July 3, 2002, Kroll acquired Crucible, a privately held company which provides elite training and protective services. Kroll paid $1.0 million upon closing and the purchase agreement calls for an additional $1.0 million to be paid in equal annual installments over the next four years.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Shareholders
ONTRACK Data International, Inc.

     We have audited the accompanying consolidated balance sheets of ONTRACK Data International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ONTRACK Data International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 1, 2002

                        ONTRACK DATA INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                                ----         ----
                                                              (AMOUNTS IN THOUSANDS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $17,214      $15,370
  Marketable securities.....................................    15,396       12,806
  Accounts receivable, net..................................     6,805        9,570
  Prepaid expenses and other................................     3,716        4,313
                                                               -------      -------
     TOTAL CURRENT ASSETS...................................    43,131       42,059
Long-term marketable securities.............................     3,741        4,868
Deferred income taxes.......................................     1,783        1,432
Furniture and equipment, net................................     9,285        6,464
Intangibles, net............................................     4,086        5,865
                                                               -------      -------
     TOTAL ASSETS...........................................   $62,026      $60,688
                                                               =======      =======
                        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $ 1,308      $ 1,254
  Accrued income taxes......................................       849        1,953
  Other accrued expenses....................................     3,934        2,810
                                                               -------      -------
     TOTAL CURRENT LIABILITIES..............................     6,091        6,017
SHAREHOLDERS' EQUITY:
  Preferred stock; $.01 par value; 1,000 shares authorized;
     no shares issued or outstanding........................        --           --
  Common stock; $.01 par value; 25,000 shares authorized;
     10,338 and 10,139 shares issued and outstanding at
     December 31, 2001 and 2000.............................       103          101
  Additional paid-in capital................................    32,549       31,397
  Retained earnings.........................................    23,370       23,255
  Accumulated translation adjustment........................       (87)         (82)
                                                               -------      -------
     TOTAL SHAREHOLDERS' EQUITY.............................    55,935       54,671
                                                               -------      -------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............   $62,026      $60,688
                                                               =======      =======

        The accompanying notes are an integral part of these statements.

                        ONTRACK DATA INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2001         2000         1999
                                                                ----         ----         ----
                                                               (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                                        SHARE AMOUNTS)
REVENUES:
  Services..................................................   $41,402      $36,645      $31,736
  Software..................................................    14,445       16,286       11,636
                                                               -------      -------      -------
     TOTAL REVENUES.........................................    55,847       52,931       43,372
COST OF REVENUES:
  Services..................................................    10,751        7,906        7,607
  Software..................................................     5,309        5,379        2,999
                                                               -------      -------      -------
     TOTAL COST OF REVENUES.................................    16,060       13,285       10,606
                                                               -------      -------      -------
GROSS MARGIN................................................    39,787       39,646       32,766
OPERATING EXPENSES:
  Sales and marketing.......................................    16,249       13,947       10,527
  Research and development..................................    10,442        9,454        7,092
  General and administrative................................    11,664        9,098        7,746
  Amortization of goodwill..................................     1,645        1,851          792
  Workforce reduction costs.................................       850           --           --
  Terminated merger costs...................................        --         (579)         675
                                                               -------      -------      -------
     TOTAL OPERATING EXPENSES...............................    40,850       33,771       26,832
                                                               -------      -------      -------
OPERATING INCOME (LOSS).....................................    (1,063)       5,875        5,934
Interest and other income...................................     1,178        1,345        1,047
                                                               -------      -------      -------
INCOME BEFORE INCOME TAXES..................................       115        7,220        6,981
Provision for income taxes..................................        --        2,172        2,304
                                                               -------      -------      -------
NET INCOME..................................................   $   115      $ 5,048      $ 4,677
                                                               =======      =======      =======
NET INCOME PER SHARE
  BASIC.....................................................   $  0.01      $  0.50      $  0.48
  DILUTED...................................................   $  0.01      $  0.48      $  0.47
WEIGHTED AVERAGE SHARES OUTSTANDING
  BASIC.....................................................    10,222       10,072        9,825
  DILUTED...................................................    10,364       10,468        9,942

        The accompanying notes are an integral part of these statements.

                        ONTRACK DATA INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                        COMMON STOCK     ADDITIONAL   ACCUMULATED
                                       ---------------    PAID-IN     TRANSLATION   RETAINED
                                       SHARES   AMOUNT    CAPITAL     ADJUSTMENT    EARNINGS    TOTAL
                                       ------   ------   ----------   -----------   --------    -----
                                                           (AMOUNTS IN THOUSANDS)
BALANCES AT JANUARY 1, 1999..........   9,697    $ 97     $29,131        $ 22       $13,530    $42,780
  Exercise of stock options..........      48       1         364          --            --        365
  Stock purchased through Employee
     Stock Purchase Plan.............      63      --         239          --            --        239
  Stock issued in acquisition........     215       2         998          --            --      1,000
  Translation adjustment.............      --      --          --         (30)           --        (30)
  Net income.........................      --      --          --          --         4,677      4,677
                                       ------    ----     -------        ----       -------    -------
BALANCES AT DECEMBER 31, 1999........  10,023     100      30,732          (8)       18,207     49,031
  Exercise of stock options..........      62       1         299          --            --        300
  Stock purchased through Employee
     Stock Purchase Plan.............      54      --         366          --            --        366
  Translation adjustment.............      --      --          --         (74)           --        (74)
  Net income.........................      --      --          --          --         5,048      5,048
                                       ------    ----     -------        ----       -------    -------
BALANCES AT DECEMBER 31, 2000........  10,139     101      31,397         (82)       23,255     54,671
  Exercise of stock options..........     141       1         553          --            --        554
  Tax benefit from exercise of stock
     options.........................      --      --         300          --            --        300
  Stock purchased through Employee
     Stock Purchase Plan.............      58       1         299          --            --        300
  Translation adjustment.............      --      --          --          (5)           --         (5)
  Net income.........................      --      --          --          --           115        115
                                       ------    ----     -------        ----       -------    -------
BALANCES AT DECEMBER 31, 2001........  10,338    $103     $32,549        $(87)      $23,370    $55,935
                                       ======    ====     =======        ====       =======    =======

        The accompanying notes are an integral part of these statements.

                        ONTRACK DATA INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2001       2000       1999
                                                               ----       ----       ----
                                                                 (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   115    $ 5,048    $ 4,677
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    2,944      2,491      2,088
     Capitalized software amortization......................       83      1,107        941
     Goodwill amortization..................................    1,645      1,601        792
     Deferred income taxes..................................     (798)    (1,070)      (137)
     Tax benefits from exercise of stock options............      300         --         --
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................    2,765     (3,188)    (2,623)
       Other current assets.................................    1,044     (1,263)      (299)
       Accounts payable and accrued expenses................       68       (602)     2,385
                                                              -------    -------    -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........    8,166      4,124      7,824
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisitions..............................................       --       (726)    (6,641)
  Purchases of furniture and equipment......................   (5,713)    (3,048)    (4,071)
  Net sales (purchases) of marketable securities............   (1,463)      (638)     2,552
                                                              -------    -------    -------
          NET CASH USED IN INVESTING ACTIVITIES.............   (7,176)    (4,412)    (8,160)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from Employee Stock Purchase Plan................      300        366        239
  Proceeds from exercise of stock options...................      554        300        365
                                                              -------    -------    -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........      854        666        604
                                                              -------    -------    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    1,844        378        268
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................   15,370     14,992     14,724
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $17,214    $15,370    $14,992
                                                              =======    =======    =======
SUPPLEMENTARY DISCLOSURE OF CASH FLOW ACTIVITY:
  Income taxes paid.........................................  $ 2,139    $ 2,121    $ 2,778
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                        ONTRACK DATA INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ONTRACK Data International, Inc. (the "Company") provides software and service solutions, which help customers manage, recover, and discover their valuable data. The Company's headquarters are located in Eden Prairie, Minnesota, and has a presence in the following metropolitan areas: Los Angeles, California; Washington, D.C.; New York, NY; Boulder, Colorado; London, England; Stuttgart, Germany; Paris, France; Madrid, Spain; Milan, Italy; and Lugano, Switzerland. The Company also makes its data recovery services available through strategic alliances in Tokyo, Japan with Y-E Data and in Katowice, Poland with MBM.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Service revenue is recognized upon shipment or transmission of data to customers. Software revenue is recognized when a purchase order has been received, the product has been shipped and collectibility is probable, or upon receipt of OEM royalty reports, whichever is applicable. Software revenue is stated net of estimated customer returns and allowances.

     The estimated amount of customer returns and allowances was $3,348 and $2,441 at December 31, 2001 and 2000. During fiscal year 2001, the Company increased its reserve for returns and allowances by approximately $900 due to a change in estimate.

  RESEARCH AND DEVELOPMENT

     Expenditures for research and software development costs are expensed as incurred. Such costs related to the development of software products are required to be expensed until the point that technological feasibility and proven marketability of the product under development are established. Costs otherwise capitalizable after technological feasibility is achieved have also been expensed because they have been insignificant.

  ADVERTISING EXPENSE

     The Company expenses advertising costs as incurred. Advertising costs of approximately $3,285, $2,933 and $2,492, were expensed to operations during the years ended December 31, 2001, 2000, and 1999.

  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash equivalents consist of highly liquid investments with an original maturity of three months or less and which are readily convertible to cash. Marketable securities generally consist

                        ONTRACK DATA INTERNATIONAL, INC.

of taxable and tax-exempt government agency securities and are classified as short-term or long-term in the balance sheet based on their maturity date. Marketable securities are classified as held-to-maturity and carried at amortized cost; unrealized holding gains and losses have not been significant.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash, cash equivalents and marketable securities are valued at their carrying amounts, which approximate fair value. The fair value of all other financial instruments approximates cost as stated.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist primarily of accounts receivable. The Company grants credit to customers in the ordinary course of business. No single customer or region represents a significant concentration of credit risk.

  FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 5 years. Leasehold improvements are amortized over the term of the lease or the asset life, whichever is less. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred.

  STOCK-BASED COMPENSATION

     The Company utilizes the intrinsic value method of accounting for its stock-based employee compensation plans. Pro-forma information related to the fair value based method of accounting is contained in Note 11.

  FOREIGN CURRENCY

     All assets and liabilities of foreign subsidiaries are translated from foreign currencies to U.S. dollars at period-end rates of exchange, while the statement of income is translated at the average exchange rates during the period. Accumulated translation adjustments are recorded in shareholders' equity.

     Comprehensive income is not separately reported as amounts were not significant.

  NET INCOME PER SHARE

     Basic net income per share is computed by dividing net income by the weighted average number of outstanding common shares. Diluted net income per share is computed by dividing net income by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. Options to purchase 1,306, 273 and 788 shares of common stock with weighted average exercise prices of $7.85, $8.23 and $7.26 were outstanding during 2001, 2000 and 1999, but were excluded from the computation of common share equivalents because they were anti-dilutive.

                        ONTRACK DATA INTERNATIONAL, INC.

  NEW ACCOUNTING PRONOUNCEMENTS

     The Company adopted Financial Accounting Standard Boards (FASB) Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations," and SFAS 142, "Goodwill and Intangible Assets" on January 1, 2002. These pronouncements, among other things, eliminate the pooling-of-interest method of accounting for business combinations and require intangible assets acquired in business combinations to be recorded separately from goodwill. The pronouncements also eliminate the amortization of goodwill and other intangible assets with indefinite lives and require negative goodwill be recognized as an extraordinary gain. Thereafter, goodwill and other intangible assets with indefinite lives will be tested for impairment annually or whenever an impairment indicator arises. Effective January 1, 2002, the Company discontinued the amortization of goodwill. The Company has determined goodwill relates to one reporting unit for purposes of impairment testing and expects to complete a transitional fair value based impairment test of goodwill by June 30, 2002.

NOTE 2 -- FINANCIAL STATEMENT COMPONENTS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                                ----       ----
FURNITURE AND EQUIPMENT CONSIST OF THE FOLLOWING:
  Computer equipment........................................  $ 12,612   $ 10,955
  Furniture and office equipment............................     2,795      2,384
  Leasehold improvements....................................     3,724      2,542
  Purchased software........................................     3,865      2,021
  Less accumulated depreciation.............................   (13,711)   (11,438)
                                                              --------   --------
                                                              $  9,285   $  6,464
                                                              ========   ========

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                               ----     ----
ACCRUED EXPENSES CONSIST OF THE FOLLOWING:
  Wages and benefits........................................  $1,503   $1,195
  Unearned revenue..........................................     455      183
  Marketing.................................................     422      316
  Other.....................................................   1,554    1,116
                                                              ------   ------
                                                              $3,934   $2,810
                                                              ======   ======

NOTE 3 -- ACQUISITIONS

     On July 15, 1999, the Company acquired Mijenix Corporation, a business that develops, markets and supports computer software utility products to enhance performance of personal computers. The purchase price consisted of $7,426 in cash and 215 shares of common stock. The acquisition was accounted for as a purchase and, accordingly, the acquired Company's results of operations are included in the consolidated financial statements from the date of acquisition. The purchase price in excess of net assets acquired of $7,938 was being amortized on a straight-line basis over five years. However, pursuant to Note 1, goodwill will no longer be amortized after December 31, 2001.

                        ONTRACK DATA INTERNATIONAL, INC.

NOTE 4 -- WORKFORCE REDUCTION CHARGE

     In June 2001, the Company announced a workforce reduction plan consisting of severance and related expenses for 51 employees or approximately 12% of the Company's workforce. This plan resulted in a total charge of $850 and affected all classes of the Company's domestic employee base. At December 31, 2001, $199 is accrued for the workforce reduction plan. There were no adjustments to the initial recorded accrual. The Company expects the workforce reduction plan will conclude by November 2002.

NOTE 5 -- TERMINATED MERGER COSTS

     Terminated merger costs of $675 for the year ending December 31, 1999 include legal fees, financial advisory fees, and miscellaneous expenses related to the proposed acquisition of the Company by Legato Systems, Inc. announced in November 1999. On January 24, 2000, the acquisition agreement was terminated. In March of 2000, the Company was reimbursed for $579 of its expenses by Legato.

NOTE 6 -- LINE OF CREDIT

     The Company maintains a line of credit which allows maximum borrowings of $1,000 subject to a borrowing base of 80% of accounts receivable outstanding less than 90 days. The line of credit carries an interest rate of 1/2% over the prime-lending rate and is collateralized by all assets of the Company. There were no borrowings outstanding under the line of credit at December 31, 2001 and 2000.

NOTE 7 -- INCOME TAXES

     The provision for income taxes is based on income before income taxes reported for financial statement purposes. The components of income before income taxes consist of the following:

                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                             2001     2000      1999
                                                             ----     ----      ----
United States.............................................  $(758)   $6,351    $7,109
Foreign...................................................    873       869      (128)
                                                            -----    ------    ------
Income before income taxes................................  $ 115    $7,220    $6,981
                                                            =====    ======    ======

                        ONTRACK DATA INTERNATIONAL, INC.

     The Company's provision for income taxes consists of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                           2001     2000      1999
                                                           ----     ----      ----
Current:
  Federal................................................  $ 452   $ 2,697   $2,037
  State..................................................    114       382      324
  Foreign................................................    232       163       80
                                                           -----   -------   ------
     Total...............................................    798     3,242    2,441
Deferred:
  Federal................................................   (924)   (1,193)     (98)
  State..................................................    (90)     (112)      (9)
  Foreign................................................    216       235      (30)
                                                           -----   -------   ------
     Total...............................................   (798)   (1,070)    (137)
                                                           -----   -------   ------
                                                           $  --   $ 2,172   $2,304
                                                           =====   =======   ======

     The Company's effective tax rates differed from the federal statutory tax rate as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                             2001      2000     1999
                                                             ----      ----     ----
Federal statutory rate....................................    34.0%    34.0%    34.0%
State income taxes, net of federal tax benefit............    39.4      3.5      3.1
Tax exempt interest.......................................  (199.5)    (2.5)    (3.1)
Research and development credit...........................      --     (5.6)    (4.7)
Other, net................................................   126.1      0.7      3.7
                                                            ------     ----     ----
                                                                --%    30.1%    33.0%
                                                            ======     ====     ====

     The decrease in effective tax rate as of December 31, 2001 is due to lower net income.

                        ONTRACK DATA INTERNATIONAL, INC.

     Deferred income taxes result from differences between the financial reporting and income tax basis of the Company's assets and liabilities and are calculated using current tax rates. Deferred tax assets consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                               ----     ----
Current
Allowance for doubtful accounts, returns, discounts,
  rebates, and price protection.............................  $1,045   $  875
Accrued expenses............................................     645      152
Loss carry forwards of foreign subsidiaries.................      34      250
                                                              ------   ------
  Total current.............................................   1,724    1,277
Long-term
Depreciation................................................     183      213
Amortization................................................   1,600    1,219
                                                              ------   ------
  Total long-term...........................................   1,783    1,432
                                                              ------   ------
  Total.....................................................  $3,507   $2,709
                                                              ======   ======

     The December 31, 2001 and 2000 current deferred tax assets are presented within the balance sheet captions prepaid expenses and other.

NOTE 8 -- EMPLOYEE BENEFIT PLAN

     The Company has a profit sharing plan for employees who have completed one year of service and attained the age of 21. The Board of Directors determines contributions to the plan by the Company. The Company recorded profit sharing expense of approximately $255, $300 and $317 for the years ended December 31, 2001, 2000, and 1999.

     The Company's profit sharing plan also incorporates a 401(k) savings plan for its employees. Eligible employees may elect to contribute up to 15% of their salaries to the plan, up to limits defined by the Internal Revenue Code. There are no employer matching contributions.

NOTE 9 -- OPERATING LEASES

     The Company leases office and warehouse facilities under noncancelable operating leases which expire on various dates through November 2009. Rental expense under such leases was $3,054, $1,791 and $1,575 for the years ended December 31, 2001, 2000, and 1999.

     Future minimum lease commitments for the next five years under all operating leases are as follows:

2002........................................................  $ 2,184
2003........................................................    1,959
2004........................................................    1,884
2005........................................................    1,817
2006 and thereafter.........................................    6,281
                                                              -------
Total.......................................................  $14,125
                                                              =======

                        ONTRACK DATA INTERNATIONAL, INC.

NOTE 10 -- SEGMENT INFORMATION AND FOREIGN OPERATIONS

     The Company conducts its business within one reportable segment: software and service solutions which help customers manage, recover, and discover their valuable data. European activities include operations in England, Germany, France, Italy, Switzerland, and Spain.

     The Company licenses its data recovery technology to a Japanese company, Y-E Data. In exchange for the license, Y-E Data pays the Company monthly royalties based on the amount of data recovery revenues earned by Y-E Data each month.

     Revenues and identifiable assets by geographic area are summarized as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       2001       2000       1999
                                                       ----       ----       ----
REVENUES:
  United States.....................................  $43,817    $43,259    $36,027
  Europe............................................   13,682     11,255      8,374
  Japan.............................................      892        701        656
  Eliminations......................................   (2,544)    (2,284)    (1,685)
                                                      -------    -------    -------
  Consolidated......................................  $55,847    $52,931    $43,372
                                                      =======    =======    =======

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                               ----       ----
IDENTIFIABLE ASSETS:
  United States.............................................  $60,424    $59,743
  Europe....................................................    3,697      3,736
  Eliminations..............................................   (2,095)    (2,791)
                                                              -------    -------
  Consolidated..............................................  $62,026    $60,688
                                                              =======    =======

     Intercompany transactions are eliminated in consolidation and consist primarily of royalty charges by the U.S. parent to the European subsidiaries for data recovery and software technology.

NOTE 11 -- SHAREHOLDERS' EQUITY

 STOCK OPTION PLANS

     The Company has stock option plans that provide for incentive and non-qualified stock options to be granted to directors, officers and other key employees or consultants. The stock options granted generally have a six to ten year life, vest over a period of three to five years, and have an exercise price equal to the fair market value of the stock on the date of grant. At December 31, 2001, the Company had 434 shares of common stock available for grant under the plans.

                        ONTRACK DATA INTERNATIONAL, INC.

     Transactions under the plans during each of the three years in the period ended December 31, 2001 are summarized as follows:

                                                           NUMBER OF         WEIGHTED
                                                          SHARES UNDER       AVERAGE
                                                             OPTION       EXERCISE PRICE
                                                          ------------    --------------
Outstanding at January 1, 1999..........................     1,019            $7.13
  Granted...............................................       560             4.89
  Cancelled.............................................       (76)            7.19
  Exercised.............................................       (48)            7.66
                                                             -----            -----
Outstanding at December 31, 1999........................     1,455             6.25
  Granted...............................................       532             8.14
  Cancelled.............................................       (65)            7.03
  Exercised.............................................       (62)            6.15
                                                             -----            -----
Outstanding at December 31, 2000........................     1,860             6.77
  Granted...............................................       462             6.76
  Cancelled.............................................      (322)            6.88
  Exercised.............................................      (141)            3.95
                                                             -----            -----
Outstanding at December 31, 2001........................     1,859            $6.95
                                                             =====            =====

     Options exercisable are as follows at December 31:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              SHARES    EXERCISE PRICE
                                                              ------    --------------
1999........................................................   568          $6.63
2000........................................................   846          $6.55
2001........................................................   984          $6.99

     The following tables summarize information concerning currently outstanding and exercisable stock options:

                                      OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                       -------------------------------------------------   ------------------------------
                                     WEIGHTED AVERAGE
      RANGE OF           NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
   EXERCISE PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
   ---------------     -----------   ----------------   ----------------   -----------   ----------------
     $3.88-$5.65            436            6.57              $4.77             243            $4.56
     $5.66-$7.80            619            8.43               7.01             216             7.22
    $7.81-$11.81            785            6.49               7.97             514             7.93
    $12.00-$13.81            19            7.63              12.89              11            12.58
                          -----            ----              -----             ---            -----
                          1,859            7.17              $6.95             984            $6.99
                          =====            ====              =====             ===            =====

     The Company's pro forma net income (loss) and diluted net income (loss) per share would have been as follows had the fair value method been used for valuing stock options granted to employees in 1999 through 2001:

                                                         2001       2000      1999
                                                         ----       ----      ----
Pro forma net income (loss)...........................  $(1,307)   $3,453    $3,586
Pro forma diluted net income (loss) per share.........  $ (0.13)   $ 0.33    $ 0.36

                        ONTRACK DATA INTERNATIONAL, INC.

     The weighted average fair value of options granted and the weighted average assumptions used in the Black-Scholes options pricing model are as follows:

                                                  2001          2000          1999
                                                  ----          ----          ----
Fair value of options granted................  $     4.38    $     5.58    $     3.11
Dividend yield...............................           0%            0%            0%
Average term.................................   5.0 years     5.0 years     5.0 years
Volatility...................................        75.8%         79.6%         72.8%
Risk-free rate of return.....................         4.6%          6.5%          5.5%

  EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan (ESPP) which is available to eligible employees. Under terms of the plan, eligible employees may designate from 1% to 10% of their compensation to be withheld through payroll deductions for the purchase of common stock at 85% of the lower of the market price on the first or last day of the offering period. Under the plan, 250 shares of common stock have been reserved for issuance. As of December 31, 2001, 238 shares have been issued under the plan. Fair value disclosures under SFAS No. 123 have not been disclosed for shares under the ESPP as such values are immaterial.

NOTE 12 -- SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           DILUTED NET
                                                                  NET        INCOME
                                                      GROSS     INCOME       (LOSS)
                                         REVENUES    MARGIN     (LOSS)      PER SHARE
                                         --------    ------     ------     -----------
2001:
  First Quarter........................  $14,720     $10,886    $ 1,100      $ 0.11
  Second Quarter.......................   11,448       7,672     (2,474)      (0.24)
  Third Quarter........................   13,202       9,490        262        0.03
  Fourth Quarter.......................   16,477      11,739      1,227        0.12
                                         -------     -------    -------      ------
Total for year.........................  $55,847     $39,787    $   115      $ 0.01
                                         =======     =======    =======      ======
2000:
  First Quarter........................  $11,784     $ 8,851    $ 1,290      $ 0.12
  Second Quarter.......................   12,929       9,964      1,413        0.14
  Third Quarter........................   13,325       9,974        930        0.09
  Fourth Quarter.......................   14,893      10,857      1,415        0.14
                                         -------     -------    -------      ------
Total for year.........................  $52,931     $39,646    $ 5,048      $ 0.48
                                         =======     =======    =======      ======

                          INDEPENDENT AUDITORS' REPORT

To the Members and Shareholders of
Zolfo Cooper, LLC:

     We have audited the combined balance sheets of Zolfo Cooper, LLC and Affiliates (the "Firm") as of December 31, 2001 and 2000, and the related combined statements of operations, members' and shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Firm's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Zolfo Cooper, LLC and Affiliates as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
August 30, 2002 (September 5, 2002 as to Note 16)

                        ZOLFO COOPER, LLC AND AFFILIATES

                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 2000 AND 2001 AND JUNE 30, 2002

                                                       2000          2001       JUNE 30, 2002
                                                    -----------   -----------   -------------
                                                                                 (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $ 2,726,517   $ 7,640,111    $ 3,531,105
  Accounts receivable, net of allowance of
     $432,779, $1,354,692 and $1,461,165,
     respectively.................................    6,537,594    13,686,039     12,123,236
  Unbilled receivables............................      466,975        45,584         31,792
  Due from members and shareholders...............      300,200       303,957         48,505
  Investment in partnership.......................    2,044,888        40,190             --
  Due from affiliates and related parties.........      200,000       826,250      6,919,229
  Advances to employees...........................      362,194       411,074        153,432
  Accounts receivable from affiliates.............           --       134,279         15,012
  Prepaid expenses and other current assets.......      292,099       843,928        281,375
                                                    -----------   -----------    -----------
          Total current assets....................   12,930,467    23,931,412     23,103,686
PROPERTY AND EQUIPMENT -- Net.....................      110,386     6,138,266      5,446,633
INVESTMENT IN PARTNERSHIP.........................       26,802        22,934         14,934
DEPOSITS..........................................       40,852       110,752        107,802
                                                    -----------   -----------    -----------
TOTAL ASSETS......................................  $13,108,507   $30,203,364    $28,673,055
                                                    ===========   ===========    ===========
                      LIABILITIES AND MEMBERS' AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................  $ 1,055,238   $ 1,138,885    $   548,295
  Accounts payable to affiliates..................           --       495,887        498,632
  Accrued expenses................................      850,262       487,775        448,487
  Deferred revenue................................           --       264,005             --
  Client retainers................................    2,819,766     6,738,194      4,132,570
                                                    -----------   -----------    -----------
          Total current liabilities...............    4,725,266     9,124,746      5,627,984
REVOLVING LINE OF CREDIT..........................           --            --     11,624,702
                                                    -----------   -----------    -----------
          Total liabilities.......................    4,725,266     9,124,746     17,252,686
                                                    -----------   -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 13)

MEMBERS' AND SHAREHOLDERS' EQUITY:
  Member's equity.................................    7,702,925    18,234,618      4,390,712
  Common stock....................................          200         2,200          2,400
  Retained earnings...............................      680,116     2,841,800      7,027,257
                                                    -----------   -----------    -----------
          Total members' and shareholders'
            equity................................    8,383,241    21,078,618     11,420,369
                                                    -----------   -----------    -----------
TOTAL LIABILITIES AND MEMBERS' AND SHAREHOLDERS'
  EQUITY..........................................  $13,108,507   $30,203,364    $28,673,055
                                                    ===========   ===========    ===========

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                    SIX MONTHS ENDED JUNE 30, 2001 AND 2002

                               YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                        ---------------------------------------   -------------------------
                           1999          2000          2001          2001          2002
                        -----------   -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
REVENUES:
  Professional fees...  $23,377,915   $37,509,159   $59,114,568   $29,827,169   $31,757,682
  Other charges and
     fees.............       88,807       162,741       126,328        72,201        36,567
                        -----------   -----------   -----------   -----------   -----------
                         23,466,722    37,671,900    59,240,896    29,899,370    31,794,249
                        -----------   -----------   -----------   -----------   -----------
COST OF SERVICES......    7,278,215    14,458,251    17,559,406     6,823,545     9,899,340
                        -----------   -----------   -----------   -----------   -----------
GROSS PROFIT..........   16,188,507    23,213,649    41,681,490    23,075,825    21,894,909
                        -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Marketing expenses..       81,008       168,332       150,000        73,895        72,000
  General and
     administrative
     expenses.........    3,248,788     4,983,210     5,796,074     2,309,651     1,719,059
  Depreciation and
     amortization
     expenses.........       23,963        66,044       370,051        30,002       241,316
  Impairment of fixed
     assets...........           --            --       530,000            --            --
                        -----------   -----------   -----------   -----------   -----------
                          3,353,759     5,217,586     6,846,125     2,413,548     2,032,375
                        -----------   -----------   -----------   -----------   -----------
OPERATING INCOME......   12,834,748    17,996,063    34,835,365    20,662,277    19,862,534
OTHER INCOME
  (EXPENSE):
  Interest income.....      186,672       271,177       329,106       124,887       133,778
  Interest expense....     (677,482)     (784,503)   (1,082,541)     (477,280)     (715,804)
  Realty
     partnership......        3,805        (4,896)       (3,868)           --            --
  Income (loss) --
     investment
     partnership......       37,001        62,898       (99,698)       39,154            --
  Miscellaneous
     income...........      100,004       135,814       210,039        25,000       373,084
                        -----------   -----------   -----------   -----------   -----------
                           (350,000)     (319,510)     (646,962)     (288,239)     (208,942)
                        -----------   -----------   -----------   -----------   -----------
Income before
  provision for income
  taxes...............   12,484,748    17,676,553    34,188,403    20,374,038    19,653,592
Provision for income
  taxes...............      265,395       572,104       490,798       247,710       199,998
                        -----------   -----------   -----------   -----------   -----------
NET INCOME............  $12,219,353   $17,104,449   $33,697,605   $20,126,328   $19,453,594
                        ===========   ===========   ===========   ===========   ===========

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

            COMBINED STATEMENTS OF MEMBERS' AND SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                   SIX MONTHS ENDED JUNE 30, 2002 (UNAUDITED)

                                                COMMON STOCK
                                  MEMBERS      ---------------    RETAINED
                                   EQUITY      SHARES   AMOUNT    EARNINGS        TOTAL
                                ------------   ------   ------   -----------   ------------
OPENING BALANCE,
     JANUARY 1, 1999..........  $  7,190,719      --    $   --   $        --   $  7,190,719
  Partner draw................   (10,660,767)     --        --                  (10,660,767)
  Dividends paid..............      (333,334)     --        --            --       (333,334)
  Net income..................    12,219,353      --        --            --     12,219,353
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 1999...     8,415,971      --        --            --      8,415,971
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --     200       200            --            200
  Partner draw................   (17,137,379)     --        --            --    (17,137,379)
  Net income..................    16,424,333      --        --       680,116     17,104,449
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 2000...     7,702,925     200       200       680,116      8,383,241
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --   2,000     2,000            --          2,000
  Partner draw................   (20,324,112)     --        --      (680,116)   (21,004,228)
  Net income..................    30,855,805      --        --     2,841,800     33,697,605
                                ------------   -----    ------   -----------   ------------
BALANCES, DECEMBER 31, 2001...    18,234,618   2,200     2,200     2,841,800     21,078,618
                                ------------   -----    ------   -----------   ------------
  Issuance of common stock at
     par value................            --     200       200            --            200
  Partner draw................   (26,270,243)     --        --    (2,841,800)   (29,112,043)
  Net income..................    12,426,337      --        --     7,027,257     19,453,594
                                ------------   -----    ------   -----------   ------------
BALANCES, JUNE 30, 2002
  (unaudited).................  $  4,390,712   2,400    $2,400   $ 7,027,257   $ 11,420,369
                                ============   =====    ======   ===========   ============

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND
                    SIX MONTHS ENDED JUNE 30, 2001 AND 2002

                                                                                                   SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                 ------------------------------------------   ---------------------------
                                                     1999           2000           2001           2001           2002
                                                 ------------   ------------   ------------   ------------   ------------
                                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................  $ 12,219,353   $ 17,104,449   $ 33,697,605   $ 20,126,328   $ 19,453,594
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Allowance for doubtful accounts............      (306,733)       395,438        921,913      1,145,850        106,473
    Depreciation and amortization..............        23,963         66,044        836,245         30,002        800,509
    Unrealized (gain) loss -- partnership......       (37,001)       (62,898)        99,698         19,849             --
    Equity gain (loss) on partnership
      investment...............................        (3,805)         4,896          3,868             --             --
    Change in assets and liabilities:
      Accounts receivable......................    (1,115,198)    (1,686,111)    (8,070,358)    (4,044,219)     1,456,330
      Unbilled receivables.....................     1,377,484       (208,731)       421,391         37,213         13,792
      Advances to employees....................      (157,908)      (204,286)       (48,880)        (4,429)       257,642
      Due from affiliates and related
         parties...............................       (15,215)      (183,046)      (626,250)      (103,856)    (5,958,700)
      Accounts receivable from affiliates......            --             --       (134,279)            --        (15,012)
      Prepaid expenses and other current
         assets................................       (11,316)      (226,070)      (551,829)           582        562,553
      Deposits.................................        (2,970)            --        (69,900)        (4,900)         2,950
      Accounts payable.........................      (174,904)       840,855         83,647       (532,105)      (590,590)
      Accrued expenses.........................       460,246        390,015       (362,486)       884,584        (39,288)
      Accounts payable to affiliates...........            --             --        495,887        546,768          2,745
      Deferred revenue.........................            --             --        264,005             --       (264,005)
      Client retainers.........................       318,229      1,563,901      3,918,428      1,862,966     (2,605,624)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash provided by operating
           activities..........................    12,574,225     17,794,456     30,878,705     19,964,633     13,183,369
                                                 ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal received on mortgage...............        73,060             --             --             --             --
  Purchase of property and equipment...........       (47,408)      (109,176)    (6,864,125)    (6,195,396)      (108,876)
  Investment in investment partnership.........    (1,000,000)    (2,000,000)                    2,051,841         48,190
  Distributions from investment partnership....            --      1,055,011      1,905,000             --             --
  Proceeds from revolving line of credit.......            --             --      5,802,156      5,802,156     12,025,870
  Repayment of revolving line of credit........            --             --     (5,802,156)            --       (401,168)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash used in investing
           activities..........................      (974,348)    (1,054,165)    (4,959,125)     1,658,601     11,564,016
                                                 ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:..........            --             --
  Due from members and principal members.......       (90,806)       (28,281)        (3,758)       297,948        255,452
  Dividends paid...............................      (333,334)            --             --             --             --
  Capital stock................................            --            200          2,000            100            200
  Members capital distributions................   (10,660,767)   (17,137,379)   (21,004,228)   (15,179,435)   (29,112,043)
                                                 ------------   ------------   ------------   ------------   ------------
         Net cash used in financing
           activities..........................   (11,084,907)   (17,165,460)   (21,005,986)   (14,881,387)   (28,856,391)
                                                 ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................       514,970       (425,169)     4,913,594      6,741,847     (4,109,006)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................     2,636,716      3,151,686      2,726,517      2,726,517      7,640,111
                                                 ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......  $  3,151,686   $  2,726,517   $  7,640,111   $  9,468,364   $  3,531,105
                                                 ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
  INFORMATION:
  Cash paid for interest.......................  $    677,482   $    784,503   $  1,082,541   $    477,280   $    715,804
                                                 ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Fair value of common stock received in
    addition to cash...........................  $    333,334   $         --   $         --   $         --   $         --
                                                 ============   ============   ============   ============   ============

                  See notes to combined financial statements.

                        ZOLFO COOPER, LLC AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 AND FOR
            THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002 (UNAUDITED)

1.  DESCRIPTION OF BUSINESS

     Zolfo Cooper, LLC (the "Firm") and Affiliates have been in existence since April 1, 1986 and are engaged in the practice of corporate restructuring, operational turnaround, strategic advisory services and financial crisis management.

     Until 1995, the firm operated as a partnership. On February 1, 1995 the Firm became a Limited Liability Company ("LLC"). Zolfo Cooper Management, LLC, formed on March 11, 1998, provides management services. Zolfo Cooper Capital, LLC, formed on March 11, 1998, provides financial services to troubled companies. Zolfo Cooper, LLC, Zolfo Cooper Management, LLC and Zolfo Cooper Capital, LLC are limited liability companies formed under the laws of the State of New Jersey. Each Member's liability is limited to the Member's enforceable obligation to make capital contributions.

     Zolfo Cooper Advisors, Inc., formed on August 18, 2000, provides financial services to a Canadian client. There are 1,000 authorized shares of common stock of which 100 are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Management Advisors, Inc., formed on August 18, 2000, provides management services to a Canadian client. There are 1,000 authorized shares of common stock of which 100 are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Services, Inc., formed on June 13, 2001, provides consulting services to a Canadian client. There are 1,000 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Holdings, Inc., (formerly known as Zolfo Cooper Management Advisor Services, Inc.) formed on June 13, 2001, provides management advisory services. There are 1,000 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Stephen Forbes Cooper, Inc. formed on January 19, 2002 provides consulting services. There are 200 authorized shares of common stock of which all are issued and outstanding with a stated value of $1 per share.

     Zolfo Cooper Advisors, Inc., Zolfo Cooper Management Advisors, Inc., Zolfo Cooper Services, Inc., and Zolfo Cooper Holdings, Inc. (collectively, the "corporations") have elected to be taxed as S-Corporations under the Internal Revenue Code.

     C-Flair, LLC was formed on May 9, 2001 as a wholly owned subsidiary of Zolfo Cooper, LLC to own and operate an airplane used by the Firm's members and shareholders.

                        ZOLFO COOPER, LLC AND AFFILIATES

     Details of the Firm's ownership interests as of December 31, 2001 are as follows:

                                                                   % OF
                                                                 COMBINED
                                                 INVESTMENT      OWNERSHIP    OWNERSHIP
                                                  ACQUIRED       INTEREST       METHOD
                                              ----------------   ---------   ------------
     Zolfo Cooper, LLC......................     April 1, 1986    100.00         Combined
     Zolfo Cooper Management, LLC...........    March 11, 1998    100.00         Combined
     Zolfo Cooper Capital, LLC..............    March 11, 1998    100.00         Combined
     Zolfo Cooper Advisors, Inc.............   August 18, 2000    100.00         Combined
     Zolfo Cooper Management Advisors,
       Inc. ................................   August 18, 2000    100.00         Combined
     Zolfo Cooper Services, Inc.............     June 13, 2001    100.00         Combined
     Zolfo Cooper Holdings, Inc.............     June 13, 2001    100.00         Combined
     C-Flair, LLC...........................       May 9, 2001    100.00     Consolidated
     Stephen Forbes Cooper, Inc. ...........  January 29, 2002    100.00         Combined

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ACCOUNTING FOR INVESTMENTS AND PRINCIPLES OF COMBINATION -- The accompanying combined financial statements include the companies that perform related services and are under common control as follows:

     Stephen F. Cooper......................................   50%
     Michael E. France......................................   25%
     Leonard LoBiondo.......................................   25%

     USE OF ESTIMATES -- The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Some of the more significant estimates include allowances for doubtful accounts and depreciation and amortization of long-lived assets. Actual results could differ from those estimates.

     CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject the Firm to concentrations of credit risk, consist of cash and cash equivalents. The Company has cash at commercial banks in excess of FDIC insured amounts of approximately $3,577,000, and $9,256,000 at December 31, 2000 and 2001, respectively.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash on hand and cash invested in short-term financial instruments with an original maturity of three months or less from the date of purchase.

     ACCOUNTS RECEIVABLE -- Accounts receivable are stated net of allowance for doubtful accounts of $432,779 and $1,354,692 and $1,461,165 as of December 31, 2000, 2001 and June 30, 2002, respectively. The Firm recorded an increase (decrease) in its provisions for bad debts totalling $1,066,925, $1,192,908, and $1,660,540 and $72,735 for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2002, respectively. The Firm directly wrote off $1,373,658, $797,470, and $738,627 and $(33,738) of accounts receivable for the years ended December 31, 1999, 2000, and 2001 and for the six months ended June 30, 2002, respectively.

                        ZOLFO COOPER, LLC AND AFFILIATES

     DUE FROM MEMBERS AND SHAREHOLDERS -- The Firm records as a receivable at year end an amount due from the Members and Shareholders for their retirement plan contribution. The contribution is made by the Firm on the Members and Shareholders behalf and then reimbursed by the Member or Shareholder.

     ADVANCES TO EMPLOYEES -- Interest on outstanding balances accrues monthly at the prime rate (9.50% and 4.75% at December 31, 2000 and 2001, respectively). The loans have no specific repayment dates.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods based on the following estimated useful lives when assets are placed into service:

     Office machines and equipment...............................  3-5 years
     Airplane....................................................    5 years
     Furniture and fixtures......................................  5-7 years
     Leasehold improvements......................................  5-7 years

     Expenditures for maintenance and repairs that do not materially extend the useful lives of the respective assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Firm reviews its long-lived assets for impairment on an annual basis and whenever events or changes in circumstances indicate that their net carrying amount may not be recoverable. The Firm reviews for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the long-lived assets (and their eventual disposition). If the sum of the expected undiscounted future cash flows is less than the carrying amount of assets, the Firm would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the long-lived asset exceeds the fair value of the long-lived asset based on estimated future discounted cash flows. The Company determined that, as of December 31, 2000 and 2001, the impairment in the carrying value of long-lived assets was $0 and $530,000.

     CLIENT RETAINERS -- The Firm receives retainers from the client or debtor at the start of an engagement. Retainers are held by the firm until the conclusion of the engagement when they are either applied to unpaid invoices or returned to the client. The retainer is held by the Firm to secure payment of future fees. Therefore, the retainer is considered a deferred liability instead of revenue at the time of receipt.

     DEFERRED REVENUE -- Deferred revenue is recorded when the Firm invoices a client prior to services being rendered and prior to the receipt of cash related to the service fees. Revenue is recognized as the services are provided.

     INVESTMENT IN PARTNERSHIP -- Zolfo Cooper, LLC accounts for all investments in partnerships on the equity method. The investments have been recorded at cost and adjusted for the Firm's proportionate share of the undistributed earnings or losses.

     REVENUE RECOGNITION -- Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. The impact of any revisions in estimated total revenues and direct contract costs is recognized in the period in which they become known. The Firm records either billed or unbilled accounts receivable based on case-by-case invoicing determina-

                        ZOLFO COOPER, LLC AND AFFILIATES
tions and adjusts the amounts recorded on a periodic basis to reflect collectibility. The Firm recognizes contingent fees when earned.

     INCOME TAXES -- The Firm accounts for income taxes under the liability method pursuant to SFAS No. 109, "Accounting for Income Taxes", under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. The Firm is not subject to federal or state income tax. For both Federal Income Tax and state income tax purposes the entities within the Firm which are LLC's are taxed as partnerships. Members are taxed on their pro rata share of earnings on their individual tax returns. For both Federal and New Jersey income tax purposes, the corporations have elected from inception to be taxed as S Corporations. Accordingly, no Federal tax is paid on a corporate level, but the income of the S Corporations is passed through to the shareholders.

     The entities within the combined Firm prepare their income tax returns on the cash basis.

     FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS -- The carrying amount of the Firm's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and deferred revenue approximates fair market value because of the short maturity of those instruments.

     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Firm believes that the adoption of SFAS 141 did not have a significant impact on its current financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Firm to complete a transitional goodwill impairment test six months from the date of adoption. The Firm believes that the adoption of SFAS 142 will not have a significant impact on its financial statements.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The statement is effective for fiscal years beginning after June 15, 2002. The Firm believes that the adoption of SFAS 143 will not have a significant impact on its financial statements.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations

                        ZOLFO COOPER, LLC AND AFFILIATES
of their entity in a disposal transaction. This statement is effective for fiscal years beginning after December 15, 2001. The Firm believes that the adoption of SFAS 144 will not have a significant impact on its financial statements.

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Firm for the year ending December 31, 2003. The adoption of this statement will not have a material effect on our results of operations or financial position.

     In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 will supersede Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

3.  PROPERTY AND EQUIPMENT -- NET

     Property and equipment consists of the following:

                                                                          JUNE 30,
                                                2000         2001           2002
                                              ---------   -----------   ------------
                                                                        (UNAUDITED)
Office machines and equipment...............  $ 524,583   $ 1,341,296   $ 1,358,348
Airplane....................................         --     5,834,752     5,886,482
Furnitures and fixtures.....................    130,845       152,178       152,178
Leasehold improvements......................     18,243       209,570       249,664
                                              ---------   -----------   -----------
                                                673,671     7,537,796     7,646,672
Less accumulated depreciation and
  amortization..............................   (563,285)   (1,399,530)   (2,200,039)
                                              ---------   -----------   -----------
                                              $ 110,386   $ 6,138,266   $ 5,446,633
                                              =========   ===========   ===========

     Depreciation expense amounted to $23,963, $66,044, $836,245, $30,002 and $800,509 for the years ended December 31, 1999, 2000, 2001 and for the six months ended June 30, 2001 and 2002, respectively.

     Included in property and equipment as of December 31, 2001 is an aircraft purchased by C-Flair, LLC on June 21, 2001 for $6.3 million. The aircraft is used by the Partners of the firm as transportation to their clients, which are located throughout the United States. The Firm compared the carrying amount of the aircraft to the estimated fair market value of the aircraft. Since the fair market value was less than the carrying amount of the aircraft as of December 31, 2001, the Firm recognized an impairment loss of $530,000 in that fiscal year.

                        ZOLFO COOPER, LLC AND AFFILIATES

4.  INVESTMENT IN PARTNERSHIP

     Zolfo Cooper, LLC has made an investment in Alpha Nova, LLP (an investment partnership). The investment is stated at its fair value.

     Income (loss) amounted to $37,001, $62,898 and ($99,698) for the years ended December 31, 1999, 2000 and 2001, respectively.

Initial investment made in 1999.............................  $ 1,000,000
Income for 1999.............................................       37,001
                                                              -----------
Balance, December 31, 1999..................................    1,037,001
Income for 2000.............................................       62,898
Additional investment made in 2000..........................    2,000,000
Distribution made in 2000...................................   (1,055,011)
                                                              -----------
Balance, December 31, 2000..................................    2,044,888
Loss incurred during 2001...................................      (99,698)
Distributions made in 2001..................................   (1,905,000)
                                                              -----------
Balance, December 31, 2001..................................  $    40,190
                                                              ===========

5.  DUE FROM AFFILIATES AND RELATED PARTIES

                                                                          JUNE 30,
                                                     2000       2001        2002
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
CDFL Capital, LLC................................  $     --   $726,300   $6,813,825
CFL Holdings LLC.................................   200,000     99,800       99,890
CFL Capital LLC..................................        --        100        5,235
CFL Equities LLC.................................        --         50          100
Catalyst Equity Partners, LP.....................        --         --          129
Zolfo Cooper Holdings LLC........................        --         --           50
                                                   --------   --------   ----------
                                                   $200,000   $826,250   $6,919,229
                                                   ========   ========   ==========

     The Firm has several affiliated entities that are established by the equity partners of the Firm for investment purposes. These entities are not operating entities and therefore not combined due to the difference in their economic purposes.

                        ZOLFO COOPER, LLC AND AFFILIATES

6.  ACCOUNTS RECEIVABLE AND PAYABLE FROM AFFILIATES

                                                                            JUNE 30,
                                                        2000      2001        2002
                                                        -----   --------   -----------
                                                                           (UNAUDITED)
ACCOUNTS RECEIVABLE FROM AFFILIATES
Thomas L. Zambelli Corporation........................  $ --    $ 67,755    $  7,682
The John Rowntree Corporation.........................    --      60,523       7,330
The Stephen Cooper Corporation........................    --       6,001          --
                                                        -----   --------    --------
                                                        $ --    $134,279    $ 15,012
                                                        =====   ========    ========
ACCOUNTS PAYABLE TO AFFILIATES
The Stephen Cooper Corporation........................  $ --    $495,887    $498,632
                                                        -----   --------    --------
                                                        $ --    $495,887    $498,632
                                                        =====   ========    ========

     The Firm has operating agreements with three corporations that are 100% owned by employees or members in the Firm. The Thomas L. Zambelli Corporation, The John Rowntree Corporation and The Stephen Cooper Corporation were set up in August 17, 2001 to do business in Canada due to certain business concerns. The three corporations had no employees other than the three partners and therefore used the Firms employees to provide services. The Firm charged these corporations for the use of the employees and recorded revenue for the services charged to the customers. The Firm did not combine these entities due to the difference in common ownership. The total revenue that was recorded through these entities was $0, $0, $1,799,560 and $1,800,000 for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2002, respectively.

7.  ACCOUNTS RECEIVABLE -- RELATED PARTY -- LONG TERM

     At December 31, 2000, the Firm has a long term receivable of $620,029 and at December 31, 2001 and June 30, 2002, the Firm has a current receivable of $1,473,484 and $1,521,499, from Innovative Home Products, an entity that is partially owned by Catalyst Equity Partners ("CEP") which is 60% owned by affiliates of the members of the Firm. The receivable has been guaranteed by Catalyst Equity Fund Partners ("CEFP") which is 60% owned by affiliates of the members of the Firm. The loan is scheduled to be paid on December 31, 2002. Due to the uncertainty regarding the collection of this receivable, the Firm recorded an allowance in the amount of $626,029, $1,473,484 and $1,521,499 as of December 31, 2000 and 2001 and June 30, 2002, respectively.

8.  NOTES RECEIVABLE

     In 1999, the Firm had an account receivable balance from an unrelated third party for $259,743 and was subsequently converted into a note receivable. Due to the uncertainty regarding the collection of this note, the Firm recorded an allowance in the amount of $259,743 as of December 31, 2000 and 2001 and June 30, 2002.

                        ZOLFO COOPER, LLC AND AFFILIATES

9.  ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                                          JUNE 30,
                                                     2000       2001        2002
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Accrued retirement plan contribution.............  $324,343   $280,000    $ 15,000
Canadian sales tax...............................   128,000         --          --
Accrued legal fees...............................   120,000    120,000     120,000
Accrued interest expense.........................        --         --     197,358
Other accrued expenses...........................   277,919     87,775     116,129
                                                   --------   --------    --------
Total............................................  $850,262   $487,775    $448,487
                                                   ========   ========    ========

10.  REVOLVING LOANS

     On June 19, 2001, C-Flair, LLC entered into a $6,100,000 reducing revolver loan agreement with Merrill Lynch Business Financial Services Inc. Zolfo Cooper, LLC guaranteed the repayment of the loan. The purpose of the loan was for the purchase of C-Flair's airplane, which was leased to Zolfo Cooper, LLC on an "as needed" basis. Interest is chargeable at a rate of 1.5% over LIBOR (3.626% and 3.586% at December 31, 2001 and June 30, 2002, respectively) and is payable on a monthly basis. The loan expires on June 30, 2004, had no outstanding balance at December 31, 2001, and is subject to certain financial covenants. The loan had an outstanding balance of $5,762,080 at June 30, 2002 (unaudited).

     On December 4, 2001, Zolfo Cooper, LLC entered into a $15,000,000 reducing revolver loan agreement with Merrill Lynch Business Financial Services Inc. for the purpose of providing working capital for the business. The Firm guaranteed the repayment of the loan. The loan is secured by the assets of Zolfo Cooper, LLC. Interest is chargeable at a rate of 1.5% over LIBOR (3.376% and 3.336% at December 31, 2001 and June 30, 2002, respectively) and is payable on a monthly basis. The loan expires on June 30, 2004, had no outstanding balance at December 31, 2001, and is subject to certain financial covenants. The loan had an outstanding balance of $5,862,622 at June 30, 2002 (unaudited).

     Scheduled maturities of the revolving loans at June 30, 2002 (unaudited) are as follows:

2003........................................................  $        --
2004........................................................   11,624,702
                                                              -----------
                                                              $11,624,702
                                                              ===========

11.  WARRANTS

     In connection with the completion of certain engagements, the Firm has received common stock and warrants in addition to cash for professional services rendered. In accordance with Emerging Issues Task Force No. 00-8, the Firm has recorded the fair value of the common stock and warrants received on the measurement date which is defined as the earlier of either the date that the parties come to a mutual understanding of the terms of the arrangement and performance is probable due to sufficiently large disincentives for non-performance by the Firm or the date at which the Firm's performance necessary to earn the equity instrument is complete (that is, the vesting date). When the Firm does receive an equity instrument, the Firm then transfers it at the assigned value, if any, to Zolfo Cooper Holdings, LLC, an investment fund held

                        ZOLFO COOPER, LLC AND AFFILIATES
by the same three owners of the Firm. In all but one instance during the three years ended December 31, 2001, the common stock and the warrants came from privately held companies that had no value and, therefore, the Firm did not record an asset in relation to the warrants received.

     In December 1999, the Firm received 266,667 shares of common stock for services rendered to a publicly traded company. The closing stock price of the company's common stock was $1.25 on the date of grant and therefore the Firm assigned a value of $333,334 in December 1999. The Firm immediately transferred the common stock to Zolfo Cooper Holdings, LLC, who sold all of the shares of common stock during the year ended December 31, 2001 and during the six months ended June 30, 2002 for proceeds of $671,616 and $1,354,205, respectively. The Firm has recorded the receivable from Zolfo Cooper Holdings, LLC as a dividend paid to the owners of the Firm.

12.  INCOME TAXES

     Had the Firm been a corporation subject to Federal and State income tax, the pro forma effects of taxation at the estimated income tax rate of 40% for Federal and State would have been as follows:

                                  FOR THE YEARS ENDED DECEMBER 31,
                               --------------------------------------    JUNE 30,
                                  1999         2000          2001          2002
                               ----------   -----------   -----------   -----------
Increase in income tax
  provision..................  $4,754,408   $ 6,841,780   $13,479,042   $ 7,781,438
                               ==========   ===========   ===========   ===========
Net income...................  $7,131,611   $10,262,669   $20,218,563   $11,672,156
                               ==========   ===========   ===========   ===========

13.  COMMITMENTS AND CONTINGENCIES

     LEASES -- Zolfo Cooper, LLC leases its facilities and equipment under various operating leases, which expire at various dates through July 2003. Future minimum lease payments under non-cancelable operating leases, are as follows:

YEARS ENDING
DECEMBER 31,
------------
2002........................................................  $  839,367
2003........................................................     734,415
2004........................................................     480,939
2005........................................................     463,195
2006........................................................     457,180
Thereafter..................................................     487,472
                                                              ----------
                                                              $3,462,568
                                                              ==========

     Rent expense for the years ended December 31, 1999, 2000, 2001 and for the six months ended June 30, 2002 was $366,462, $393,527, $584,092 and $505,490,
respectively.

     401(K) PLAN -- The Firm has a qualified 401(k) retirement plan that covers substantially all employees of the Firm. The Firm is not required to make matching contributions.

     RETIREMENT PLAN -- The Firm maintains a retirement plan that allows members or partners to make contributions. The Firm does not match their contribution. A limited number of administrative personnel included in the plan make no contribution but receive contributions from

                        ZOLFO COOPER, LLC AND AFFILIATES
the Firm. The expense for the years ended December 31, 1999, 2000, and 2001 and for the six months ended June 30, 2002 amounted to approximately $16,110, $24,342, $34,762 and $20,962, respectively.

     LEGAL PROCEEDINGS -- The Firm is, from time to time, a party to certain litigation that arises in the normal course of business operations. The Firm is not presently a party to any litigation that management believes could reasonably be expected to have a material adverse effect on its financial position or results of operations.

14.  RELATED PARTY TRANSACTIONS

     The Firm provided office space and certain personnel support to CEP, an affiliated party which is 50% owned by affiliates of the members of the Firm, and generated $87,200, $87,200, $50,000 and $25,000 income from CEP for such services for the years ended December 31, 1999, 2000 and 2001, and for the six months ended June 30, 2002 respectively. The amounts have been included within other income in the combined statement of operations. The Firm also provided professional services to CEP and generated $208,447, $114,622 and $45,285 of revenue from CEP for such services for the years ended December 31, 2000 and 2001 and for the six months ended June 30, 2002, respectively.

15.  SEGMENT INFORMATION

     GENERAL INFORMATION -- The Firm has one reportable segment, professional services, and performs most of its services in North America.

     Revenues from one customer represented 15% of service revenue for the period ended December 31, 1999. Revenues from one customers represented 10% of service revenue for the year ended December 31, 2000. No customer represents more than 10% of service revenue for the year ended December 31, 2001.

16.  SUBSEQUENT EVENTS

     On September 5, 2002, the owners of the Firm entered into an agreement with Kroll Inc. to sell their equity interest in certain Firm entities for $100 million in cash and, on January 15, 2003, 2.9 million shares of Kroll Inc. common stock, plus certain contingent shares to be issued upon achieving operating profit levels.

                                  * * * * * *

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the its date.

                            ------------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Cautionary Notice Regarding Forward-
  Looking Statements..................    i
Prospectus Summary....................    1
Risk Factors..........................    9
Selected Consolidated Historical
  Financial Data of Kroll and Zolfo
  Cooper..............................   18
Use of Proceeds.......................   21
Price Range of Common Stock...........   22
Dividend Policy.......................   22
Capitalization........................   23
Dilution..............................   24
Unaudited Pro Forma Condensed
  Combining Financial Statements......   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   34
Business..............................   56
Management............................   72
Principal Stockholders................   75
Description of Capital Stock..........   77
Certain Charter and By-Law
  Provisions..........................   77
U.S. Federal Tax Considerations
  Applicable to Non-U.S. Holders of
  the Common Stock....................   79
Underwriting..........................   82
Where You Can Find More Information...   84
Incorporation by Reference............   85
Legal Matters.........................   85
Experts...............................   86

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                5,500,000 Shares
                                   KROLL INC.
                                  Common Stock
                            ------------------------

                               [Kroll Inc. Logo]
                            ------------------------
                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.

                           CREDIT SUISSE FIRST BOSTON

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below. All expenses are estimated other than the SEC registration fee.


Securities and Exchange Commission registration fee.........  $ 10,532.39
NASD fee....................................................    11,948.00
Printing expenses...........................................      340,000
Accounting fees and expenses................................      700,000
Legal fees and expenses.....................................      400,000
Miscellaneous...............................................   137,519.61
                                                              -----------
     Total..................................................  $ 1,600,000
                                                              ===========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Amended and Restated Certificate of Incorporation (the "Certificate") of Kroll Inc. (the "Company") limits the liability of directors to the Company and its stockholders to the fullest extent permitted by Delaware General Corporation Law (the "Delaware Law"). Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the Company or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     The Certificate provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law. Subject to limited exceptions, we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our Certificate, our amended and restated bylaws or agreements. We are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred are not exclusive.

     We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require is to indemnify each director and officer to the fullest extent permitted by the Delaware Law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person's services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    1     Form of Underwriting Agreement.*
    2     Purchase Agreement, by and between the Registrant, the
          members of Zolfo Cooper, LLC and the stockholders of Zolfo
          Cooper Holdings, Inc. (previously filed as Exhibit 2 to the
          Registrant's Current Report on Form 8-K as filed with the
          Securities and Exchange Commission on September 5, 2002 (the
          "8-K") and incorporated by reference herein).
  4.1     Amended and Restated Certificate of Incorporation of the
          Registrant (previously filed as Exhibit 3.4 to the
          Registrant's Post-Effective Amendment No. 1 on Form S-3 to
          Form S-1 (Reg. No. 222-75972), as filed with the Securities and Exchange Commission on May 3, 2002 (the "Post-Effective
          Amendment" and incorporated by reference herein).
  4.2     Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.5 to the Post-Effective Amendment and
          incorporated by reference herein).
  4.3     Registration Rights Agreement, by and between the
          Registrant, the members of Zolfo Cooper, LLC and the
          stockholders of Zolfo Cooper Holdings, Inc. (previously
          filed as Exhibit 4.1 to the 8-K and incorporated by
          reference herein).
  4.4     Form of $75 Million Term Loan Note (previously filed as
          Exhibit 4.2 to the 8-K and incorporated by reference
          herein).
  4.5     Form of Revolving Loan Note (previously filed as Exhibit 4.3 to the 8-K and incorporated by reference herein).
  4.6     Senior Secured Subordinated Convertible Note, dated November
          14, 2001 (previously filed as Exhibit 4.4 to the 8-K and
          incorporated by reference herein).
  5.1     Opinion of Kramer Levin Naftalis & Frankel LLP.**
 10.1     Credit and Guaranty Agreement, by and between the Registrant and Goldman, Sachs & Co. (previously filed as Exhibit 10.1 to the 8-K and incorporated by reference herein).
 10.2     Pledge and Security Agreement, by and between the Registrant and Goldman, Sachs & Co. (previously filed as Exhibit 10.2 to the 8-K and incorporated by reference herein).
 10.3     Termination, Amendment, and Consent Agreement, by and
          between Registrant and Palisade Concentrated Equity
          Partnership L.P. (previously filed as Exhibit 10.3 to the
          8-K and incorporated by reference herein).
 23.1     Consent of Kramer Levin Naftalis & Frankel LLP (included in
          Exhibit 5.1).**
 23.2     Consent of Deloitte & Touche LLP.*
 23.3     Consent of Deloitte & Touche LLP.*
 23.4     Consent of Grant Thornton LLP.*
 24.1     Power of Attorney (included in Part II of the Registration
          Statement under the caption "Signatures").*


---------------
 * Filed herewith


** Previously filed.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of October, 2002.


                                          Kroll Inc.

                                          By:   /s/ MICHAEL G. CHERKASKY
                                            ------------------------------------
                                            Name: Michael G. Cherkasky
                                              Title: President and Chief
                                              Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Kroll Inc., hereby severally constitute and appoint Jules B. Kroll and Michael G. Cherkasky, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and any other registration statement (and any amendment thereto) filed with the Securities and Exchange Commission with respect to this registration statement (including any related registration statement filed pursuant to Rule 462(b)) and generally do all things in our names and on our behalf in such capacities to enable Kroll Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 10, 2002 in the capacities indicated.


                     SIGNATURE                                             TITLE
                     ---------                                             -----
                         *                                    Executive Chairman of the Board
---------------------------------------------------
                  Jules B. Kroll

             /s/ MICHAEL G. CHERKASKY                 President, Chief Executive Officer and Director
---------------------------------------------------            (Principal Executive Officer)
               Michael G. Cherkasky

                /s/ STEVEN L. FORD                      Chief Financial Officer, Vice President and
---------------------------------------------------   Controller (Principal Financial and Accounting
                  Steven L. Ford                                         Officer)

                         *                              President of Technology Services Group and
---------------------------------------------------                      Director
                   Ben F. Allen

                         *                                               Director
---------------------------------------------------
                   Judith Areen

                         *                                               Director
---------------------------------------------------
                  Peter A. Cohen

                         *                                               Director
---------------------------------------------------
                Thomas E. Constance

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                         *                                               Director
---------------------------------------------------
                 Raymond E. Mabus

                         *                                               Director
---------------------------------------------------
               Michael D. Shmerling

                         *                                               Director
---------------------------------------------------
                J. Arthur Urciuoli

           *By: /s/ MICHAEL G. CHERKASKY
   ---------------------------------------------
               Michael G. Cherkasky
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    1     Form of Underwriting Agreement.*
    2     Purchase Agreement, by and between the Registrant, the
          members of Zolfo Cooper, LLC and the stockholders of Zolfo
          Cooper Holdings, Inc. (previously filed as Exhibit 2 to the
          Registrant's Current Report on Form 8-K as filed with the
          Securities and Exchange Commission on September 5, 2002 (the
          "8-K") and incorporated by reference herein).
  4.1     Amended and Restated Certificate of Incorporation of the
          Registrant (previously filed as Exhibit 3.4 to the
          Registrant's Post-Effective Amendment No. 1 on Form S-3 to
          Form S-1 (Reg. No. 222-75972), as filed with the Securities and Exchange Commission on May 3, 2002 (the "Post-Effective
          Amendment" and incorporated by reference herein).
  4.2     Amended and Restated By-laws of the Registrant (previously filed as Exhibit 3.5 to the Post-Effective Amendment and
          incorporated by reference herein).
  4.3     Registration Rights Agreement, by and between the
          Registrant, the members of Zolfo Cooper, LLC and the
          stockholders of Zolfo Cooper Holdings, Inc. (previously
          filed as Exhibit 4.1 to the 8-K and incorporated by
          reference herein).
  4.4     Form of $75 Million Term Loan Note (previously filed as
          Exhibit 4.2 to the 8-K and incorporated by reference
          herein).
  4.5     Form of Revolving Loan Note (previously filed as Exhibit 4.3 to the 8-K and incorporated by reference herein).
  4.6     Senior Secured Subordinated Convertible Note, dated November
          14, 2001 (previously filed as Exhibit 4.4 to the 8-K and
          incorporated by reference herein).
  5.1     Opinion of Kramer Levin Naftalis & Frankel LLP.**
 10.1     Credit and Guaranty Agreement, by and between the Registrant and Goldman, Sachs & Co. (previously filed as Exhibit 10.1 to the 8-K and incorporated by reference herein).
 10.2     Pledge and Security Agreement, by and between the Registrant and Goldman, Sachs & Co. (previously filed as Exhibit 10.2 to the 8-K and incorporated by reference herein).
 10.3     Termination, Amendment, and Consent Agreement, by and
          between Registrant and Palisade Concentrated Equity
          Partnership L.P. (previously filed as Exhibit 10.3 to the
          8-K and incorporated by reference herein).
 23.1     Consent of Kramer Levin Naftalis & Frankel LLP (included in
          Exhibit 5.1).**
 23.2     Consent of Deloitte & Touche LLP.*
 23.3     Consent of Deloitte & Touche LLP.*
 23.4     Consent of Grant Thornton LLP.*
 24.1     Power of Attorney (included in Part II of the Registration
          Statement under the caption "Signatures").*


---------------
 * Filed herewith


** Previously filed.